Exhibit 10.1

CONFORMED VERSION

AMENDED AND RESTATED BACKSTOP COMMITMENT AGREEMENT

May 24, 2010 (as Amended and Restated pursuant to the First Amendment to the Backstop Commitment Agreement, dated as of July 20, 2010)

AbitibiBowater Inc.

1155 Metcalfe Street, Suite 800

Montreal, Quebec, Canada H3B5H2

Ladies and Gentlemen:

We understand that AbitibiBowater Inc. (as a debtor-in-possession and a reorganized debtor, as applicable, the “Company”) and certain of its subsidiaries and its affiliates that are Debtors (together with the Company, the “U.S. Debtors”) have filed the Debtors’ First Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated May 24, 2010 (as amended and restated by the Debtors’ Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, to be filed on or about July 20, 2010, which is attached hereto as Exhibit A, and as the same may be further amended, supplemented or modified from time to time in accordance with the terms therein and herein, the “U.S. Plan”), in the chapter 11 cases of the U.S. Debtors pending in the United States Bankruptcy Court for the District of Delaware (the “U.S. Bankruptcy Court”) and a disclosure statement for the U.S. Plan, dated May 24, 2010, in form and substance reasonably satisfactory to the Majority Investors (as amended on or about July 20, 2010, and as the same may be further amended, supplemented or modified from time to time in accordance with the terms therein and herein, the “U.S. Disclosure Statement”). Capitalized terms shall have the meanings set forth in Section 27 hereof or, if not otherwise defined, the meanings ascribed to them in the Plans (as defined below).

We also understand that the Monitor for the CCAA Debtors and the U.S. Debtors that are Cross-Border Debtors has filed a report dated May 24, 2010, attaching the Plan of Reorganization and Compromise under the Companies’ Creditors Arrangement Act (Canada), R.S.C. 1985, c. C-36 (as amended, the “CCAA”) and Section 191 of the Canada Business Corporations Act, and with a further report attaching an amended version thereof filed on or about July 9, 2010 (which is attached hereto as Exhibit B, and as the same may be further amended, supplemented or modified from time to time in accordance with the terms therein and herein, the “CCAA Plan” and, together with the U.S. Plan, the “Plans”) in the CCAA cases pending before the Quebec Superior Court of Justice, Commercial Division, for the Judicial District of Montreal, Canada (the “Canadian Court” and, together with the U.S. Bankruptcy Court, the “Courts”) and a notice of creditors meeting and information circular pertaining to the CCAA Plan, dated May 24, 2010, in form and substance reasonably satisfactory to the Majority Investors (as amended and restated on or about July 9, 2010 and as the same may be further amended, supplemented or modified from time to time in accordance with the terms therein and herein, the “Canadian Circular” and, together with the U.S. Disclosure Statement, the “Disclosure Documents”) and a motion for the Circular Order.

The Plans will, among other things, provide for a rights offering (the “Rights Offering”) to holders of Class 6 Claims under the U.S. Plan and to holders of Affected Unsecured Claims under the CCAA Plan (including Unresolved Claimholders (defined below) and excluding holders that receive distributions in cash pursuant to any convenience class, each an “Eligible Holder” and such claims, “Eligible Claims”) of rights (each a “Right”) to purchase on the Effective Date up to $500,000,000 in aggregate principal amount of convertible unsecured subordinated notes of the Company, (as such aggregate principal amount may be reduced prior to the Effective Date and increased following the Effective Date, in each case as described in Section 1, the “Notes” and the issuance of such Notes is referred to herein as the “Note Issuance”). The terms of the Notes are set forth on Exhibit C attached hereto (the “Convertible Notes Term Sheet”). Subject to the terms and on the conditions set forth in the Convertible Notes Term Sheet, the Notes will be convertible at the option of the holder into a number of shares of common stock, par value $0.001 per share, of the Company (the “Common Shares”) based on a conversion price equal to $1,800,000,000 (plus any consideration to be received upon issuance of common shares pursuant to the terms of any instrument included in the denominator of this conversion price calculation) divided by the number of Common Shares outstanding on a fully diluted basis on the Effective Date after giving effect to the consummation of the Plans, other than Conversion Shares and any Backstop Shares and Common Shares, the issuance of which would be anti-dilutive as of the Effective Date (the “Conversion Price”).

In order to facilitate the Rights Offering, pursuant to this backstop commitment agreement (the “Commitment Agreement”) and subject to the terms, conditions and limitations set forth herein and in the Convertible Notes Term Sheet, each respective undersigned investor (acting individually or through one or more of its Affiliates, as such term is defined in Rule 12b-2 of the Exchange Act (each an “Investor” and, collectively, the “Investors”), severally and not jointly, agrees to deliver the Purchase Price per Note on the Escrow Date and to purchase on the Effective Date, and the Company agrees to sell, for the Purchase Price per Note, such Investor’s Backstop Percentage of the Unsubscribed Notes.

In consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Company and each Investor, severally and not jointly, agrees as follows:

1. The Rights Offering.

(a) Subject to the terms and on the conditions set forth in this Commitment Agreement, the Company’s right to seek a higher, better, or alternative transaction in accordance with the Bid Procedures, the approval of the U.S. Disclosure Statement by the U.S. Bankruptcy Court (the “Disclosure Statement Order” and the date such order is entered, the “Disclosure Statement Date”) and the approval of the mailing of the Canadian Circular and procedures for voting on the CCAA Plan and holding creditor meetings in connection with the CCAA Plan by the Canadian Court (the “Circular Order”, together with the Disclosure Statement Order, the “Disclosure Document Orders”), the Company shall commence, administer and consummate the Rights Offering

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in accordance with the Plans, the Disclosure Documents and the related materials for solicitation of acceptances of the Plans, including subscription forms as necessary for each Eligible Holder to exercise its Right (the “Rights Exercise Form”).

(b) The Company shall offer and sell the Notes, with a principal amount of $1.00 per Note, in an aggregate principal amount equal to the Amount, pursuant to the Rights Offering to Eligible Holders as of the date determined by the U.S. Bankruptcy Court to be the record date for purposes of voting on the U.S. Plan (such date being applicable to creditors of the U.S. Debtors and the CCAA Debtors for the purposes of the Rights Offering, the “Rights Offering Record Date”). Each Eligible Holder shall be offered a Right to purchase Notes at a purchase price of $1.00 per Note (the “Purchase Price”) for up to such integral number of Notes equal to its proportionate share of the estimated amount of Common Shares allocated to the U.S. Debtors and CCAA Debtors, as applicable, to be issued under the Plans on account of all Eligible Claims as of the Rights Offering Record Date (i) based on the amount of such claims allowed for voting purposes pursuant to the order of the U.S. Bankruptcy Court approving the Solicitation Motion, approving the Disclosure Statement Order, or any other order of the U.S. Bankruptcy Court entered on or before the Rights Offering Record Date and (ii) as set forth on the claims database maintained by the Monitor that records Eligible Claims determined in accordance with the applicable orders of the Canadian Court and takes into account claims accepted or revised by the Monitor or determined by a Claims Officer or pursuant to an order of the Canadian Court, and also records disallowed and disputed claims. The amount of Rights offered to Eligible Holders per $1.00 of Eligible Claims of such Eligible Holder as described herein shall be called the “Initial Rights Ratio”. At the time the Notes are issued, the Company shall cause an amount in cash equal to $0.04 per Note purchased by such Eligible Holder to be paid back to such Eligible Holder from the proceeds of the sale of such Notes (the “Upfront Payment”).

(c) Subject to Section 1(d)(ii), the Rights may be exercised during the period concurrent with the U.S. Debtors’ solicitation of votes on the U.S. Plan, which period will commence on the first date the Rights Exercise Form is distributed by mail to a single holder of Eligible Claims, and will end at the Expiration Time. For the purposes of this Commitment Agreement, the “Expiration Time” means the expiration date set forth in the Solicitation Motion, or such later date as the Company may specify in a notice provided to the Eligible Holders before 9:00 a.m. New York City time on the Business Day before the then-effective Expiration Time.

(d) (i) Subject to clause (ii), in order to exercise a Right, each Eligible Holder shall, prior to the Expiration Time (A) return a duly executed Rights Exercise Form to the Subscription Agent and (B) pay an amount equal to the full Purchase Price of the number of Notes elected to be purchased by such Eligible Holder by wire transfer in U.S. Dollars of immediately available funds to an escrow account established by a bank to be selected by the Company (the “Escrow Agent”) for the Rights Offering.

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(ii) If on or before August 17, 2010 (or such later date as agreed among the Company, the Creditors Committee and the Monitor), pursuant to an order of the U.S. Bankruptcy Court, an order of the Canadian Court or pursuant to a claims modification accepted or revised by the Monitor or a decision of a claims officer appointed by the Canadian Court:

(x)	any Eligible Holder’s Eligible Claim is increased (each, a “Subsequent Eligible Holder”), then the Subscription Agent shall deliver to each such Subsequent Eligible Holder a Rights Exercise Form permitting each such Subsequent Eligible Holder to exercise a number of incremental Rights as determined by applying the Initial Rights Ratio to the amount of Eligible Claims held by such Subsequent Eligible Holder, as reduced by the number of Rights previously offered to such Subsequent Eligible Holder. Such additional Rights will be available for exercise by each Subsequent Eligible Holder during the period which will commence on the Business Day selected by the Company and expire no earlier than ten (10) days thereafter (the “Subsequent Rights Expiry Time”). For a Subsequent Eligible Holder to exercise Rights, a Subsequent Eligible Holder shall, by no later than the Subsequent Rights Expiry Time, (A) return a duly executed Rights Exercise Form to the Subscription Agent and (B) pay an amount equal to the full Purchase Price of the number of Notes elected to be purchased by such Subsequent Eligible Holder by wire transfer in U.S. Dollars of immediately available funds to an escrow account established by the Escrow Agent for the Rights Offering; and

(y)	any Eligible Holder’s Eligible Claim is reduced, then the number of Rights to which the Eligible Holder is entitled shall be reduced accordingly by applying the Initial Rights Ratio to the reduced Eligible Claim and withdrawing any Rights previously issued to such Eligible Holder in excess of the resulting amount (the “Right Entitlement Reduction”). Subject to Section 1(g) hereof, the Notes associated with such withdrawn Rights as a result of a Right Entitlement Reduction shall become Unsubscribed Notes. In the event the Eligible Holder has previously exercised the Rights that are withdrawn by the Right Entitlement Reduction, such Rights will be deemed not to have been exercised and any funds paid on account of such Rights will be refunded to such Eligible Holder as soon as reasonably practicable after the Determination Date.

(e) In the event the Amount as of the Effective Date shall be less than $500,000,000, on or before the date of the Confirmation Hearing the Company shall file with the U.S. Bankruptcy Court and simultaneously deliver to the Monitor and the Investors a notice specifying the Amount, as reduced (the “Reduction Notice”). Any election given pursuant to clause (iii) of the definition of Liquidity shall be contained in a written notice to the Investors, delivered pursuant to Section 13 at the time the Reduction Notice is delivered, which notice shall describe, in reasonable detail, the assets being sold, transferred or otherwise disposed of, the agreements pursuant to which such sales, transfers or other dispositions are to be made, the expected amount of net proceeds to be generated thereby and the amount of Liquidity being added pursuant to clause (iii) of the

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definition thereof. If the sum of all Rights timely exercised by all Eligible Holders and Subsequent Eligible Holders (collectively, the “Rights Exercised”) exceeds the Amount, after giving effect to any applicable reduction of the Amount pursuant to this Section 1(e) and set forth in the Reduction Notice, the aggregate principal amount of Notes to be purchased by each Eligible Holder and each Subsequent Eligible Holder shall be adjusted to be the product of (x) the principal amount of Notes requested to be purchased by the exercise of Rights by such Eligible Holder or Subsequent Eligible Holder and (y) the ratio of the Amount, as may be reduced in accordance with this Section 1(e), divided by the sum of all Rights Exercised. As soon as reasonably practicable after the Subsequent Rights Expiry Time, the Subscription Agent shall notify each Eligible Holder and each Subsequent Eligible Holder of the aggregate principal amount of Notes, if any, available for purchase by giving effect to the adjustment set forth in this Section 1(e).

(f) On or before a date (the “Determination Date”) that is not more than ten (10) Business Days after the Confirmation Hearing, but in any event at least five (5) Business Days prior to the Escrow Date, the Company shall give the Investors by electronic facsimile transmission the certification by an executive officer of the Company conforming to the requirements specified herein for such certification of either (i) the aggregate principal amount of each such Investor’s Unsubscribed Notes and the aggregate Purchase Price therefor, after giving effect to any reduction in the Rights Offering as described in the Reduction Notice and the adjustments described in Section 1(e) (a “Purchase Notice”) or (ii) in the absence of any Unsubscribed Notes or as a result of the Company’s election to reduce the Note Issuance to zero, the termination of the Backstop Commitment (a “Satisfaction Notice”).

(g) In the event that (i) the Amount is reduced to less than $500,000,000 or (ii) one or more Subsequent Eligible Holders exercises Rights by the Subsequent Rights Expiry Time, then the sum of the aggregate amount of the reduction described in clause (i) plus the aggregate amount of Rights exercised as described in clause (ii) shall be applied as follows: first, to reduce the amount of Unsubscribed Notes on a dollar-for-dollar basis, and second, to adjust the principal amount of Notes to be purchased by each Eligible Holder and each Subsequent Eligible Holder as described in Section 1(e) above. Subject to Section 1(n) hereof, as soon as reasonably practicable after the Determination Date, but in any event no later than (5) Business Days after the Determination Date, the Subscription Agent shall return to each Eligible Holder and each Subsequent Eligible Holder any portion of the Purchase Price as necessary to reflect the reduction of Notes (as set forth in the Reduction Notice) available for purchase by Eligible Holders and Subsequent Eligible Holders.

(h) Each Investor agrees that on the Effective Date such Investor will purchase, severally and not jointly, and the Company agrees to sell to each Investor, for the Purchase Price per Note, (i) to the extent exercised (which shall remain in the discretion of each Investor), the Notes issued upon exercise of the Rights, if applicable, allocated to such Investor under the Plans in respect of its Eligible Claims (the “Investor’s Commitment Notes”) plus (ii) the percentage of Unsubscribed Notes as set forth on Schedule 1(h) hereto (the “Backstop Percentage”), and the Company shall pay to each Investor the applicable Upfront Payment in respect of all such Notes.

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(i) If a Purchase Notice is delivered in accordance with this Section 1 and Section 2(f), each Investor shall, on the Escrow Date, deliver to the Escrow Agent the aggregate Purchase Price set forth in the Purchase Notice provided to such Investor to be held in escrow pending occurrence of the Effective Date.

(j) On the Effective Date, the Company shall issue to the Eligible Holders the Notes with respect to which Rights were validly exercised by such Eligible Holder; provided, that if the exercise of a Right would result in the issuance of Notes in denominations less than $1.00 and integral multiples thereof, then the number of Notes to be issued in respect of such Rights will be rounded down to the nearest $1.00.

(k) (i) As part of the Rights Offering, each U.S. Debtor listed on Exhibit E shall offer to Eligible Holders with Eligible Claims against such U.S. Debtor an election to purchase additional Notes in an amount up to the applicable Oversubscription Amount at the Subscription Price per Note. The applicable Oversubscription Amount offered to an Eligible Holder per $1.00 of Eligible Claims of such Eligible Holder shall be based on the Oversubscription Ratio.

(ii) An Eligible Holder may participate in the applicable Oversubscription Amount by timely completing the Rights Exercise Form and delivering the Subscription Price for the Oversubscription Amount in accordance with the requirements of the Rights Exercise Form. Only Eligible Holders who timely subscribe to purchase the maximum amount of the Notes available pursuant to Section 1(b) and Section 1(d) shall be permitted to participate in the applicable Oversubscription Amount.

(iii) Only Eligible Holders with Eligible Claims that are Allowed as of the Effective Date will be permitted to oversubscribe pursuant to this Section 1(k). If an Eligible Claim is an Unresolved Claim as of the Effective Date, any Oversubscription Amount on account of such Unresolved Claim shall be cancelled.

(iv) In the event a U.S. Debtor does not issue any Escrowed Notes on the Effective Date, the Oversubscription Amount applicable to such U.S. Debtor shall be cancelled and of no force or effect.

(v) Each Eligible Holder’s participation in an applicable Oversubscription Amount is subject to the same terms and conditions as Rights and Notes offered to any Eligible Holder. The amount of Notes available for purchase pursuant to any Oversubscription Amount shall be subject to adjustment by the Company from time to time in accordance with Section 1. In the event the Amount is reduced to less than $500,000,000, the Aggregate Oversubscription Amount, along with the Oversubscription Amount applicable to each U.S. Debtor, shall be proportionally reduced. In the event of any adjustment and as soon as practicable after the Expiration Time, the relevant Eligible Holders will be notified by the Subscription Agent of the Oversubscription Amount allocable to each Eligible Holder on account of its Eligible Claim and any excess Purchase Price paid on account of such Oversubscription Amount will be refunded to such Eligible Holder as soon as reasonably practicable after the Determination Date.

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(l) The number of Notes for which any Eligible Holder may subscribe in the Rights Offering (including, for the avoidance of doubt, the Escrowed Notes and any Oversubscription Amount) may be decreased by the Company to the extent required, after consultation with counsel or as required by the U.S. Bankruptcy Court, to allow the Rights Offering to be exempt from registration under the Securities Act pursuant to section 1145 of the Bankruptcy Code (the “1145 Cutback”). Any Notes excluded from the Rights Offering due to a Section 1145 Cutback will instead be offered to the Investors for purchase on or before the Effective Date as Unsubscribed Notes.

(m) Each Rights Exercise Form shall include a certification from each Eligible Holder, certifying that such Eligible Holder (i) understands that the Rights are not transferable separately from such Eligible Holder’s prepetition claim with respect to which Rights have been granted and (ii) has not entered into and agrees that, prior to the Effective Date, it shall not enter into any transaction involving a direct or indirect transfer of Rights, including derivatives, options, swaps, pledges, forward sales or other transactions in which any other person receives the right to own or acquire a Right, except as permitted by clause (i) above.

(n) (i) On or before the Effective Date, the Company shall establish an escrow account for Notes to be issued on the Effective Date in respect of Rights (the amount of which Rights may be modified pursuant to Section 1) previously exercised by Unresolved Claimholders in accordance with the terms of the Rights Offering (the “Escrowed Notes Account” and the Notes deposited therein, the “Escrowed Notes”). For the avoidance of doubt, Escrowed Notes shall not include any Notes on account of any Oversubscription Amount. The Company shall promptly record the amount of Notes issuable in respect of the exercise of Rights with respect to each Unresolved Claim and provide such information to the applicable Unresolved Claimholder and the Investors.

(ii) Subject to the release conditions set forth in Section 1(n) (iii) and from and after the Effective Date (A) all Escrowed Notes shall be assets of the Company, and the reorganized Company as the case may be, and shall remain in the Escrowed Notes Account, (B) all payments made in respect of the Escrowed Notes, including payments of interest, principal, Upfront Payments, redemption payments, redemption prices and premium, if any (collectively, the “Escrowed Notes Payments”) shall be assets of the Company, or the reorganized Company as the case may be, and shall be paid to and remain in the Escrowed Notes Account, and (C) the Subscription Price for the Escrowed Notes, which shall be paid at the same time as the Subscription Price for all other Notes, shall be held in an interest bearing escrow account (for the benefit of the Company) established by the Company with the Escrow Agent. The funds held in the escrow account shall be invested by the Escrow Agent in a manner that preserves the principal amount of the Subscription Price payments received in escrow.

(iii) When, following the Effective Date, an Unresolved Claim becomes an Allowed Claim or disallowed Claim, or a combination thereof (the date of determination of such allowance or disallowance, the “Claim Determination Date”) (A) the portion of such Unresolved Claim that is Allowed, if any, will be referred to herein as the “Allowed Disputed Claim” and (B) the portion of such Unresolved Claim that is

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disallowed or continues to be a Disputed Claim, if any, will be referred to herein as the “Disallowed/Disputed Claim.” As soon as practicable following the Claim Determination Date with respect to an Unresolved Claim, the Company shall deliver a notice of the Escrow Calculation to the applicable Unresolved Claimholder, apportioning the amount of Escrowed Notes, Escrowed Note Payments and Subscription Price allocable to the Allowed Disputed Claim and the Disallowed/Disputed Claim and, as necessary, providing additional information with respect to the 1145 Cutback applicable thereto, if any. The Unresolved Claimholder shall have ten (10) Business Days to deliver to the Company a written statement challenging the Escrow Calculation and, in the case of a Disallowed/Disputed Claim, indicating its election to maintain in, or release from, escrow the Subscription Price, Escrowed Notes and Escrowed Notes Payments allocable to the Disallowed/Disputed Claim. Upon the expiry of the ten (10) Business Day notice period, if no challenge was received by the Company, or on such earlier date agreed among the Company and the relevant Unresolved Claimholder, in respect of such determined Unresolved Claim, the Company shall direct the Escrow Agent:

(1) to release the aggregate principal amount of Escrowed Notes and Escrowed Notes Payments allocated to the Allowed Disputed Claim from the Escrowed Notes Account to the applicable Unresolved Claimholder;

(2) to release from escrow to the Company and to deposit, in an account directed by the Company, the Subscription Price (together with any accrued interest thereon) for the Escrowed Notes released from the Escrowed Notes Account to Unresolved Claimholders in respect of Allowed Disputed Claims;

(3) if consistent with instructions from the Unresolved Claimholder, to release from escrow the aggregate principal amount of Escrowed Notes and Escrowed Notes Payments allocated to the Disallowed/Disputed Claim from the Escrowed Notes Account to the Company; and

(4) if consistent with instructions from the Unresolved Claimholder, to release from escrow and deliver to the Unresolved Claimholder the portion of the Subscription Price (together with any accrued interest thereon) allocated to the Disallowed/Disputed Claim.

(iv) In the event the Unresolved Claimholder disputes the Company’s calculations described in Section 1(n) (iii), such Unresolved Claimholder may make a motion to the U.S. Bankruptcy Court to resolve the dispute.

(v) Unless otherwise ordered by the U.S. Bankruptcy Court, as of the Maturity Date (as defined in the “Term Sheet for New Convertible Notes” which is Exhibit C hereto), (x) any Escrowed Notes remaining in the Escrowed Notes Account at such time shall be cancelled and all interest and other amounts accrued thereon shall be returned to the Company and (y) any remaining Subscription Price (together with any accrued interest thereon) held by the Escrow Agent in respect of Escrowed Notes shall be returned to the applicable Unresolved Claimholder.

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(vi) Except as set forth in Section 1(n), an Unresolved Claimholder shall receive Rights and the ability to purchase Notes in respect of such Rights subject to the same terms and conditions as Rights and Notes offered to any other Eligible Holder. The number of Rights and amount of Notes available for purchase by any Eligible Holder, including an Unresolved Claimholder, shall be subject to adjustment by the Company from time to time in accordance with Section 1.

(vii) For the purposes of Section 1(k) and Section 1(n), on or before the Determination Date the Company will determine and identify, in its reasonable discretion, the Eligible Claims that are expected to be Unresolved Claims as of the Effective Date and the Company’s determination will be binding on all Eligible Holders and each Investor.

(o) The principal amount of Escrowed Notes outstanding from and after the Effective Date shall be incremental to the Amount and, accordingly, the aggregate principal amount of the Notes outstanding from and after the Effective Date may exceed the Amount. The aggregate principal amount of Escrowed Notes shall not exceed $110,000,000 (excluding any PIK Notes (as defined in Exhibit C), which might be issued after the Effective Date).

(p) In addition to the 1145 Cutback and notwithstanding Section 18, the Company shall be permitted to make modifications to the notice deadlines and other mechanics of the Rights Offering described in Section 1 as reasonably necessary to permit the Company to conduct the Rights Offering, so long as such modifications do not have an adverse impact on the Investors (other than an adverse impact that is immaterial).

2. The Backstop Commitment.

(a) On the basis of the representations and warranties contained herein, but subject to the terms and conditions set forth herein, each Investor agrees, severally and not jointly, to subscribe for and purchase on the Effective Date, and the Company agrees to sell and issue, at the Purchase Price per Note, the principal amount of Unsubscribed Notes (the “Investor’s Unsubscribed Notes”), calculated by multiplying (x) such Investor’s Backstop Percentage times (y) the aggregate number of Unsubscribed Notes (the “Backstop Commitment”).

(b) [Reserved].

(c) On the basis of the representations and warranties herein contained, but subject to the terms and conditions set forth herein, the Company will make an aggregate payment to all Investors that execute this Commitment Agreement equal to the greater of (x) $15,000,000 and (y) 6.0% of the Amount, which amount shall be payable on the Effective Date (the “Backstop Payment”) to compensate each Investor for the risk of its undertaking pursuant to this Commitment Agreement. Fifty percent of the aggregate Backstop Payment shall be payable in cash and fifty percent of the aggregate Backstop Payment shall be payable in Common Shares based upon the Conversion Price; provided, however, that an Investor may elect to receive the full amount of its Backstop Payment in

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Common Shares by notice delivered to the Company in accordance with Section 13 not later than the Escrow Date. The percentage of the Backstop Payment allocated to each Investor is as set forth on Schedule 1(h) hereto. The Backstop Shares will be delivered to the Investors on the Effective Date in accordance with written instructions specified by each Investor to the Company at least 24 hours in advance. The cash portion of the Backstop Payment will be made by wire transfer of immediately available funds on the Effective Date. The Backstop Payment will be payable whether or not there are any Unsubscribed Notes and will be fully earned and nonrefundable when paid on the Effective Date; provided, however, that in no event shall the Investors receive both the Backstop Payment and the Termination Payment.

(d) The Company shall pay an aggregate termination payment to all Investors in the amounts set forth below (each a “Termination Payment”) upon the earlier to occur of the Effective Date or the effective date of any alternative transaction or other plan, as applicable if this Commitment Agreement is terminated pursuant to Sections 12(a)(iii), 12(a)(iv), 12(a)(v), 12(a)(vi), Sections 12(b)(i), 12(b)(ii), 12(b)(iii), 12(b)(iv), 12(b)(v), 12(b)(vii), 12(b)(viii), 12(b)(ix), 12(b)(x) (other than with respect to the conditions contained in Section 7(a)), 12(b)(xi), or Sections 12(c)(ii), 12(c)(iii), 12(c)(iv), or 12(c)(v):

(i) if termination of this Commitment Agreement occurs after the date on which the Termination Payment is approved by the U.S. Bankruptcy Court but on or before the earlier of (x) the date on which this Commitment Agreement is approved by the U.S. Bankruptcy Court and (y) the later date on which an alternative transaction is approved by the U.S. Bankruptcy Court or Canadian Court (the “Approval Date”), the Termination Payment payable to all Investors shall be an aggregate amount equal to the lesser of (x) $15,000,000 and (y) 5% of the capital raised in any alternative transaction, but not less than $7,500,000;

(ii) if termination of this Commitment Agreement occurs after the Approval Date but on or before October 15, 2010, the Termination Payment payable to all Investors shall be an aggregate amount equal to $15,000,000; or

(iii) if termination of this Commitment Agreement occurs after October 15, 2010, the Termination Payment payable to all Investors shall be an aggregate amount equal to the greater of (x) $15,000,000 and (y) 6% of the Amount as in effect on October 15, 2010.

(iv) The percentage of the aggregate Termination Payment allocated to each Investor is as set forth on Schedule 1(h). Notwithstanding anything to the contrary herein, at an Investor’s election by notice delivered to the Company in accordance with Section 13 not less than two (2) Business Days before the date on which the Termination Payment is due and payable, such Investor’s percentage of the Termination Payment shall be payable on the Effective Date in Common Shares rather than cash. The Termination Payment will be fully earned and non-refundable when paid. The provision for the making of the Termination Payment is an integral part of the transactions contemplated by this Commitment Agreement, and without this provision the Investors would not have

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entered into this Commitment Agreement and shall, subject to the approval of the entry of the order(s) approving the Termination Payment, constitute an allowed administrative expense of the Company under section 364(c)(1) of the Bankruptcy Code that is junior to all superpriority and administrative claims arising under the Final Order (1) Approving Postpetition Financing; (2) Authorizing Use of Cash Collateral; (3) Granting Liens and Providing Superpriority Expense Status; (4) Granting Adequate Protection; and (5) Modifying the Automatic Stay (dated June 4, 2009 and conformed on June 16, 2009, the postpetition financing approved thereby, the “Bowater DIP Agreement”).

(e) Subject to the entry of the orders approving the Termination Payment and the reimbursement of Transaction Expenses, the Company will reimburse or pay, as the case may be, on the Approval Date and on a monthly basis thereafter until the Effective Date, the documented fees and out-of-pocket expenses reasonably incurred by or on behalf of each Investor payable to Shearman & Sterling LLP, Kramer Levin Naftalis & Frankel LLP and Torys LLP and up to $50,000 in the aggregate per Investor for fees and out-of-pocket expenses incurred by one counsel and one Canadian counsel to an Investor with respect to the transactions contemplated hereby and all U.S. Bankruptcy Court, Canadian Court and other judicial and regulatory proceedings related to such transactions arising on or before the Effective Date (collectively, “Transaction Expenses”) within ten (10) days of presentation of an invoice, without review by the U.S. Bankruptcy Court or the Canadian Court or further U.S. Bankruptcy Court order or Canadian Court order. The filing fees, if any, required by the HSR Act shall be paid by the Company when filings under the HSR Act are made.

(f) As promptly as practicable, but in any event at least five (5) Business Days prior to the Escrow Date, the Company will provide a written notice to each Investor stating the date of the Escrow Date and attaching the Purchase Notice (in the form previously delivered to such Investor pursuant to Section 1(f)) that sets forth a true and accurate determination of the aggregate number of such Investor’s Unsubscribed Notes, if any; provided, that on the Effective Date such Investor will purchase, and the Company will sell, only such number of such Investor’s Unsubscribed Notes as are listed in the Purchase Notice, without prejudice to the rights of such Investor to seek later an upward or downward adjustment if the number of such Investor’s Unsubscribed Notes set forth in such Purchase Notice is inaccurate.

(g) Delivery of each Investor’s Unsubscribed Notes will be made by the Company to the respective accounts of the Investors (or to such other accounts as an Investor may designate) as early as practicable on the Effective Date against payment of the aggregate Purchase Price for such Investor’s Unsubscribed Notes by wire transfer of U.S. federal (same day) funds to the account specified by the Company to the Escrow Agent and each Investor at least 24 hours in advance of the Effective Date.

(h) All of the Investors’ Unsubscribed Notes will be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the Company to the extent required under the Confirmation Order, the Sanction Order or applicable law. The Notes issued to the Investors shall not be subject to any withholding.

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(i) The documents to be delivered on the Escrow Date by or on behalf of the parties hereto will be delivered to the Company pursuant to Section 13.

(j) In the event that any Investor defaults on its obligation to purchase its Backstop Percentage of the Unsubscribed Notes, any payment otherwise allocable hereunder to such Defaulting Investor shall be re-allocated to the Investor(s) who assume such Defaulting Investor’s obligations hereunder on a pro rata basis, or if such obligation is not assumed by any Investor, to any third parties which assumed such Defaulting Investor’s obligations hereunder (as provided in Section 24 below) on a pro rata basis.

(k) Notwithstanding anything to the contrary in this Commitment Agreement, each Investor, in its sole discretion, may designate that some or all of the Unsubscribed Notes be issued in the name of and delivered to, one or more of its Affiliates or any other third party that is able to make the representations set forth in Section 4(f), Section 4(g) and Section 4(h) hereof.

(l) No Investor shall have any liability for the Backstop Commitment of any other Investor.

(m) In the event that the Effective Date does not occur on or before the Outside Date, the Company shall return to each Investor no later than five (5) Business Days after the Outside Date the full amount of the Purchase Price paid by such Investor, including in respect of such Investor’s Unsubscribed Shares.

3. Representations and Warranties of the Company. Except as set forth in the Exchange Act Documents, the Company represents and warrants to, and agrees with, the Investors as set forth below. Except for representations, warranties and agreements that are expressly limited as to their date, each representation, warranty and agreement is made as of the date hereof and as of the Effective Date:

(a) Organization and Power. The Company is and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is and on the Effective Date will be, duly qualified to do business and in good standing as a foreign corporation (or other legal entity) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is in violation of its certificate of incorporation, bylaws or other equivalent organizational or governing documents, except where the violation in the case of Subsidiaries of the Company would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Capitalization. Upon the Effective Date, the authorized shares of capital stock of the Company will be as described in the Disclosure Documents. Subject to completion of the Necessary Bankruptcy Process, all of the Common Shares outstanding

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on the Effective Date and all of the Common Shares reserved for issuance on the Effective Date (including the Conversion Shares), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive or similar rights.

(c) Authorization. Subject to the completion of the Necessary Bankruptcy Process, the Company will have (i) all requisite corporate power to enter into the Transaction Documents and to carry out and perform its obligations under the terms of the Transaction Documents and (ii) all corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated herein and therein will have been taken, other than board of directors’ approval of or other board action to be taken with respect to, the documents to implement the Rights Offering. Subject to the completion of the Necessary Bankruptcy Process, and assuming the Transaction Documents constitute the legal, valid and binding agreement of the other parties thereto, this Commitment Agreement, and upon execution by the other parties thereto, each of the other Transaction Documents, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

(d) Valid Issuance. Subject to the completion of the Necessary Bankruptcy Process, the distribution of the Rights has been duly and validly authorized. Subject to the completion of the Necessary Bankruptcy Process, (i) the Securities, including the Securities to be issued and delivered by the Company to the Investors hereunder, will have been duly authorized, (ii) the Notes, when issued and delivered against payment therefor in the Rights Offering or to the Investors hereunder in accordance with the terms of the Indenture, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Indenture, subject to the Enforceability Exceptions, (iii) the guarantees of the Notes, when issued and delivered against payment therefor in accordance with the terms of the Indenture, will be valid and legally binding obligations of the applicable guarantor, enforceable against such guarantor in accordance with their terms and the terms of the Indenture, subject to the Enforceability Exceptions, (iv) when the Conversion Shares are issued and delivered upon conversion of the Notes, such Conversion Shares will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive or similar rights and (v) when the Backstop Shares are issued and delivered against payment therefor to the Investors hereunder, such Backstop Shares will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive or similar rights.

(e) No Conflict. Subject to the completion of the Necessary Bankruptcy Process, the distribution of the Rights, the sale, issuance and delivery of the Notes upon exercise of the Rights and the consummation of the Rights Offering by the Company and the execution and delivery (or, with respect to the Plans, the filing) by the Company of this Commitment Agreement and the Plans and compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (including compliance by each Investor with its obligations hereunder and thereunder) (i) will not conflict with or result in a breach or violation of, any of the

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terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent provided in or contemplated by the Plans, in the acceleration of or the creation of any lien under, any post-petition agreement or agreement to be entered into at the Effective Date to which the U.S. Debtors or the CCAA Debtors are or will be a party or by which the U.S. Debtors or the CCAA Debtors are or will be bound or to which any of the property or assets of the U.S. Debtors or the CCAA Debtors is or will be subject and (ii) will not result in any violation of any applicable provisions of any Applicable Law, except in any such case described in subclause (i) or (ii) as will not have or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except in any such case described in subclause (ii), for (x) the approval by the U.S. Bankruptcy Court and the Canadian Court of the Company’s authority to enter into and implement this Commitment Agreement, and (y) such consents, approvals, authorizations, registrations or qualifications as may be required under federal securities laws or state securities or blue sky laws or under Canadian Securities Laws.

(f) Consents. Subject to the completion of the Necessary Bankruptcy Process, all consents, approvals, orders and authorizations of any Governmental Entity, required on the part of the Company or its Subsidiaries in connection with the execution, delivery or performance of the Transaction Documents and the Guarantee and the issuance of the Securities have been obtained or made, other than (i) the entry of the U.S. Court Orders and the Canadian Orders and the expiration or waiver by the Courts of the applicable Stay Periods, (ii) the registration under the Securities Act or qualification by way of prospectus or exemption therefrom under Canadian Securities Laws of resales of the Securities, (iii) the expiration or termination of any applicable waiting periods under the HSR Act or any applicable requirements under foreign law in connection with the issuance of the Securities, (iv) the filing with the Secretary of State of the State of Delaware or the Canadian federal, provincial or territorial equivalent, as applicable, of the Certificate of Incorporation to be applicable to the Company from and after the Effective Date and (v) such consents, approvals, authorizations, registrations or qualifications (x) as may be required under federal securities laws, state or provincial securities or Blue Sky laws or under Canadian Securities Laws in connection with the purchase of the Securities by the Investors or (y) the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect.

(g) Securities Filings. The documents filed under the Exchange Act with the Commission or pursuant to Canadian provincial or territorial securities laws (“Canadian Securities Laws”) prior to the date of this Commitment Agreement (the “Exchange Act Documents”), when they became effective or were filed with the Commission or the Canadian provincial and territorial securities regulatory authorities (“Canadian Commissions”) as the case may be, complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002 and Canadian Securities Laws, as the case may be, and the applicable rules and regulations promulgated thereunder. As of the date hereof, none of the Exchange Act Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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(h) Financial Statements. Except for quarterly financial statements of subsidiaries filed on Form 8-K and other financial reports filed on Form 8-K after the Petition Date, the financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the Exchange Act Documents complied as to form in all material respects with the published rules and regulations of the Commission and the Canadian Commissions, to the extent required, with respect thereto, fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated, and the results of their operations and their cash flows for the periods therein specified, all in accordance with U.S. generally accepted accounting principles or Canadian generally accepted accounting principles, as applicable, throughout the periods therein specified (except as otherwise noted therein, and in the case of quarterly financial statements except for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments). Each Investor acknowledges that the Company’s financial statements described above do not reflect the terms of the Plans or the effect of fresh-start accounting.

(i) Independent Accountants. PricewaterhouseCoopers LLP, who have certified the financial statements of the Company and its consolidated Subsidiaries, is an independent registered public accounting firm with respect to the Company and its consolidated Subsidiaries.

(j) Compliance with Laws. The Company and each of its Subsidiaries is in compliance with and is not in default under or in violation of any Applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, have a Material Adverse Effect.

(k) Investment Company Act. The Company has been advised of the rules and requirements under the Investment Company Act. The Company is not, and immediately after receipt of payment for the Securities will not be, an “investment company” within the meaning of, and required to be registered under, the Investment Company Act.

(l) Broker’s Fee. Except for the Blackstone Group, L.P. and BMO Capital Markets, the Company and its Subsidiaries have engaged no brokers or finders entitled to compensation in connection with the sale of the Securities.

(m) Disclosure Documents; Other Information. Upon entry of the Disclosure Statement Order by the U.S. Bankruptcy Court, the U.S. Disclosure Statement shall contain information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the Company and the condition of the Company’s books and records, that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant class to make an informed judgment about the Plans and shall provide “adequate information” as such term is defined in section 1125 of the Bankruptcy Code.

(n) Absence of Certain Changes. Since March 31, 2010, other than as disclosed in the Exchange Act Documents or the Disclosure Documents, no event, fact or circumstance has occurred which has, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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4. Representations and Warranties of the Investors. Each Investor, severally and not jointly, represents and warrants to, and agrees with respect to itself only, the Company as set forth below. Unless otherwise specified, each representation, warranty and agreement is made as of the date hereof and as of the Effective Date:

(a) Organization and Power. Such Investor has been duly incorporated or formed, as the case may be, and is validly existing as a corporation, limited liability company or a limited partnership, as the case may be, in good standing under the laws of its jurisdiction of organization.

(b) Authorization; Enforceability. Such Investor has all requisite corporate or similar power to enter into this Commitment Agreement and take all corporate action, on the part of such Investor or its stockholders, necessary for the authorization, execution, delivery and performance of this Commitment Agreement and the consummation of the transactions contemplated herein. Assuming this Commitment Agreement constitutes the legal, valid and binding agreements of the Company, this Commitment Agreement constitutes or will when executed, as applicable, constitute a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

(c) No Conflict. The execution, delivery and performance of this Commitment Agreement by such Investor and the consummation by such Investor of the transactions contemplated herein will not (i) violate any provision of its certificate of incorporation or bylaws (or other organizational documents), (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party, or (iii) assuming (x) the accuracy of the representations made by the Company in Section 3 and (ii) the consents, approvals, orders and authorizations referred to in Section 4(e) have been obtained, conflict with or violate any Applicable Law, other than, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, be reasonably expected to materially delay or hinder the ability of such Investor to perform its obligations under this Commitment Agreement. Each Investor acknowledges the provisions of Sections 1(l) and 1(m) and represents that it does not have any arrangements, agreements, contracts (in each case written, unwritten or otherwise) with respect to voting on amendments, waivers and consents to this Commitment Agreement requiring approval of Majority Investors or Supermajority Investors.

(d) Proceedings. No litigation or proceeding before any Governmental Entity is pending against it that would adversely affect such Investor’s ability to perform its obligations hereunder.

(e) Consents. All consents, approvals, orders and authorizations of any Governmental Entity required on the part of such Investor in connection with the execution, delivery or performance of this Commitment Agreement and the

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consummation by such Investor of the other transactions contemplated herein have been obtained or made, other than (i) the expiration or termination of the applicable waiting period under the HSR Act or any applicable requirements under any other domestic or foreign law in connection with the issuance of the Securities to such Investor, and (ii) such consents, approvals, orders and authorizations the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to materially delay or hinder the ability of such Investor to perform its obligations under this Commitment Agreement.

(f) Sufficiency of Funds. Such Investor has, or is the investment advisor or investment manager for entities that have, and on the Escrow Date will have, or is the investment advisor or investment manager for entities that will have, sufficient immediately available funds to make and complete the payment of the aggregate Purchase Price for its portion of the Notes.

(g) Investor Status. Such Investor certifies and represents to the Company that the Investor is an “accredited investor,” as defined in Rule 501 of Regulation D promulgated under the Securities Act, and a “qualified institutional buyer,” as defined in Rule 144A under the Securities Act. Such Investor is acquiring the Securities for its own account or accounts managed by it, for investment and not with a view toward distribution within the meaning of the Securities Act. Such Investor’s financial condition is such that it is able to bear the risk of holding the Securities for an indefinite period of time and the risk of loss of its entire investment. Such Investor has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company. The decision by such Investor to subscribe for Securities and execute this Commitment Agreement has not been based upon any verbal or written representation (other than those in this Commitment Agreement and the Exchange Act Documents) made by or on behalf of the Company or any employee or agent of the Company. Such Investor has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment, has been furnished all materials related to the business, finances and operations of the Company which it has requested of the Company, and has sought such accounting, legal and tax advice as it deems appropriate in connection with its proposed investment under this Commitment Agreement. Such Investor acknowledges that the Company will rely upon the truth and accuracy of the foregoing as well as the other representations, warranties and other agreements of such Investor in connection with the transactions described in this Commitment Agreement.

(h) Securities Not Registered. Such Investor understands that the offer and sale of the Backstop Shares have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Backstop Shares must continue to be held by such Investor unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Such Investor understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

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The offer, sale and issuance of the Backstop Shares is exempt from the requirements as to the filing of a prospectus or delivery of an offering memorandum in prescribed form under Canadian Securities Laws and, as a result, such Investor may not receive information that would otherwise be provided to it under Canadian Securities Laws and the Company is relieved from certain obligations that would otherwise apply under Canadian Securities Laws, other than as required under Section 5. Such Investor understands that it may transfer the Backstop Shares only in compliance with applicable securities laws and that the certificates or other instruments evidencing the Securities will bear a legend to the effect of the foregoing.

(i) Brokers’ Fee. Except for Broadpoint Capital, Inc. and Genuity Capital Markets, which have been engaged by certain Investors, the Investors have engaged no brokers or finders entitled to compensation in connection with the sale of the Securities for which the Company shall be liable.

5. Additional Covenants of the Company. The Company agrees with each Investor:

(a) Motion, Disclosure Statement and Plan.

(i) The Company will prepare and file with the U.S. Bankruptcy Court by May 28, 2010, a motion in form and substance reasonably satisfactory to the Majority Investors seeking authority to (A) pay the Termination Payment and the Transaction Expenses and also seeking approval of the Bid Procedures and (B) enter into this Commitment Agreement and approval of the Company performing its obligations thereunder and a comparable motion to the Canadian Court (collectively, the “Backstop Agreement Motion”).

(ii) The Company will use commercially reasonable efforts to seek U.S. Bankruptcy Court and Canadian Court approval, as applicable, of (A) the Termination Payment, the Transaction Expenses and the Bid Procedures by June 25, 2010, (B) this Commitment Agreement by July 9, 2010, (C) the Disclosure Documents by August 6, 2010, and (D) the Plans by the Outside Date.

(iii) The Company is filing with the Courts on the date of this Commitment Agreement the Plans, in the forms attached hereto, and the Disclosure Documents. The Company will provide to the Investors, in writing prior to or contemporaneously with filing with the Courts, drafts of the Confirmation Order and the Sanction Order that are consistent in all material respects with the provisions of the Plans, and drafts of any amendments or supplements to the Plans, the Disclosure Documents and any of the foregoing, each of which shall be reasonably acceptable to the Majority Investors.

(iv) The Company shall not make any revision, supplement, modification or amendment to the Plans, the Disclosure Statement, the Canadian Circular or the Backstop Agreement Motion (other than any revision, supplement, modification or amendment that is not material) without the prior written consent of the Majority Investors.

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(b) Rights Offering. To effectuate the Rights Offering as provided herein and to use commercially reasonable efforts to seek entry of orders of the U.S. Bankruptcy Court (concurrently with the approval of the U.S. Disclosure Statement), authorizing the Company to conduct the Rights Offering pursuant to the securities exemption provisions set forth in section 1145(a) of the Bankruptcy Code and pursuant to the statutory exemptions from the prospectus requirements of Canadian Securities Laws in Section 2.11(a) and Section 2.42(1)(a) of National Instrument 45-106 – Prospectus and Registration Exemptions.

(c) Unsubscribed Amount. To determine, or instruct the Subscription Agent to determine, the principal amount Unsubscribed Notes, if any, in good faith, and to provide, or instruct the Subscription Agent to provide a Purchase Notice or a Satisfaction Notice that reflects the amount of Unsubscribed Notes as so determined and to provide to the Investors, such written backup to the determination of the amount of Unsubscribed Notes an Investor may reasonably request.

(d) No Stabilization. The Company will not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Notes.

(e) Registration Rights Agreement. The Company will file with the U.S. Bankruptcy Court and the Canadian Court as soon as practicable a form of a registration rights agreement (the “Registration Rights Agreement”) in form and substance reasonably acceptable to the Company and in form and substance reasonably acceptable to the Majority Investors. The Company and the Investors shall use commercially reasonable efforts to negotiate and execute, and seek U.S. Bankruptcy Court and the Canadian Court approvals of, the Registration Rights Agreement as a supplement to the Plans.

(f) HSR. Subject to entry of the Disclosure Document Orders, to use its commercially reasonable efforts to promptly prepare and file all necessary documentation and to effect all applications that are necessary under the HSR Act or any other similar applicable domestic law so that the applicable waiting period shall have expired or been terminated thereunder, and any applicable requirement under similar foreign laws have been satisfied, with respect to the purchase of Notes and Backstop Shares hereunder, and not to take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the transactions contemplated by this Commitment Agreement.

(g) Use of Proceeds. Upon the Effective Date, the Company will apply the net proceeds from the sale of the Rights and the Notes pursuant to the Plans.

(h) Plan Support Agreement. Promptly, and in no event later than two (2) Business Days following the entry of the Disclosure Statement Order and the Circular Order, whichever is later in time, the Company agrees to execute and deliver the Plan Support Agreement in the form attached as Exhibit D hereto (the “Plan Support Agreement”).

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(i) Conduct of Business. Subject to any actions which are consistent with the Exchange Act Documents, and except as contemplated as part of the restructuring transactions under the Plans, during the period from the date of this Commitment Agreement to the Effective Date, the Company and its Subsidiaries, taken as a whole, shall carry on their businesses consistent with past practice and not take any of the following actions without the prior written consent of the Majority Investors, which consent shall not be unreasonably withheld, conditioned or delayed:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (other than upstream dividends by a direct or indirect Subsidiary of the Company to the Company or another direct or indirect subsidiary of the Company), (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire, except in connection with the Plans, any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof except in the ordinary course of business;

(iii) lease, mortgage, pledge, grant a lien, mortgage, pledge, security interest, charge, claim or other encumbrance of any kind or nature on or otherwise encumber any of its properties or assets, except as permitted by (x) the Bowater DIP Agreement or other applicable postpetition financing or receivables facilities or (y) any order permitting the Company to utilize cash collateral of its prepetition secured lenders; or

(iv) incur any indebtedness except to the extent permitted by (x) Bowater DIP Agreement or other applicable postpetition financing or receivables facilities or (y) any order permitting the Company to utilize cash collateral of its prepetition secured lenders.

(j) Continuing Securities Law Disclosures. For so long as any of the Backstop Shares constitute “restricted securities” under Rule 144 under the Securities Act, the Company will furnish to the Investors and prospective investors, upon their request, and make available the information reasonably necessary to comply with Rule 144 and Rule 144A (to the extent able to be used for such resales) with respect to resales of such Backstop Shares under the Securities Act, all to the extent required from time to time to enable such Backstop Shares to be sold without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and Rule 144A (to the extent able to be used for such resales). For so long as any of the Backstop Shares or Notes are subject to restrictions or conditions on resale pursuant to National-Instrument 45-102-Resale of Securities of the Canadian Commissions, the Company shall maintain

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its status as a “reporting issuer” or equivalent in each of the provinces and territories of Canada. This covenant shall be of no further force or effect with respect to the Investor if the Investor no longer holds at least 50% of the Backstop Shares issued to it pursuant to this Commitment Agreement. The indenture governing the Notes shall contain a customary provision to the same effect as the foregoing.

(k) Additional Notices. The Company will give prompt notice to the Investors upon becoming aware of (i) the discovery or occurrence or failure to occur of any event or circumstance which causes, or would be reasonably be likely to cause any representation or warrant of the Company contained in this Commitment Agreement to be untrue or inaccurate or (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Commitment Agreement prior to the Effective Date. No notice pursuant to this Section 5 will affect any representations or warranties, covenants or agreements, obligations or conditions set forth herein or otherwise affect any available remedies.

6. Additional Covenants of the Investors. Each Investor, severally and not jointly, agrees with the Company:

(a) Information. To provide the Company with such information as the Company reasonably requests regarding the Investor for inclusion in the Disclosure Documents and motions seeking approval of the Disclosure Documents and this Commitment Agreement.

(b) HSR Act. To use commercially reasonable efforts to promptly prepare and file all necessary documentation and to effect all applications that are necessary or advisable under the HSR Act or any similar applicable domestic law so that the applicable waiting period shall have expired or been terminated thereunder and any applicable requirements under similar foreign laws have been satisfied with respect to the purchase of the Securities hereunder, and not to take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the transactions contemplated by this Commitment Agreement.

(c) Support for Motions. Each Investor hereby agrees to use commercially reasonable efforts to (i) support approval of this Commitment Agreement, (ii) support approval of the Disclosure Documents, (iii) not, nor encourage any other person or entity to, delay, impede, appeal or take any other negative action, directly or indirectly, to interfere with, the approval of the Disclosure Documents, (iv) not commence any proceeding or prosecute, join in or otherwise support any objection to oppose or object to the Disclosure Documents, and (v) support any motion filed by the Company with the U.S. Bankruptcy Court seeking to extend the period during which only the Company may file or solicit acceptances for a plan of reorganization and, in each case, after the applicable Plan Support Agreement is approved by the U.S. Bankruptcy Court, only for so long as its Plan Support Agreement has not been terminated in accordance with its terms.

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(d) Plan Support Agreement. Promptly, and in no event later than two (2) Business Days following the entry of the Disclosure Statement Order and the Circular Order, whichever is later in time, each Investor agrees to execute and deliver the Plan Support Agreement in the form attached as Exhibit D hereto.

(e) Ownership of Claims. No later than five (5) days prior to the hearing before the U.S. Bankruptcy Court on approval of the Termination Payments, or such later date as reasonably agreed by the Company and the Majority Investors, each Investor shall deliver a certificate to the Company, executed by a responsible officer, certifying that (i) such Investor or an Affiliate thereof, as of the date thereof, is the legal owner, beneficial owner and/or investment advisor or manager for the legal or beneficial owner of such Claims against any U.S. Debtor or CCAA Debtor, including Eligible Claims (collectively, the “Relevant Claims”) and (ii) there are no Claims of which such Investor or any of its Affiliates is the legal owner, beneficial owner and/or investment advisor or manager for such legal or beneficial owner that are not part of its Relevant Claims unless such Investor or any of its Affiliates does not possess the full power to vote and dispose of such claims and such Investor or the applicable Affiliate thereof has the full power to vote, dispose of and compromise the aggregate principal amount of the Relevant Claims; provided, that with respect, to J.P. Morgan Securities Inc. and Barclays Bank plc, all references to “Affiliate”, “investment advisor” or “manager” in the preceding sentence shall be disregarded, and the foregoing covenant shall only apply to the credit trading group of J.P. Morgan Securities Inc. and/or Barclays Bank plc, (the “Credit Trading Group”), as applicable. Accordingly, the terms “Investor” and “Party” for all purposes of this Agreement, as they relate to J.P. Morgan Securities Inc. and/or Barclays Bank plc, mean and refer to only the Credit Trading Group and such business unit’s holdings of the Relevant Claims. For the avoidance of doubt, the covenant in this Section 6(e) of this Commitment Agreement does not apply to (i) Relevant Claims, securities, loans, other obligations or any other interests in the Company that may be held, acquired or sold by, or any activities, services or businesses conducted or provided by, any other group or business unit within, or Affiliate of, J.P. Morgan Securities Inc. and/or Barclays Bank plc, as applicable, (ii) any credit facilities to which J.P. Morgan Securities Inc. and/or Barclays Bank plc, as applicable, or any of their Affiliates is a party in effect as of the date hereof, (iii) any new credit facility, amendment to an existing credit facility, or debt or equity securities offering involving J.P. Morgan Securities Inc. and/or Barclays Bank plc, as applicable, (iv) any direct or indirect principal activities undertaken by any Affiliate entity engaged in the venture capital, private equity or mezzanine businesses, or portfolio companies in which they have investments, (v) any ordinary course sales and trading activity, (vi) any Affiliate entity or business engaged in providing private banking or investment management services or (vii) any Relevant Claims or related claims that may be beneficially owned by non-affiliated clients of J.P. Morgan Securities Inc. and/or Barclays Bank plc, or any of their Affiliates.

7. Conditions to the Obligations of Each Party. The respective obligations of the Company and the Investors to effect the sale and purchase of the Notes are subject to the following conditions:

(a) Approval of Commitment Agreement and Termination Payment. The U.S. Bankruptcy Court and the Canadian Court shall have approved this Commitment Agreement, the Termination Payment, and the reimbursement of Transaction Expenses by June 25, 2010.

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(b) Filing of Plans and Disclosure Documents. The Company shall have filed the U.S. Plan and the U.S. Disclosure Statement with the U.S. Bankruptcy Court and caused the CCAA Debtors to file the CCAA Plan and the Canadian Circular with the Canadian Court through a report of the Monitor, in each case incorporating the terms of this Commitment Agreement, as soon as practicable but in no event more than five (5) Business Days after the date hereof.

(c) Disclosure Statement Order. The Disclosure Statement Order shall have been entered by the U.S. Bankruptcy Court, and the Circular Order shall have been entered by the Canadian Court, each in the form reasonably satisfactory to the Majority Investors, and each shall be in full force and effect.

(d) Confirmation Order and Sanction Order. The Confirmation Order shall have been entered by the U.S. Bankruptcy Court and the Sanction Order shall have been entered by the Canadian Court. Such orders shall be reasonably acceptable to the Company and the Majority Investors, shall be in full force and effect and shall not be reversed, modified, amended, stayed or vacated.

(e) HSR. The waiting period (and any extension thereof) applicable to the Plans under the HSR Act or any other applicable similar domestic law shall have been terminated or shall have expired and any applicable requirements under similar foreign laws have been satisfied.

(f) Registration Rights Agreement. Subject to occurrence of the Effective Date, the Registration Rights Agreement shall have been duly authorized, executed and delivered by the Company.

(g) Proceedings. No order, judgment, decree, injunction or ruling of any government, governmental agency, court or other judicial body shall exist prohibiting the consummation of the Rights Offering or the Plans.

8. Conditions to the Obligations of the Investors. In addition to the conditions set forth in Section 7, the obligation of each Investor to purchase the Unsubscribed Notes pursuant to the Backstop Commitment on the Effective Date is subject to the following conditions:

(a) Plans and Disclosure Statements. The Plans, the Disclosure Documents, the Confirmation Order and the Sanction Order shall be reasonably acceptable to the Majority Investors. The Company shall not have made any revision, supplement, modification or amendment to the Plans, the Disclosure Documents, the Confirmation Order or the Sanction Order (other than any revision, supplement, modification or amendment that is not material) without the written consent of Majority Investors.

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(b) Purchase Notice. Each Investor shall have received from the Company a Purchase Notice in accordance with Section 1(f), dated as of the Determination Date, certifying as to the number of each Investor’s Unsubscribed Notes to be purchased pursuant to the Backstop Commitment.

(c) Fees, Etc. All fees, expenses and other amounts required to be paid or reimbursed by the Company to or on behalf of the Investors as of the Effective Date shall have been paid or reimbursed in full.

(d) Terms of Notes. The Notes shall have the terms set forth in the Convertible Notes Term Sheet and such other terms not contained in the Convertible Notes Term Sheet and be otherwise in a form reasonably satisfactory to the Majority Investors.

(e) Commencement of Rights Offering. Pursuant to the Plans, the Rights Offering shall have been commenced and be conducted in a manner consistent with this Commitment Agreement and shall have been exempted from the registration requirements of the Securities Act pursuant to section 1145 of the Bankruptcy Code and shall be exempt from any prospectus requirement under Canadian Securities Laws and the Expiration Time shall have occurred. This condition shall be deemed satisfied upon entry of a Confirmation Order by the U.S. Bankruptcy Court and entry of the Sanction Order by the Canadian Court consistent with the terms of this Commitment Agreement, to the extent such relief is contained therein.

(f) Good Standing. The Investors shall have received on and as of the Effective Date satisfactory evidence of the good standing of the Company and its Significant Subsidiaries (as such term is defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act) in their respective jurisdictions of organization, in each case in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdictions.

(g) Section 16 Matters. The Company’s board of directors shall have approved, by resolution in a form agreed to by the Investors, the issuance of the Notes pursuant to this Commitment Agreement, for the express purpose of affording the transactions contemplated hereby an exemption from the provisions of Section 16(b) under the Exchange Act in the event that any Investor shall be alleged to be subject to Section 16(b) of the Exchange Act in respect of such acquisitions under Rule 16a-2(a) under the Exchange Act.

(h) Representations and Warranties and Covenants. The representations and warranties of the Company in Section 3 (i) that are qualified as to materiality must be true and correct in all respects, and (ii) that are not so qualified as to materiality must be true and correct in all material respects, in each case as of the date hereof and as if made on the Effective Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period) and the Company shall have complied in all material respects with all covenants in this Commitment Agreement and the Registration Rights Agreement.

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(i) Officers’ Certificate. The Investors shall have received on and as of the Escrow Date and on and as of the Effective Date a certificate of the chief financial officer or chief accounting officer of the Company (i) confirming that the Company has satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Escrow Date or Effective Date, as applicable, and (ii) to the effect set forth in Section 8(h) above.

(j) No Material Adverse Change. Since the date of this Commitment Agreement, there has not occurred any event, fact or circumstance which has had or would reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(k) Exit Financing. The Company, the U.S. Debtors and the CCAA Debtors shall have consummated the Exit Financing Facilities on terms and conditions, and with documentation in form and substance which is, reasonably satisfactory to the Majority Investors.

9. Conditions to the Obligations of the Company.

(a) The obligations of the Company hereunder to commence the Rights Offering are subject to (i) entry of the Disclosure Statement Order by the U.S. Bankruptcy Court and the Circular Order by the Canadian Court, in each case in form and substance satisfactory to the Company and (ii) this Commitment Agreement continuing to be in full force and effect.

(b) The obligation of the Company to sell the Unsubscribed Notes on the Effective Date is subject to the following conditions:

(i) Conditions to Confirmation. The conditions to confirmation and the conditions to the Effective Date of the Plans shall have been satisfied or waived in accordance with the Plans, and the Effective Date shall have occurred.

(ii) Representations and Warranties and Covenants. The representations and warranties of each Investor in Section 4 shall be true and correct in all material respects on the date hereof and as if made on the Effective Date, and each Investor shall have complied in all material respects with all covenants to this Commitment Agreement.

10.	Indemnification.

(a) Subject to the entry of an order of the U.S. Bankruptcy Court approving this Commitment Agreement, whether or not Rights Offering is consummated or this Commitment Agreement is terminated, the Company (in such capacity, the “Indemnifying Party”) shall indemnify and hold harmless each Investor that is not a Defaulting Investor, its respective Affiliates and its respective officers, directors, employees, agents and controlling persons (each an “Indemnified Person”) from and

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against any and all losses, claims, damages, liabilities and reasonable expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with any claim, challenge, litigation, investigation or proceeding with respect to the Rights Offering, the Backstop Commitment, the Transaction Documents, or the transactions contemplated thereby, including without limitation, payment of the Backstop Payment, payment of the Termination Payment, payment of the Transaction Expenses, issuance of the Backstop Shares, distribution of Rights, purchase and sale of Notes in the Rights Offering and purchase and sale of Notes pursuant to the Backstop Commitment, or any breach of the Company of this Commitment Agreement or the Registration Rights Agreement, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse such Indemnified Persons for any reasonable and documented legal or other reasonable out-of-pocket expenses (including the costs of enforcing this Commitment Agreement) as they are incurred in connection with investigating, responding to or defending any of the foregoing, provided, that the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses (i) to the extent that they have resulted from bad faith, gross negligence or willful misconduct on the part of such Indemnified Person, or (ii) to the extent that they arise from, result from or are in connection with, an Investor’s assignment of any of its rights or obligations under this Commitment Agreement to a third-party. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and such Indemnified Person on the other hand but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party on the one hand and all Indemnified Persons on the other hand shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company pursuant to the sale of Notes contemplated by this Commitment Agreement bears to (ii) the payments made or proposed to be made (including the Backstop Payment and the Termination Payment) to the Investors in connection with such sale. Furthermore, the Company hereby agrees that it shall not seek indirect, consequential or punitive damages as a result of any breach of the terms hereof. The indemnity, reimbursement and contribution obligations of the Indemnifying Party under this Section 10 shall be in addition to any liability that the Indemnifying Party may otherwise have to an Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnifying Party and any Indemnified Person.

(b) Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, litigation, investigation or proceeding relating to the Transaction Documents or any of the transactions contemplated thereby (“Proceedings”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof, provided, that (i) the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have hereunder except to the extent it has been materially prejudiced as a result of such failure and (ii) the omission so to

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notify the Indemnifying Party will not relieve it from any liability that it may have to an Indemnified Person otherwise than on account of this Section 10. In case any such Proceedings are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person, provided, that if the defendants in any such Proceedings include both such Indemnified Person and the Indemnifying Party and such Indemnified Person shall have concluded that there may be legal defenses available to it that are inconsistent with those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnified Person. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election so to assume the defense of such Proceedings and approval by such Indemnified Person of counsel, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel and one local counsel, in each relevant jurisdiction, approved by the Majority Investors, representing the Indemnified Persons who are parties to such Proceedings), (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Proceedings or (iii) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

(c) The Indemnifying Party shall not be liable for any settlement of any Proceedings effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Proceedings and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d) Notwithstanding anything to the contrary in this Commitment Agreement, the Company shall not have any liability for fees, expenses, indemnification claims or any other claim of any broker not listed in Section 4(i).

11. Survival of Representations and Warranties, Etc. Notwithstanding any investigation at any time made by or on behalf of any party hereto, all representations and warranties made in this Commitment Agreement will survive the execution and delivery of this Commitment Agreement and the Effective Date.

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12. Termination.

(a) This Commitment Agreement may be terminated by either the Majority Investors or the Company or as otherwise provided below at any time prior to the Effective Date upon the earliest of the following events:

(i) by mutual consent of the Majority Investors and the Company;

(ii) (A) the U.S. Bankruptcy Court shall not have entered an order approving the Termination Payment, the reimbursement of Transaction Expenses and other relief requested by the Company, and the Canadian Court shall not have approved the Termination Payment, the reimbursement of Transaction Expenses and other relief requested by the Company, in each case, by June 25, 2010 and (B) if and to the extent the motion for approval of the Termination Fee contains a motion for relief that is specific to any Investor, then such Investor shall have the individual right to terminate, without the consent of the Majority Investors, should such relief not be approved by June 25, 2010; provided, that if any such Investor does so terminate pursuant to clause (B) above, then each other Investor may also elect to terminate, without the consent of the Majority Investors;

(iii) the Company shall not have pursued an alternative transaction and the U.S. Bankruptcy Court or the Canadian Court shall not have entered an order approving this Commitment Agreement by July 10, 2010;

(iv) by each Investor acting individually, upon the Outside Date;

(v) Plan Support Agreements are terminated by the Company or Investors whose Backstop Percentage is at least 50% in the aggregate, for any reason; and

(vi) the earliest of the date on which the Company delivers a Satisfaction Notice or on which it publicly announces that it has obtained sufficient capital from alternative sources and does not require and/or will not seek to complete the Rights Offering.

(b) This Commitment Agreement may be terminated by the Majority Investors by written notice to the Company if:

(i) the Company breaches this Commitment Agreement in any material respect, or is in material breach of any of its representations and warranties contained herein and in each case fails to cure such breach, if curable, within ten (10) days after notice of such breach is given to the Company by an Investor;

(ii) the Company files, supports or endorses a plan of reorganization or compromise other than the Plans;

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(iii) the Company withdraws the Plans or publicly announces its intention not to support the Plans;

(iv) in accordance with the Bid Procedures, the Company elects to pursue a higher, better, or alternative transaction approved by the U.S. Bankruptcy Court and the Canadian Court;

(v) if an order dismissing the Company’s chapter 11 case or converting it to a case under chapter 7 of the Bankruptcy Code is entered by the U.S. Bankruptcy Court;

(vi) upon the entry of an order by the U.S. Bankruptcy Court appointing an examiner with enlarged powers relating to the operation of the material part of the business of the Company, taken as a whole (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code;

(vii) the entry of an order by the U.S. Bankruptcy Court appointing a trustee for the Company under section 1104 of the Bankruptcy Code;

(viii) the Company’s CCAA case is converted into a bankruptcy case under applicable Canadian bankruptcy law;

(ix) a trustee, receiver, receiver and manager or liquidator is appointed in respect of the Company under applicable Canadian law;

(x) upon the failure of any of the conditions set forth in Section 7 or Section 8 hereof to be satisfied (which failure cannot be cured by the earlier of the Effective Date or the Outside Date), or the date on which any of the conditions set forth in Section 7 or Section 8 becomes incapable of being satisfied; or

(xi) by August 6, 2010 the U.S. Bankruptcy Court has not entered the Disclosure Statement Order or the Canadian Court has not issued the Circular Order.

(c) This Commitment Agreement may be terminated by the Company:

(i) with respect to any particular Investor, if such Investor fails to perform its obligations under this Commitment Agreement in any material respect or is in material breach of any of its representations and warranties contained herein and, in each case (other than a failure to pay the Purchase Price in respect of such Investor’s Unsubscribed Notes), fails to cure such breach, if curable, within ten (10) days after notice of such breach is given to such Investor by the Company;

(ii) the Company files, supports or endorses a plan or reorganization or compromise other than the Plans;

(iii) the Company withdraws the Plans or publicly announces its intention not to support the Plans;

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(iv) in accordance with the Bid Procedures, the Company elects to pursue a higher, better, or alternative transaction approved by the U.S. Bankruptcy Court and the Canadian Court; or

(v) at any time, in its sole discretion, for any reason other than set forth in clauses (c)(i) through (c)(iv) above.

(d) An Investor’s obligations hereunder may be terminated by notice to the Company as provided in Section 13 if:

(i) prior to requisite court approval and execution of the Plan Support Agreement, modifications are made to the Plans (or any exhibit, supplement, schedule or related or ancillary agreement thereto) which would otherwise give rise to a right of termination if the Plan Support Agreement were in full force and effect; and

(ii) following U.S. Bankruptcy Court approval and execution of the Plan Support Agreement, if the Investor’s Plan Support Agreement has been terminated or is then terminable, so long as the termination was not caused by the Investor’s breach of the Plan Support Agreement.

(e) Upon any such expiration or termination of this Commitment Agreement, this Commitment Agreement shall become void and there shall be no liability under this Commitment Agreement on the part of the Investors or the Company other than under Section 2(d), Section 2(e), Section 6(c), Section 6(d), Section 10 and Sections 12 through 23.

13. Notices. All notices and other communications in connection with this Commitment Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via electronic facsimile or electronic mail (with confirmation), mailed by registered or certified mail (return receipt requested) delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

(a)	If to Investor, to:

at the addresses set forth on the signature pages hereto

with copies to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention:	Douglas Bartner
Edmund M. Emrich
Fax:	(212) 848-7179
Email:	dbartner@shearman.com
edmund.emrich@shearman.com

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Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention:	John Bessonette
Douglas H. Mannal
Fax:	(212) 715-8000
Email:	jbessonette@kramerlevin.com
dmannal@kramerlevin.com

Kleinberg, Kaplan, Wolff & Cohen, P.C.
551 Fifth Avenue, 18th Floor
New York, New York 10176
Attention:	Philip S. Gross, Esq.
Christopher P. Davis, Esq.
Fax: (212) 986-8866
Email:	pgross@kkwc.com
cdavis@kkwc.com

(b)	If to the Company, to:

AbitibiBowater Inc.
1155 Metcalfe Street, Suite 800
Montreal, Quebec
Canada H3B5H2
Attention:	William G. Harvey, Chief Financial Officer
Jacques P. Vachon, Chief Legal Officer
Fax :	(864) 282-9219 and (514) 394-3644

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:	Kelley A. Cornish
Alice Belisle Eaton
Fax:	(212) 492-0493

– and –

Stikeman Elliott LLP
1155, boul. René-Lévesque Ouest, 40e étage
Montréal, QC H3B 3V2
Attention:	Marc Barbeau
Sean Dunphy
Facsimile:	(514) 397-3222

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14. Assignment: Third Party Beneficiaries. Neither this Commitment Agreement nor any of the rights, interests or obligations under this Commitment Agreement will be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that this Commitment Agreement, or any Investor’s rights and obligations hereunder, may be assigned, delegated or transferred, in whole or in part, including by way of participation, by an Investor to (a) any entity or person over which such Investor or any of its Affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights or (b) any person or entity reasonably acceptable to the Company; provided, further, that any such assignee assumes the obligations of the Investor hereunder and agrees in writing to be bound by the terms of this Commitment Agreement in the same manner as the Investor. Notwithstanding the foregoing or any other provisions herein, no such assignment will relieve any Investor of its obligations hereunder if such assignee fails to perform such obligations. For the avoidance of doubt, this Section 14 shall not be read to restrict in any manner any Investor’s ability to transfer any Claims. Except as provided in Section 10 with respect to the Indemnified Parties, this Commitment Agreement (including the documents and instruments referred to in this Commitment Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Commitment Agreement.

15. Prior Negotiations; Entire Commitment Agreement. This Commitment Agreement (including the agreements attached as exhibits to and the documents and instruments referred to in this Commitment Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Commitment Agreement.

16. GOVERNING LAW; VENUE. THIS COMMITMENT AGREEMENT, AND ALL CLAIMS ARISING OUT OF OR RELATING HERETO, WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE AND WITH APPLICABLE CANADIAN AND UNITED STATES BANKRUPTCY LAW. BY ITS EXECUTION AND DELIVERY OF THIS COMMITMENT AGREEMENT, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES FOR ITSELF THAT ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING, SHALL BE BROUGHT EXCLUSIVELY IN THE U.S. BANKRUPTCY COURT.

17. Counterparts. This Commitment Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

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18. Waivers and Amendments. Except as set forth in the provisos below and subject, to the extent required, to the approval of the U.S. Bankruptcy Court and the Canadian Court, this Commitment Agreement (including the exhibits and schedules hereto) may be amended, modified, supplemented, superseded, cancelled, renewed or extended, and the terms and conditions of this Commitment Agreement may be waived, only by a written instrument signed by the Company and the Majority Investors or, in the case of a waiver, by the party waiving compliance; provided, however, the following terms of this Commitment Agreement may be amended, modified, supplemented, or waived only by a written instrument signed by the Company and the Supermajority Investors: (x) the amount or scheduled date of payment of, or events giving rise to, the Upfront Payment, the Backstop Payment and the Termination Payment and (y) the terms of the Notes set forth in the Convertible Notes Term Sheet; provided, further, however, without the written consent of each Investor affected thereby, no such waiver, amendment, supplement or modification of this Commitment Agreement shall (A) extend the Outside Date beyond December 31, 2010, (B) change an Investor’s Backstop Percentage or percentage allocation set forth on Schedule 1(h) hereto (other than changes expressly contemplated by this Commitment Agreement), (C) amend, supplement or modify the Form of Plan Support Agreement attached hereto or requirements hereunder relating thereto, (D) disproportionately affect any Investor in a material and adverse manner in relation to the other Investors or (E) amend, supplement or modify this Section 18. No delay on the part of any party in exercising any right, power or privilege pursuant to this Commitment Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Commitment Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Commitment Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Commitment Agreement. The rights and remedies provided pursuant to this Commitment Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

19. Modifications Necessary to Reflect Corporate Restructuring. The Plans currently contemplate that, on the Effective Date, the Company intends to effect one or more corporate reorganization and related restructuring transactions and take any actions as necessary or appropriate to simplify its corporate structure and to effect a restructuring of their respective businesses, which may result in the creation of Holdco. The parties hereto shall in good faith make appropriate modifications to this Commitment Agreement and the Registration Rights Agreement to accommodate the Holdco structure, so long as such modifications do not have a material adverse impact on the Investors.

20. Headings. The headings in this Commitment Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Commitment Agreement.

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21. Specific Performance. The parties acknowledge and agree that any breach of the terms of this Commitment Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly, the parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Commitment Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond.

22. Currency; Dates. Unless otherwise specifically indicated, all references to dollars or “$” shall be references to U.S. dollars. Any reference herein to a specific date that falls on a day that is not a Business Day shall be deemed to be, or occur on, the next Business Day after such date.

23. Acknowledgements and Agreements of the Company. Notwithstanding anything herein to the contrary, the Company acknowledges and agrees that (a) the transactions contemplated hereby are arm’s-length commercial transactions between the Company, on the one hand, and the Investors, on the other, (b) in connection therewith and with the processes leading to such transactions, each Investor is acting solely as a principal and not the agent or fiduciary of the Company or the U.S. Debtors or the Canadian Debtors or their estates, (c) the Investors have not assumed advisory or fiduciary responsibilities in favor of the Company or the U.S. Debtors or the Canadian Debtors or their estates with respect to such transactions or the processes leading thereto and (d) the Company, the U.S. Debtors and the Canadian Debtors have consulted their own legal and financial advisors to the extent they deemed appropriate.

24. Defaulting Investor. If any Investor defaults on its obligation to purchase the Unsubscribed Notes that it has agreed to purchase hereunder (such Investor, a “Defaulting Investor”), the non-Defaulting Investors may in their discretion arrange for the purchase of such Notes by other persons (including such non-Defaulting Investors on a pro rata basis) on the terms contained in this Commitment Agreement. As used in this Commitment Agreement, the term “Investor” includes, for all purposes of this Commitment Agreement unless the context otherwise requires, any person not listed in Schedule 1(h) hereto that, pursuant to this Section 24, purchases the Unsubscribed Notes that a Defaulting Investor agreed, but failed, to purchase. Nothing contained herein shall relieve a Defaulting Investor of any liability it may have to the Company or any non-Defaulting Investor for damages caused by its default.

25. Effectiveness. The effectiveness of this Commitment Agreement and its enforceability against any party hereto is conditioned upon the entry of an order by the U.S. Bankruptcy Court and the Canadian Court approving the Termination Payment and Transaction Expenses in form and substance reasonably acceptable to the Majority Investors; provided, however, if such order contains any modifications to the material economic terms set forth herein, such modifications must be approved by Supermajority Investors before this Commitment Agreement is enforceable against the Investors.

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26. Commitment Agreement Controls. In the event of any inconsistency between this Commitment Agreement, the Plans and the Disclosure Documents, this Commitment Agreement shall control.

27. Definitions.

(a) “Aggregate Oversubscription Amount” means the amount set forth on Exhibit E hereto in the row titled “Aggregate Oversubscription Amount”.

(b) “Allowed” has the meaning set forth in the U.S. Plan.

(c) “Allowed Claim” has the meaning set forth in the U.S. Plan.

(d) “Amount” means the lesser of (a) $500,000,000 and (b) the sum of (i) $325,000,000 plus (ii) $1,400,000,000, less the sum of (x) the Company’s Available Cash as of the Effective Date plus (y) the aggregate principal amount of loans outstanding under the term indebtedness outstanding under the Exit Financing Facilities or other available facilities at such time, less (in each case of (a) and (b)) the amount of Liquidity at the Effective Date in excess of $600,000,000.

(e) “Applicable Law” means (x) any applicable constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Entity or (y) any applicable orders, decisions, injunctions, judgments, awards and decrees of any Governmental Entity.

(f) “Available Cash” means all unrestricted cash and cash equivalents of the Company on a consolidated basis immediately prior to consummation of transactions contemplated hereby, but excluding all cash held by non-wholly-owned entities and by Bowater-Korea Limited.

(g) “Backstop Shares” means the Common Shares comprising each Investor’s portion of the Backstop Payment.

(h) “Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

(i) “BCFC Contribution Claim” has the meaning set forth in the U.S. Plan.

(j) “Bid Procedures” means the auction and bid procedures approved by the U.S. Bankruptcy Court pursuant to the Order (A) Approving Bid Procedures and Bid Protections With Respect to an Auction in Connection With the Debtors' Rights Offering; (B) Scheduling an Auction and Hearing; (C) Approving the Form and Manner of Notice Thereof; and (D) Approving a Stipulation Regarding Certain Claims [Dkt. No. 2452], entered by the U.S. Bankruptcy Court on June 22, 2010, attached hereto as Exhibit F.

(k) “Business Day” means any day other than a Saturday, Sunday, “legal holiday” as such term is defined in Rule 9006(a) of the U.S. Federal Rules of Bankruptcy Procedure or non-judicial day as such term is defined in Article 6 of the Quebec Code of Civil Procedure.

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(l) “Canadian Orders” means, collectively, (i) any order entered by the Canadian Court in respect of the Termination Payment and the reimbursement of Transaction Expenses, (ii) any order entered by the Canadian Court in respect of this Commitment Agreement, (iii) the Circular Order and (iv) the Sanction Order.

(m) “Commission” means the U.S. Securities and Exchange Commission.

(n) “Confirmation Hearing” has the meaning set forth in the U.S. Plan.

(o) “Conversion Shares” means the Common Shares issuable upon conversion of the Notes.

(p) “Disputed Claim” has the meaning set forth in the U.S. Plan.

(q) “Enforceability Exceptions” means bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or fraudulent conveyance and similar laws relating to or affecting creditors generally or by general equity principles, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and except as rights to indemnity may be limited by applicable U.S. and Canadian federal or national and state, provincial or territorial securities laws and principles of public policy.

(r) “Escrow Calculation” means, with respect to any Unresolved Claim, for any determination of the amount of Escrowed Notes and Escrowed Note Payments allocable to (i) the Allowed Disputed Claim portion of such Unresolved Claim, the Company’s calculation of the product of (x) the amount of the Allowed Disputed Claim portion of such Unresolved Claim divided by the total amount of the Unresolved Claim and (y) the aggregate principal amount of Escrowed Notes held in the Escrowed Notes Account in respect of the total amount of the Unresolved Claim and (ii) the Disallowed/Disputed Claim portion of such Unresolved Claim, the Company’s calculation of the amount of Escrowed Notes and Escrowed Note Payments held in the Escrowed Notes Account in respect of the total amount of the Unresolved Claim less the amount of Escrowed Notes and Escrowed Note Payments determined pursuant to clause (i) above.

(s) “Escrow Date” means three (3) Business Days prior to the date reasonably anticipated by the Company to be the Effective Date.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “First Amendment” means the First Amendment to the Backstop Commitment Agreement, dated as of July 20, 2010, by and among the Company and each Investor party thereto.

36

(v) “Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

(w) “Holdco” means a new holding company that may be created by the Company to serve as the parent corporation and holding company subsidiaries of the Company incorporated either under the laws of the United States or Canada, as determined by the Company in its sole discretion.

(x) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(y) “Indenture” means the indenture related to the Notes.

(z) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(aa) “Liquidity” as of any time, means the sum of (i) Available Cash, plus (ii) all amounts available to be drawn (excluding the amount of any letters of credit expected to be incurred in connection with the Effective Date as contemplated by the Plans) under the Exit Financing Facilities or other available facilities at such time, plus (iii) at the Company’s written election, up to the amount of expected net proceeds from asset sales not yet closed at such time but subject to one or more executed agreements for the sale, transfer or other disposition of such assets; it being understood that any net cash proceeds received by the Company from the issuance of any Escrowed Notes and the Subscription Price for such Escrowed Notes shall not be included in the calculation of “Available Cash” or “Liquidity.”

(bb) “Majority Investors” means Investors representing in the aggregate 50% or more of the Backstop Commitment at such time.

(cc) “Material Adverse Effect” means any change, effect, event, occurrence or development which, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, assets, financial condition, liabilities or results of operations of the Company and its Subsidiaries taken as a whole; provided, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether something has had or would reasonably be expected to have a Material Adverse Effect: (a) any change, effect, event, occurrence or development in the financial, securities or capital markets, political or regulatory conditions, or the economy or business conditions in general; (b) any change, effect, event, occurrence or development in the industries in which the Company or any of its Subsidiaries operates in general; (c) any change, effect, occurrence or development resulting from or relating to the negotiation, execution, delivery, public announcement or existence of, performance of obligations under, or compliance with, this Commitment Agreement or the transactions contemplated hereby, the Rights Offering, the Plans or the Plan Support Agreement; (d) any change in the demand or pricing for paper, pulp or wood products; (e) any change, effect, event, occurrence or development in the currency markets or currency fluctuations generally, including, without limitation,

37

any change in the exchange rate between the Canadian and U.S. dollars; (f) any change, effect, event, occurrence or development resulting from or relating to any change in the market price of crude oil, natural gas or related hydrocarbons or other sources of energy or the market prices of other raw materials used by the Company or any of its Subsidiaries; (g) force majeure events; (h) changes in interest rates; (i) any loss of a material customer, supplier, employee or executive; (j) any changes in any law after the date hereof or the interpretation or enforcement thereof; (k) any act of war, armed hostilities or terrorism; (l) any changes in generally accepted accounting principles in the United States or Canada or accounting principles or the interpretation or enforcement thereof; (m) any failure, in and of itself, of the Company or any of its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (it being understood and agreed that the facts and circumstances giving rise to or contributing to such failure may by taken into account in determining whether a Material Adverse Effect has occurred); (n) any effect resulting from any act or omission of the Company taken with the prior written consent of the Majority Investors; or (o) any effect resulting from the filing of the cases with the Courts; provided, further, that, with respect to clauses (a), (b), (d), (e) and (f) such change, effect, event, occurrence or development does not disproportionately impact the Company compared to other companies operating in the principal industries and geographic areas in which the Company and its Subsidiaries operate; or (ii) is or would reasonably be expected to impair in any material respect the ability of the Company to consummate the transactions contemplated by, or to perform its obligations under, this Commitment Agreement or the Plans.

(dd) “Monitor” means Ernst & Young Inc. or any successor thereto appointed in accordance with any order of the Canadian Court.

(ee) “Necessary Bankruptcy Process” means, collectively, entry of the U.S. Court Orders, entry of the Canadian Orders and the expiration, or waiver by Courts of, the applicable Stay Periods.

(ff) “Outside Date” means the date that is later to occur of (i) October 15, 2010 and (ii) the date that is the earlier to occur of (x) December 31, 2010 and (y) the latest date on which any of the Company’s commitments for Exit Financing Facilities are scheduled to expire, so long as the Company’s commitments for the Exit Financing Facilities are in form and substance reasonably acceptable to Majority Investors.

(gg) “Oversubscription Amount” means, for any U.S. Debtor listed on Exhibit E, an amount equal to the maximum principal amount set forth on Exhibit E opposite the name of such Debtor.

(hh) “Oversubscription Ratio” means, as to any U.S. Debtor listed on Exhibit E, the ratio of the Oversubscription Amount of the applicable U.S. Debtor to the aggregate Claims against such U.S. Debtor set forth on Exhibit B6 of the U.S. Plan.

(ii) “Securities” means the Notes, the Conversion Shares and the Backstop Shares.

38

(jj) “Securities Act” means the Securities Act of 1933, as amended.

(kk) “Solicitation Motion” means Debtors’ Motion For an Order (I) Approving the Disclosure Statement; (II) Approving the Form and Contents of the Solicitation Package and Ballots; (III) Approving the Form and Manner of Notice of the Confirmation Hearing; (IV) Approving Procedures for Distribution of Solicitation Packages; (V) Approving Procedures for Participating In a Rights Offering; (VI) Approving Procedures For Vote Tabulations; (VII) Approving The Form and Contents of Subscription Packages for the Rights Offering; (VIII) Approving the Cross-Border Voting Protocol; (IX) Establishing a Record Date, a Voting Deadline for Receipt of Ballots and Expiration Dates for the Rights Offering; (X) Establishing the Deadline and Procedures For Filing Objections to Confirmation Of The Plan And Asserted Cure Amounts for Executory Contracts and Unexpired Leases that May be Assumed as Part of the Plan; and (XI) Granting Related Relief [Dkt. No. 2460], filed on June 22, 2010, as the procedures outlined therein may be modified by an order of the U.S. Bankruptcy Court.

(ll) “Stay Period” means each of (i) the 14-day period set forth in Rules 6004(h) and 3020(e) of the U.S. Federal Rules of Bankruptcy Procedure in respect of each of the U.S. Court Orders and (ii) the period for seeking leave to appeal in respect of each of the Canadian Orders.

(mm) “Subscription Agent” means EPIQ Bankruptcy Services, LLC.

(nn) “Subsidiary” means as to any person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such person.

(oo) “Supermajority Investors” means Investors representing in the aggregate 66 2/3% or more of the Backstop Commitment at such time.

(pp) “Transaction Documents” means, collectively, this Commitment Agreement, the Notes, the Indenture and the Registration Rights Agreement.

(qq) “Unresolved Claims” means (i) the BCFC Contribution Claim and (ii) all Class 6 Claims that are not Allowed Claims as of the Effective Date.

(rr) “Unresolved Claimholder” means (i) each Eligible Holder of an Unresolved Claim and (ii) with respect to the BCFC Contribution Claim, Eligible Holders that are creditors of BCFC.

(ss) “Unsubscribed Notes” means Notes in an aggregate principal amount equal to (i) the aggregate principal amount of Notes that were offered by the Company pursuant to the Rights Offering but were not subscribed for on or before the expiration of the Rights Offering plus (ii) aggregate principal amount of Notes equal to the aggregate

39

principal amount of Escrowed Notes less (iii) the aggregate principal amount of Notes equal to the aggregate Oversubscription Amount subscribed for by Eligible Holders (after taking account any adjustments or reduction to any Oversubscription Amount pursuant to Section 1); provided, that (x) in no event shall the aggregate principal amount of all Unsubscribed Notes exceed the Amount and (y) any adjustment of Unsubscribed Notes as required pursuant to Section 1 shall be applied ratably across the amounts described in clauses (i), (ii) and (iii) above.

(tt) “U.S. Court Orders” means, collectively, (i) the order entered by the U.S. Bankruptcy Court approving the Bid Procedures, (ii) the order attached hereto as Exhibit G entered by the U.S. Bankruptcy Court approving this Commitment Agreement, (iii) the Disclosure Statement Order and (iv) the Confirmation Order.

40

(uu) Other Defined Terms:

Term	Section	Term	Section
1145 Cutback	1(l)	Escrow Notes Account	1(n)
Affected Unsecured Claims	CCAA Plan	Escrow Notes Payments	1(n)
Allowed Disputed Claim	1(n)	Exchange Act Documents	3(g)
Approval Date	2(d)(i)	Exit Financing Facilities	U.S. Plan
Backstop Agreement Motion	5(a)(i)	Expiration Time	1(c)
Backstop Commitment	2(a)	Indemnified Person	10(a)
Backstop Payment	2(c)	Indemnifying Party	10(a)
Backstop Percentage	1(h)	Initial Rights Ratio	1(b)
Bowater DIP Agreement	2(d)(iv)	Investor(s)	Preamble
Canadian Circular	Preamble	Investor’s Commitment Notes	1(h)
Canadian Commissions	3(g)	Investor’s Unsubscribed Notes	2(a)
Canadian Court	Preamble	Note Issuance	Preamble
Canadian Securities Laws	3(g)	Notes	Preamble
CCAA	Preamble	Oversubscription Amount	1(k)
CCAA Debtors	U.S. Plan	Oversubscription Ratio	1(k)
CCAA Plan	Preamble	Plan Support Agreement	5(h)
Circular Order	1(a)	Plans	Preamble
Claim	Plans	Proceedings	10(b)
Claim Determination Date	1(n)	Purchase Notice	1(f)
Claims Officer	CCAA Plan	Purchase Price	1(b)
Class 6 Claims	U.S. Plan	Reduction Notice	1(e)
Commitment Agreement	Preamble	Registration Rights Agreement	5(e)
Common Shares	Preamble	Relevant Claims	6(e)
Company	Preamble	Right	Preamble
Confirmation Order	U.S. Plan	Rights Entitlement Reduction	1(d)(ii)
Conversion Price	Preamble	Rights Exercised	1(e)
Convertible Notes Term Sheet	Preamble	Rights Exercise Form	1(a)
Courts	Preamble	Rights Offering	Preamble
Credit Trading Group	6(e)	Rights Offering Record Date	1(b)
Cross-Border Debtors	U.S. Plan	Sanction Order	CCAA Plan
Debtors	U.S. Plan	Satisfaction Notice	1(f)
Defaulting Investor	24	Subsequent Eligible Holder	1(d)(ii)
Determination Date	1(f)	Subsequent Rights Expiry Time	1(d)(ii)
Disallowed/Disputed Claims	1(n)	Supplement Filing Date	U.S. Plan
Disclosure Documents	Preamble	Termination Payment	2(d)
Disclosure Document Orders	1(a)	Transaction Expenses	2(e)
Disclosure Statement Date	1(a)	Upfront Payment	1(b)
Disclosure Statement Order	1(a)	U.S. Bankruptcy Court	Preamble
Effective Date	U.S. Plan	U.S. Debtors	Preamble
Eligible Claims	Preamble	U.S. Disclosure Statement	Preamble
Eligible Holder	Preamble	U.S. Plan	Preamble
Escrow Agent	1(d)(i)	Voting Deadline	U.S. Plan
Escrow Notes	1(n)

[Signature Page Follows]

41

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof will constitute a binding agreement between us and subject to the approval of the U.S. Bankruptcy Court and the Monitor or the Canadian Court, as the case may be the Company.

Very truly yours,

AVENUE CAPITAL MANAGEMENT II, L.P.,
Solely in its capacity as investment adviser to
Avenue Investments, L.P., Avenue International Master, L.P.,
Avenue Special Situations Fund V, L.P. and Avenue CAP. Global Opportunities Fund, L.P.

By:	/s/ Sonia Gardner
Name:	Sonia Gardner
Title:	General Partner

Address:	535 Madison Avenue NY, NY 10022

Acknowledged and agreed
as of the date first set forth above:

ABITIBIBOWATER INC.

By:	/s/ WILLIAM G. HARVEY
Name:	WILLIAM G. HARVEY
Title:	EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Signature Page to Commitment Agreement

If the foregoing is in accordance with your understanding, please sign and return to us counterpart hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof will constitute a binding agreement between us and subject to the approval of the U.S. Bankruptcy Court and the Monitor or the Canadian Court, as the case may be, the Company.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Dan Crowley
Name:	Dan Crowley
Title:	Managing Director

Address:	745 Seventh Ave. New York, NY 10019

Acknowledged and agreed
as of the date first set forth above:

ABITIBIBOWATER INC.

By:	/s/ WILLIAM G. HARVEY
Name:	WILLIAM G. HARVEY
Title:	EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Signature Page to Commitment Agreement

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof will constitute a binding agreement between us and, subject to the approval of the U.S. Bankruptcy Court and the Monitor or the Canadian Court, as the case may be, the Company.

Very truly yours,

Fairfax Financial Holdings Limited

By:	/s/ PAUL RIVETT
Name:	PAUL RIVETT
Title:	VICE PRESIDENT AND CHIEF LEGAL OFFICER

Address:	95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7, Canada

Acknowledged and agreed
as of the date first set forth above:

ABITIBIBOWATER INC.

By:	/s/ WILLIAM G. HARVEY
Name:	WILLIAM G. HARVEY
Title:	EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Signature Page to Commitment Agreement

If the foregoing is in accordance with your understanding, please sign and return to us counterpart hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof will constitute a binding agreement between us and subject to the approval of the U.S. Bankruptcy Court and the Monitor or the Canadian Court, as the case may be, the Company.

Very truly yours,

J.P. MORGAN SECURITIES INC. *, with respect to the Credit Trading group

By:	/s/ Daniel Schatz
Name:	Daniel Schatz
Title:	Vice President

Address:	383 Madison Ave 3rd floor
New York, NY 10179

Acknowledged and agreed
as of the date first set forth above:

ABITIBIBOWATER INC.

By:	/s/ WILLIAM G. HARVEY
Name:	WILLIAM G. HARVEY
Title:	EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

*	Addendum to Backstop Commitment Agreement.

Notwithstanding anything to the contrary in this Backstop Commitment Agreement, this Agreement applies only to the Credit Trading group of J.P. Morgan Securities Inc. (the “Credit Trading Group”) and its holdings of and position in the Claims, including Eligible Claims. Accordingly, the terms “Investor” and “We” or “we” for all purposes of this Agreement mean and refer to only the Credit Trading Group. For the avoidance of doubt, this Agreement does not apply to (i) any Claims, including Eligible Claims, securities, loans, other obligations or any other interests in the U.S. Debtors or CCAA Debtor that may be held, acquired or sold by, or any activities, services or businesses conducted or provided by, any other group or business unit within, or affiliate of, J.P. Morgan Securities Inc., (ii) any credit facilities to which J.P. Morgan Securities Inc. or any of its affiliates (“Morgan”) is a party in effect as of the date hereof, (iii) any new credit facility, amendment to an existing credit facility, or debt or equity securities offering involving Morgan, (iv) any direct or indirect principal activities undertaken by any Morgan entity engaged in the venture capital, private equity or mezzanine businesses, or portfolio companies in which they have investments, (v) any ordinary course sales and trading activity undertaken by employees who are not a member of the Credit Trading Group, (vi) any Morgan entity or business engaged in providing private banking or investment management services or (vii) any Claims, including Eligible Claims or related claims that may be beneficially owned by non-affiliated clients of J.P. Morgan Securities Inc. or any of its affiliates.

Signature Page to Commitment Agreement

If the foregoing is in accordance with your understanding, please sign and return to us counterpart hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof will constitute a binding agreement between us and, subject to the approval of the U.S. Bankruptcy Court and the Monitor or the Canadian Court, as the case may be, the Company.

Very truly yours,

PAULSON CREDIT OPPORTUNITIES MASTER LTD.

By:	/s/ Michael Waldie
Name:	Michael Waldie
Title:	Authorized Signatory

Address:

Acknowledged and agreed
as of the date first set forth above:

ABITIBIBOWATER INC.

By:	/s/ WILLIAM G. HARVEY
Name:	WILLIAM G. HARVEY
Title:	EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Signature Page to Commitment Agreement

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof will constitute a binding agreement between us and, subject to the approval of the U.S. Bankruptcy Court and the Monitor or the Canadian Court, as the case may be, the Company.

Very truly yours,

Steelhead Navigator Master, L.P.
By its Investment Manager, Steelhead Partners, LLC

By:	/s/ J. Michael Johnston
Name:	J. Michael Johnston
Title:	Member

Address:
1301 1st Avenue, Suite 201
Seattle, WA 98101

Acknowledged and agreed
as of the date first set forth above:

ABITIBIBOWATER INC.

By:	/s/ WILLIAM G. HARVEY
Name:	WILLIAM G. HARVEY
Title:	EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Signature Page to Commitment Agreement

If the foregoing is in accordance with your understanding, please sign and return to us counterpart hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof will constitute a binding agreement between us and, subject to the approval of the U.S. Bankruptcy Court and the Monitor or the Canadian Court, as the case may be, the Company.

Very truly yours,

WHITEBOX ADVISORS, LLC

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	CLO

Address:

3033 Excelsior Blvd, STE 300

Minneapolis, MN 55416

Acknowledged and agreed
as of the date first set forth above:

ABITIBIBOWATER INC.

By:	/s/ WILLIAM G. HARVEY
Name:	WILLIAM G. HARVEY
Title:	EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Signature Page to Commitment Agreement

Schedule 1(h) to Backstop Commitment Agreement

Investor Name	Backstop Percentage Percentage allocation of Unsubscribed Notes, Backstop Payment and Termination Payment	Maximum Backstop Commitment
Fairfax Financial Holdings Limited	22.00%	$110,000,000
Avenue Capital Management II, L.P.	22.00%	$110,000,000
Paulson Credit Opportunities Master Ltd.	22.00%	$110,000,000
Barclays Bank plc	20.00%	$100,000,000
Steelhead Navigator Master, L.P.	6.00%	$30,000,000
J.P. Morgan Securities Inc.	4.00%	$20,000,000
Whitebox Advisors, LLC	4.00%	$20,000,000

Exhibit A

U.S. Plan filed on or about July 20, 2010

(See Docket No. 2696)

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: ABITIBIBOWATER INC., et al., Debtors.	) ) ) ) ) ) )	Chapter 11 Case No. 09-11296 (KJC) Jointly Administered

DEBTORS’ SECOND AMENDED JOINT PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

Kelley A. Cornish

Alice Belisle Eaton

Claudia R. Tobler

Lauren Shumejda

Jacob A. Adlerstein

1285 Avenue of the Americas

New York, New York 10019-6064

Telephone: (212) 373-3000

Facsimile: (212) 757-3990

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Pauline K. Morgan (No. 3650)

Sean T. Greecher (No. 4484)

The Brandywine Building

1000 West Street, 17th Floor

Wilmington, Delaware 19801

Telephone: (302) 571-6600

Facsimile: (302) 571-1253

Dated: July [22], 2010

i

PLAN EXHIBITS

Exhibit A        List of Debtors, Cross-Border Debtors, CCAA Debtors and Canadian Debtors

Exhibit B        Classification of Claims

Exhibit B1        Priority Non-Tax Claims

Exhibit B2        Bowater Secured Bank Claims

Exhibit B3        BCFPI Secured Bank Claims

Exhibit B4        ACCC Term Loan Secured Guaranty Claims

Exhibit B5        Other Secured Claims

Exhibit B6        Unsecured Claims

Exhibit B7        Convenience Claims

Exhibit B8        Intercompany Claims and Intercompany Interests

Exhibit B9        Common Stock Claims and Interests

ii

PLAN SUPPLEMENTS

The following Plan Supplements shall be filed on or before the Supplement Filing Date:

Plan Supplement 1:	Assumed Collective Bargaining Agreements

Plan Supplement 2:	Assumed Insurance Policies and Agreements

Plan Supplement 3:	List of Merged or Dissolved Debtors

Plan Supplement 4A:	Form of Amended Certificates of Incorporation for Reorganized Debtors

Plan Supplement 4B:	Form of Amended Bylaws for Reorganized Debtors

Plan Supplement 5A:	Post-Effective Date Board of Directors and Officers of Reorganized ABH

Plan Supplement 5B:	Post-Effective Date Board of Directors and Officers of Reorganized Debtors other than Reorganized ABH

Plan Supplement 6A:	Management Compensation and Incentive Plans to be Continued Post-Effective Date

Plan Supplement 6B:	Management Compensation and Incentive Plans to be Terminated Post-Effective Date

Plan Supplement 7A:	Employee Compensation and Benefit Programs to be Continued Post-Effective Date

Plan Supplement 7B:	Employee Compensation and Benefit Programs to be Terminated Post-Effective Date

Plan Supplement 8:	[To come]

Plan Supplement 9:	Exit Financing Facility Documentation

Plan Supplement 10:	Retained Causes of Action

Plan Supplement 11A:	Schedule of Assumed Executory Contracts and Unexpired Leases

Plan Supplement 11B:	Schedule of Rejected Executory Contracts and Unexpired Leases

Plan Supplement 12:	Restructuring Transactions

Plan Supplement 13:	Letters of Credit

iii

INTRODUCTION

AbitibiBowater Inc. (“AbitibiBowater” and together with its subsidiaries, the “Company”) and its affiliated debtors and debtors-in-possession (each a “Debtor” and collectively, the “Debtors”)1 in the above captioned jointly administered Chapter 11 Cases hereby propose this amended joint plan of reorganization (as defined below, the “Plan”).

Certain of the Debtors (the “Cross-Border Debtors”)2 and certain non-debtor subsidiaries of AbitibiBowater (such non-debtors, the “CCAA Debtors”3 and together with the Cross-Border Debtors, the “Canadian Debtors”) applied for protection from their creditors under Canada’s Companies’ Creditors Arrangement Act, R.S. C. 1985, c. C-36, as amended (the “CCAA”), in the Superior Court, Commercial Division, for the Judicial District of Montreal, Canada (the “Canadian Court” and the proceedings before the Canadian Court, the “CCAA Proceedings”). Two of the CCAA Debtors – Abitibi-Consolidated Inc. (“ACI”) and Abitibi-Consolidated Company of Canada (“ACCC” and, together with ACI, collectively, the “Chapter 15 Debtors”) – thereafter filed petitions for recognition under chapter 15 of the Bankruptcy Code (the “Chapter 15 Cases”). AbitibiBowater and certain of the Debtors also filed for ancillary relief in Canada seeking provisional relief in support of the Chapter 11 Cases in Canada under section 18.6 of the CCAA.4

[1]

The Debtors in these cases are: AbitibiBowater Inc., AbitibiBowater US Holding 1 Corp., AbitibiBowater US Holding LLC, AbitibiBowater Canada Inc., Abitibi-Consolidated Alabama Corporation, Abitibi-Consolidated Corporation, Abitibi-Consolidated Finance LP, Abitibi Consolidated Sales Corporation, Alabama River Newsprint Company, Augusta Woodlands, LLC, Bowater Alabama LLC, Bowater America Inc., Bowater Canada Finance Corporation, Bowater Canadian Forest Products Inc., Bowater Canadian Holdings Incorporated, Bowater Canadian Limited, Bowater Finance Company Inc., Bowater Finance II LLC, Bowater Incorporated, Bowater LaHave Corporation, Bowater Maritimes Inc., Bowater Newsprint South LLC, Bowater Newsprint South Operations LLC, Bowater Nuway Inc., Bowater Nuway Mid-States Inc., Bowater South American Holdings Incorporated, Bowater Ventures Inc., Catawba Property Holdings, LLC, Coosa Pines Golf Club Holdings LLC, Donohue Corp., Lake Superior Forest Products Inc., Tenex Data Inc, ABH LLC 1 and ABH Holding Company LLC.

[2]

The Cross-Border Debtors are: Bowater Canada Finance Corporation, Bowater Canadian Holdings Incorporated, AbitibiBowater Canada Inc., Bowater Canadian Forest Products Inc., Bowater Maritimes Inc., Bowater LaHave Corporation and Bowater Canadian Limited.

[3]

The CCAA Debtors are: Bowater Mitis Inc., Bowater Guerette Inc., Bowater Couturier Inc., Alliance Forest Products (2001) Inc., Bowater Belledune Sawmill Inc., St. Maurice River Drive Company, Bowater Treated Wood Inc., Canexel Hardboard Inc., 9068-9050 Quebec Inc., Bowater Canada Treasury Corporation, Bowater Canada Finance Limited Partnership, Bowater Shelburne Corporation, 3231078 Nova Scotia Company, Bowater Pulp and Paper Canada Holdings Limited Partnership, Abitibi-Consolidated Inc., Abitibi-Consolidated Company of Canada, Abitibi-Consolidated (U.K.) Inc., Abitibi-Consolidated Nova Scotia Incorporated, 3217925 Nova Scotia Company, Terra-Nova Explorations Ltd., The Jonquiere Pulp Company, The International Bridge and Terminal Company, Scramble Mining Ltd., 9150-3383 Quebec Inc., Star Lake Hydro Partnership, Saguenay Forest Products Inc., 3224112 Nova Scotia Limited, La Tuque Forest Products Inc., Marketing Donohue Inc., Abitibi-Consolidated Canadian Office Products Holdings Inc., 3834328 Canada Inc., 6169678 Canada Incorporated, 4042410 Canada Inc., Donohue Recycling, and 1508756 Ontario Inc.

[4]

The Debtors who obtained section 18.6 relief are: AbitibiBowater Inc., AbitibiBowater US Holding 1 Corp., Bowater Ventures Inc., Bowater Incorporated, Bowater Nuway Inc., Bowater Nuway-Midstates, Inc., Catawba Property Holdings LLC, Bowater Finance Company Inc., Bowater South American Holdings Incorporated, Bowater America Inc., Lake Superior Forest Products Inc., Bowater Newsprint South LLC, Bowater Newsprint South Operations LLC, Bowater Finance II, LLC, Bowater Alabama LLC and Coosa Pines Golf Club Holdings LLC.

This Plan contemplates a comprehensive reorganization of the Company in Canada and the United States through plans approved under the CCAA and Chapter 11 of the Bankruptcy Code, respectively. The Plan’s underlying financial model assumes an integrated enterprise value for the Company and allocates such value to separate U.S. and Canadian legal entities within the Company’s corporate structure. The Plan also shares other common features with the Company’s CCAA plan of restructuring and compromise (as defined below, the “CCAA Plan”), including financial projections and liquidation analyses. The estimated Plan recoveries against individual Debtors are based upon these underlying shared assumptions and coordinates distributions to creditors in the Chapter 11 Cases with parallel assumptions and complementary distribution mechanics contained in the CCAA Plan. Exhibit A identifies the Debtors, the CCAA Debtors and the Cross-Border Debtors.

The Plan provides for the Company’s reorganization pursuant to the terms of this Plan and the CCAA Plan. By way of overview, the Plan contemplates the payment in full in Cash of all Administrative Claims, inclusive of Claims against any of the Debtors arising under section 503(b)(9) of the Bankruptcy Code and priority claims against the Debtors (subject to permitted installment payments for certain Priority Tax Claims). The Plan also contemplates the repayment in full in Cash of outstanding amounts, if any, and satisfaction of any other Claims arising under the Debtors’ post-petition financing facilities (including the Debtors’ Securitization Facility). In addition, this Plan provides for the treatment of Allowed Claims against, and Interests in, the Debtors as follows:

•	With respect to the Debtors’ pre-petition secured lenders, payment in full in Cash, or such other treatment to which the parties may agree;

•

With respect to certain allowed unsecured convenience class claims in an amount less than, or reduced to, $5,000, payment in Cash in an amount equal to the lesser of 50% of (i) $5,000 or (ii) the allowed amount of such claim.

•

With respect to each holder of an allowed unsecured claim, distribution of its pro rata share of the newly issued common stock of Reorganized ABH allocated to the Debtor against which such claim lies and ability to participate in a rights offering; and

•	No distributions on account of stock issued by AbitibiBowater, including claims arising out of or with respect to such stock interests.

The Plan does not provide for the substantive consolidation of any of the Debtors’ estates. The Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the Bankruptcy Court. Accordingly, the Plan constitutes a separate plan of reorganization for each Debtor in the Chapter 11 Cases, including the Cross-Border Debtors, and the CCAA Plan constitutes a separate plan of restructuring and compromise for each entity subject to the CCAA Proceedings, including the Cross-Border

Debtors. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code. Reference is made to the Disclosure Statement accompanying this Plan, including the exhibits thereto, for a discussion of the Company’s history, business, properties, results of operations, and projections for future operations and risk factors, together with a summary and analysis of the Plan and the CCAA Plan. All creditors entitled to vote on this Plan are encouraged to consult the Disclosure Statement and to read this Plan carefully before voting to accept or reject this Plan.

NO SOLICITATION MATERIALS, OTHER THAN A DISCLOSURE STATEMENT AND RELATED MATERIALS TRANSMITTED THEREWITH AND APPROVED BY THE BANKRUPTCY COURT, ARE AUTHORIZED BY THE BANKRUPTCY COURT FOR USE IN SOLICITING ACCEPTANCES OR REJECTIONS OF THIS PLAN.

ARTICLE I

DEFINITIONS AND INTERPRETATION

A. Definitions. The following terms (which appear in this Plan as capitalized terms) shall have the meanings set forth below. A term used in this Plan and not defined in this Plan but that is defined in the Bankruptcy Code has the meaning set forth in the Bankruptcy Code.

1.1 “6.50% Notes” means the 6.50% Notes due June 15, 2013 issued by Bowater pursuant to the 6.50% Notes Indenture.

1.2 “6.50% Notes Indenture” means the indenture dated as of June 19, 2003, as supplemented, between Bowater, as issuer, and the 6.50% Notes Indenture Trustee.

1.3 “6.50% Notes Indenture Trustee” means The Bank of New York and its successors and assigns, as indenture trustee under the 6.50% Notes Indenture.

1.4 “7.40% Revenue Bonds (2010)” means Pollution Control Facilities Revenue Refunding Bonds, Series 1991A (Bowater Incorporated Project) due January 1, 2010 pursuant to the 7.40% Revenue Bonds (2010) Indenture.

1.5 “7.40% Revenue Bonds (2010) Indenture” means the Trust Indenture dated as of March 1, 1991, as supplemented, between York County, South Carolina, as issuer, and the 7.40% Revenue Bonds (2010) Indenture Trustee.

1.6 “7.40% Revenue Bonds (2010) Indenture Trustee” means Third National Bank in Nashville and its successors and assigns, as indenture trustee under the 7.40% Revenue Bonds (2010) Indenture.

1.7 “7.40% Revenue Bonds (2010) Loan Agreement” means the Loan Agreement by and between York County, South Carolina and Bowater Incorporated relating to the 7.40% Revenue Bonds (2010) dated as of March 1, 1991.

1.8 “7.40% Revenue Bonds (2022)” means the Solid Waste Recycling Facilities Revenue Bonds, Series 1992 (Calhoun Newsprint Company Project – Bowater Incorporated as Obligor) due December 1, 2022 pursuant to the 7.40% Revenue Bonds (2022) Indenture.

1.9 “7.40% Revenue Bonds (2022) Indenture” means the trust indenture dated as of December 1, 1992, as supplemented, between The Industrial Development Board of the County of McMinn, as issuer, and the 7.40% Revenue Bonds (2022) Indenture Trustee.

1.10 “7.40% Revenue Bonds (2022) Indenture Trustee” means Third National Bank in Nashville and its successors and assigns, as indenture trustee under the 7.40% Revenue Bonds (2022) Indenture.

1.11 “7.40% Revenue Bonds (2022) Loan Agreement” means the Loan Agreement by and between The Industrial Development Board of the County of McMinn and Bowater Incorporated relating to the 7.40% Revenue Bonds (2022) dated as of December 1, 1992.

1.12 “7.625% Revenue Bonds” means the Pollution Control Revenue Bonds, Series 1991 (Calhoun Newsprint Company — Bowater Incorporated as Obligor) due March 1, 2016 issued pursuant to the 7.625% Revenue Bonds Indenture.

1.13 “7.625% Revenue Bonds Indenture” means the indenture dated as of March 1, 1991, as supplemented, between The Industrial Development Board of the County of McMinn, as issuer, and the 7.625% Revenue Bonds Indenture Trustee.

1.14 “7.625% Revenue Bonds Indenture Trustee” means Third National Bank in Nashville and its successors and assigns, as indenture trustee under the 7.625% Revenue Bonds Indenture.

1.15 “7.625% Revenue Bonds Loan Agreement” means the Loan Agreement by and between The Industrial Development Board of the County of McMinn and Bowater Incorporated relating to the 7.625% Revenue Bonds dated as of March 1, 1991.

1.16 “7.75% Revenue Bonds” means the Solid Waste Recycling Facilities Revenue Bonds, Series 1992 (Great Northern Paper, Inc. Project – Bowater Incorporated as Obligor) due October 1, 2022 issued pursuant to the 7.75% Revenue Bonds Indenture.

1.17 “7.75% Revenue Bonds Indenture” means the trust indenture dated as of October 1, 1992, as supplemented, between Finance Authority of Maine, as issuer, and the 7.75% Revenue Bonds Indenture Trustee.

1.18 “7.75% Revenue Bonds Indenture Trustee” means Casco Northern Bank, N.A. and its successors and assigns, as indenture trustee under the 7.75% Revenue Bonds Indenture.

1.19 “7.75% Revenue Bonds Loan Agreement” means the Loan Agreement by and between Finance Authority of Maine and Bowater Incorporated relating to the 7.75% Revenue Bonds dated as of October 1, 1992.

1.20 “7.875% Senior Notes” means the 7.875% Senior Notes due August 1, 2009 issued by Abitibi-Consolidated Finance LP pursuant to the 7.875% Senior Notes Indenture.

1.21 “7.875% Senior Notes Indenture” means the indenture dated as of July 26, 1999, as supplemented, among Abitibi-Consolidated Finance L.P. and ACI, as issuers, and the 7.875% Senior Notes Indenture Trustee.

1.22 “7.875% Senior Notes Indenture Trustee” means The Bank of Nova Scotia Trust Company of New York and its successors and assigns, as indenture trustee under the 7.875% Senior Notes Indenture.

1.23 “7.95% Notes” means the 7.95% Notes due November 15, 2011 issued by BCFC pursuant to the 7.95% Notes Indenture.

1.24 “7.95% Notes Guaranty” means the guaranty of the 7.95% Notes by Bowater Inc. issued pursuant to the 7.95% Notes Indenture.

1.25 “7.95% Notes Guaranty Claims” means all Claims arising under or relating to the 7.95% Notes Guaranty.

1.26 “7.95% Notes Indenture” means the indenture dated as of October 31, 2001, as supplemented, among BCFC, as issuer, Bowater, as guarantor, and the 7.95% Notes Indenture Trustee.

1.27 “7.95% Notes Indenture Trustee” means Wilmington Trust Company, as successor indenture trustee to The Bank of New York under the 7.95% Notes Indenture.

1.28 “8.00% Convertible Notes” means the 8% Convertible Notes due April 15, 2013 issued by ABH pursuant to the 8.00% Convertible Notes Indenture.

1.29 “8.00% Convertible Notes Guaranty” means the guaranty of the 8.00% Convertible Notes by Bowater Inc. issued pursuant to the 8.00% Convertible Notes Indenture.

1.30 “8.00% Convertible Notes Guaranty Claims” means all Claims arising under or relating to the 8.00% Convertible Notes Guaranty.

1.31 “8.00% Convertible Notes Indenture” means the indenture dated as of April 1, 2008, as supplemented, among ABH, as issuer, Bowater, as guarantor, and the 8.00% Convertible Notes Trustee.

1.32 8.00% Convertible Notes Stipulation” means the stipulation by and among the Debtors, the Creditors Committee and Fairfax with respect to the 8.00% Convertible Notes Guaranty Claims approved by the Bankruptcy Court on June 22, 2010 [Docket No. 2452].

1.33 “8.00% Convertible Notes Trustee” means The Law Debenture Trust Company of New York, as successor indenture trustee to The Bank of New York Trust Company, N.A. under the 8.00% Convertible Notes Indenture.

1.34 “9.00% Debentures” means the 9.00% Debentures due August 1, 2009 issued by Bowater pursuant to the 9.00% Debentures Indenture.

1.35 “9.00% Debentures Indenture” means the indenture dated as of August 1, 1989, as supplemented, between Bowater, as issuer, and the 9.00% Debentures Indenture Trustee.

1.36 “9.00% Debentures Indenture Trustee” means Manufacturers Hanover Trust Company and its successors and assigns, as indenture trustee under the 9.00% Debentures Indenture.

1.37 “9.375% Debentures” means the 9.375% Debentures due December 15, 2021 issued by Bowater pursuant to the 9.375% Debentures Indenture.

1.38 “9.375% Debentures Indenture” means the indenture dated as of December 1, 1991, as supplemented, between Bowater, as issuer, and the 9.375% Debentures Indenture Trustee.

1.39 “9.375% Debentures Indenture Trustee” means Marine Midland Bank, N.A. and its successors and assigns, as indenture trustee under the 9.375% Debentures Indenture.

1.40 “9.50% Debentures” means the 9.50% Debentures due October 15, 2012 issued by Bowater pursuant to the 9.50% Debentures Indenture.

1.41 “9.50% Debentures Indenture” means the indenture dated as of October 15, 1992, as supplemented, between Bowater, as issuer, and the 9.50% Debentures Indenture Trustee.

1.42 “9.50% Debentures Indenture Trustee” means The Chase Manhattan Bank (National Association) and its successors and assigns, as indenture trustee under the 9.50% Debentures Indenture.

1.43 “10.26% Senior Notes (Series D)” means the 10.26% Senior Notes (Series D) due January 15, 2011 issued by BCFPI (f/k/a Canadian Pacific Forest Products Limited) pursuant to the 10.26% Senior Notes (Series D) Note Agreement.

1.44 “10.26% Senior Notes (Series D) Note Agreement” means the note agreement dated as of November 1, 1990, as supplemented, between BCFPI, as issuer, and the parties thereto.

1.45 “10.50% Senior Notes (Series B)” means the 10.50% Senior Notes (Series B) due June 15, 2010 issued by BCFPI (f/k/a Canadian Pacific Forest Products Limited) pursuant to the 10.50% Senior Notes (Series B) Note Agreement.

1.46 “10.50% Senior Notes (Series B) Note Agreement” means the note agreement dated as of June 1, 1990, as supplemented, between BCFPI, as issuer, and the parties thereto.

1.47 “10.60% Senior Notes (Series C)” means the 10.60% Senior Notes (Series C) due January 15, 2011 issued by BCFPI (f/k/a Canadian Pacific Forest Products Limited) pursuant to the 10.60% Senior Notes (Series C) Note Agreement.

1.48 “10.60% Senior Notes (Series C) Note Agreement” means the note agreement dated as of November 1, 1990, as supplemented, between BCFPI, as issuer, and the parties thereto.

1.49 “10.625% Senior Notes (Series A)” means the 10.625% Senior Notes (Series A) due June 15, 2010 issued by BCFPI (f/k/a Canadian Pacific Forest Products Limited) pursuant to the 10.625% Senior Notes (Series A) Note Agreement.

1.50 “10.625% Senior Notes (Series A) Note Agreement” means the note agreement dated as of June 1, 1990, as supplemented, between BCFPI, as issuer, and the parties thereto.

1.51 “10.85% Debentures” means the 10.85% Debentures due November 30, 2014 issued by BCFPI (f/k/a Canadian Pacific Forest Products Limited) pursuant to the 10.85% Debentures Indenture.

1.52 “10.85% Debentures Indenture” means the trust indenture dated as of December 12, 1989, as supplemented, between BCFPI (f/k/a Canadian Pacific Forest Products Limited), as issuer, and the 10.85% Debentures Indenture Trustee.

1.53 “10.85% Debentures Indenture Trustee” means Computershare Trust Company of Canada, as Successor Trustee to Montreal Trust Company and its successors and assigns, as indenture trustee under the 10.85% Debentures Indenture.

1.54 “13.75% Senior Secured Notes Claims” means all claims, other than the 13.75% Senior Secured Note Guaranty Claims, of the 13.75% Senior Secured Notes Indenture Trustee and the holders of 13.75% Senior Secured Notes arising under or relating to the 13.75% Senior Secured Notes or the 13.75% Senior Secured Notes Indenture and related collateral documents and agreements.

1.55 “13.75% Senior Secured Note Guaranty” means the guaranty of the 13.75% Senior Secured Notes by Donohue Corp., Abitibi Consolidated Sales Corporation, Abitibi-Consolidated Corporation, Abitibi-Consolidated Alabama Corporation, Augusta Woodlands, LLC, Alabama River Newsprint Company and ABH LLC I pursuant to the 13.75% Senior Secured Notes Indenture.

1.56 “13.75% Senior Secured Note Guaranty Claims” means all Claims arising under or relating to the 13.75% Senior Secured Note Guaranty.

1.57 “13.75% Senior Secured Notes” means the 13.75% Senior Secured Notes due April 1, 2011 issued by ACCC pursuant to the 13.75% Senior Secured Notes Indenture.

1.58 “13.75% Senior Secured Notes Indenture” means the Indenture dated as of April 1, 2008, as supplemented, among ACCC, as issuer, each of the guarantors party thereto and the 13.75% Senior Secured Notes Indenture Trustee.

1.59 “13.75% Senior Secured Notes Indenture Trustee” means U.S. Bank, National Association, and its successors and assigns, as successor indenture trustee under the 13.75% Senior Secured Notes Indenture.

1.60 “15.50% Senior Note Guaranty” means the unsecured guaranty of the 15.50% Senior Notes by Donohue Corp., Abitibi Consolidated Sales Corporation, Abitibi-Consolidated Corp., Abitibi-Consolidated Alabama Corporation, Augusta Woodlands, LLC, Alabama River Newsprint Company and ABH LLC I pursuant to the 15.50% Senior Notes Indenture.

1.61 “15.50% Senior Note Guaranty Claims” means all Claims arising under or relating to the 15.50% Senior Note Guaranty.

1.62 “15.50% Senior Notes” means the 15.50% Senior Notes due July 15, 2010, issued by ACCC pursuant to the 15.50% Senior Notes Indenture.

1.63 “15.50% Senior Notes Indenture” means the Indenture dated as of April 1, 2008, as supplemented, among ACCC, as issuer, each of the guarantors party thereto and the 15.50% Senior Secured Notes Indenture Trustee.

1.64 “15.50% Senior Notes Indenture Trustee” means Wilmington Trust Company, as successor indenture trustee to Wells Fargo Bank, National Association under the 15.50% Senior Notes Indenture.

1.65 “2010 STIP” has the meaning set forth in Section 6.8(e) of this Plan.

1.66 “2011 STIP” has the meaning set forth in Section 6.8(e) of this Plan.

1.67 “ABH” means AbitibiBowater Inc.

1.68 “ABH Board” means the Board of Directors of Reorganized ABH.

1.69 “AbitibiBowater” has the meaning set forth on page 1 of this Plan.

1.70 “ABL Exit Financing Facility” means the senior secured asset-based revolving facility to be entered into by the Reorganized Debtors and the lender(s) thereunder as contemplated in Section 6.11 of this Plan, pursuant to such documentation, or a summary thereof, that shall (a) be set forth in a Plan Supplement and filed by the Supplement Filing Date, or (b) be set forth in such other notice and in such form as determined by the Debtors and as is reasonably acceptable to the Creditors Committee, filed on or before the Confirmation Hearing.

1.71 “ACCC” means Abitibi-Consolidated Company of Canada.

1.72 “ACCC Term Loan Agent” means Wells Fargo Bank, N.A. (as successor-in-interest to Goldman Sachs Credit Partners L.P., in its capacity as administrative agent and collateral agent under the ACCC Term Loan Documents).

1.73 “ACCC Term Loan Claims” means Claims for principal and interest, fees and other amounts outstanding under the ACCC Term Loan Documents, including accrued interest at the default rate plus reasonable professional fees.

1.74 “ACCC Term Loan Documents” means that certain Credit and Guaranty Agreement, dated as of April 1, 2008 (as may have been amended, supplemented, restated, or otherwise modified from time to time), among ACCC in its capacity as a borrower, certain subsidiaries of ABH as guarantors, the lenders from time-to-time party thereto and the ACCC Term Loan Agent, together with all other loan documents, guaranty, and security documents executed in connection therewith, including, without limitation, (x) that certain U.S. Pledge and Security Agreement, dated as of April 1, 2008, among the ACCC Term Loan Agent and certain of the Debtors party to the ACCC Term Loan Secured Guaranty, and (y) that certain U.S. Pledge and Security Agreement, dated as of April 1, 2008, among ACI, ACCC, certain of the Canadian Debtors party to the ACCC Term Loan Secured Guaranty and ACCC Term Loan Agent.

1.75 “ACCC Term Loan Secured Guaranty” means the secured guaranty of the ACCC Term Loan Claims issued by ACI, Abitibi-Consolidated Nova Scotia Incorporated, Terra-Nova Explorations Ltd., The Jonquiere Pulp Company, The International Bridge and Terminal Company, Scramble Mining Ltd., Produits Forestiers Saguenay Inc., Bridgewater Paper Company Limited, Cheshire Recycling Limited, Abitibi-Consolidated (U.K.) Inc., 3224112 Nova Scotia Limited, Donohue Recycling Inc., Marketing Donohue Inc., Donohue Corp., 1508756 Ontario Inc., Abitibi-Consolidated Canadian Office Products Holdings Inc., 3834328 Canada Inc., 6169678 Canada Incorporated, Abitibi Consolidated Sales Corporation, Abitibi-Consolidated Corp., Abitibi-Consolidated Alabama Corporation, Augusta Woodlands, LLC, Alabama River Newsprint Company and ABH LLC I pursuant to the ACCC Term Loan Documents.

1.76 “ACCC Term Loan Secured Guaranty Claims” means all ACCC Term Loan Claims arising under the ACCC Term Loan Secured Guaranty.

1.77 “ACE” has the meaning set forth in Section 5.4 of this Plan.

1.78 “ACI” means Abitibi-Consolidated Inc.

1.79 “ACI and ACCC Note Claims” means all Claims arising from or related to the Canadian Unsecured Notes, as such term is defined in the CCAA Plan.

1.80 “Ad Hoc Unsecured Noteholders Committee” means the informal committee of certain holders of ACI and ACCC Note Claims.

1.81 “Adequate Protection Claim” means a Claim of the Secured Funded Debt Administrative Agents, for themselves and for the benefit of the Secured Funded Debt Lenders, for adequate protection arising under the DIP Facility Order or the Securitization Order.

1.82 “Administrative Claim” means a Claim to the extent that it is of the kind described in section 503(b) of the Bankruptcy Code and is entitled to priority under section 507(a)(1) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary expenses of preserving the Estate, (b) any actual and necessary expenses of operating the business of the Debtors, (c) any actual indebtedness or obligations incurred or assumed by the Debtors during the pendency of the Chapter 11 Cases in connection with the conduct of their business, (d) any actual expenses necessary or appropriate to facilitate or effectuate this Plan, (e) any amount required to be paid under section 365(b)(1) of the Bankruptcy Code in connection with the assumption of executory contacts or unexpired leases, (f) all allowances of compensation or reimbursement of expenses to the extent allowed by the Bankruptcy Court under sections 328, 330(a), 331 or 503(b)(2), (3), (4) or (5) of the Bankruptcy Code, (g) Claims arising under section 503(b)(9) of the Bankruptcy Code, and (h) all fees and charges payable pursuant to section 1930 of title 28 of the United States Code.

1.83 “Allowed” means, with respect to a Claim or Interest in the Chapter 11 Cases, or any portion of such Claim or Interest in any Class or category specified herein, a Claim or Interest that either (a) is listed in the Schedules as neither disputed, contingent nor unliquidated and with respect to which no contrary or superseding Proof of Claim has been filed; (b) is evidenced by a Proof of Claim filed on or before the applicable Claims Bar Date and is not listed as disputed, contingent or unliquidated in the Schedules, and as to which no objection or request for estimation has been filed on or before any applicable deadline; (c) is not the subject of an objection to allowance that (i) was filed on or before the Claims Objection Deadline and (ii) has not been settled, waived, withdrawn or denied pursuant to a Final Order; (d) is expressly allowed (i) pursuant to a Final Order, (ii) pursuant to an agreement between the holder of such Claim or Interest and the Debtors or the Reorganized Debtors, as applicable, or (iii) pursuant to the terms of this Plan; (e) was allowed in accordance with the Cross-Border Claims Reconciliation Protocol; or (f) arises from the recovery of property under sections 550 or 553 of the Bankruptcy Code and is allowed in accordance with section 502(h) of the Bankruptcy Code.

1.84 “Allowed Claim” means a Claim or any portion thereof, without duplication, that has been Allowed.

1.85 “Allowed Cross-Border Claim” has the meaning set forth in Section 9.1 of this Plan.

1.86 “Amended Certificates of Incorporation and Bylaws” has the meaning set forth in Section 6.4 of this Plan.

1.87 “Article” means any article of this Plan.

1.88 “Assistant Secretary” means the assistant secretary of any Reorganized Debtor.

1.89 “Avoidance Action” means, collectively, (i) causes of action arising under sections 542, 543, 544, 545, 546, 547, 548, 549, 550 or 553 of the Bankruptcy Code, or under similar or related state or federal statutes or common law, including fraudulent transfer laws, and (ii) causes of action arising under the BIA or under similar or related provincial laws, including fraudulent preference and reviewable transaction laws, in each case whether or not litigation to prosecute such causes of action was commenced prior to the Effective Date.

1.90 “Backstop Agreement” means the backstop commitment agreement entered into by ABH and the Backstop Parties in connection with the Rights Offering, as may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

1.91 “Backstop Parties” means certain legal or beneficial holders of unsecured Claims as of May 24, 2010 and any of their affiliates, successors, assigns or replacements, in accordance with the terms and conditions set forth in the Backstop Agreement.

1.92 “Ballot” means the form distributed to each holder of an Impaired Claim or Interest upon which is to be indicated, among other things, acceptance or rejection of the Plan.

1.93 “Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

1.94 “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware in which the Chapter 11 Cases were filed or any other court with jurisdiction over the Chapter 11 Cases.

1.95 “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the local rules and standing orders of the Bankruptcy Court, as amended from time to time.

1.96 “BCFC” means Bowater Canada Finance Corporation.

1.97 “BCFC Contribution Claim” means the contingent claim that certain holders of the 7.95% Notes have asserted that BCFC may hold against Bowater pursuant to section 135 of the Nova Scotia Companies Act, R.S.N.S., 1989, c. 81, as amended, based on BCFC’s incorporation as an unlimited liability company under Nova Scotia law. To the extent Allowed, the BCFC Contribution Claim shall be classified and treated as a Class 6 Claim against Bowater for purposes of this Plan, and, for voting purposes only, shall be deemed Allowed in the Face Amount of the 7.95% Notes.

1.98 “BCFPI” means Bowater Canadian Forest Products Inc.

1.99 “BCFPI Secured Bank Agent” means Bank of Nova Scotia, in its capacity as administrative agent under the BCFPI Secured Bank Documents.

1.100 “BCFPI Secured Bank Claims” means all Claims for principal and interest, fees and other amounts outstanding (including reimbursement obligations for BCFPI Secured Bank Letters of Credit and accrued interest at the default rate plus reasonable professional fees, costs and charges) under the BCFPI Secured Bank Documents.

1.101 “BCFPI Secured Bank Documents” means that certain Credit Agreement, dated as of May 31, 2006, as amended by that certain First Amendment dated as of July 20, 2007, that certain Second Amendment dated as of October 31, 2007, that certain Third Amendment and Waiver dated as of February 25, 2008, that certain Fourth Amendment dated as of March 31, 2008, that certain Fifth Amendment dated as of April 30, 2008, that certain Sixth Amendment dated as of May 28, 2008, that certain Seventh Amendment dated as of June 6, 2008, that certain Eighth Amendment dated as of June 30, 2008, that certain Ninth Amendment and Waiver dated as of August 7, 2008, that certain Tenth Amendment and Waiver dated as of November 12, 2008 and that certain Eleventh Amendment and Consent dated as of February 27, 2009; and as further modified by the letter agreements dated March 17, 2009, March 23, 2009, March 31, 2009 and April 6, 2009, among BCFPI, as the borrower, and Bowater, Bowater Alabama LLC, Bowater Newsprint South Operations LLC, Bowater Newsprint South LLC and certain of the other Debtors, as guarantors, the BCFPI Secured Bank Agent, together with all collateral, security and ancillary documents executed in connection therewith or which relate thereto.

1.102 “BCFPI Secured Bank Letters of Credit” means the letters of credit listed on Plan Supplement 13 that are issued and outstanding immediately prior to the Effective Date under the BCFPI Secured Bank Documents.

1.103 “BIA” means the Bankruptcy and Insolvency Act (Canada), R.S., 1985, c. B-3, as amended.

1.104 “Board” has the meaning set forth in Section 6.7 of this Plan.

1.105 “Board of Directors” means the board of directors of any Reorganized Debtor other than Reorganized ABH.

1.106 “Bowater” means Bowater Incorporated.

1.107 “Bowater Secured Bank Agent” means Wells Fargo Bank National Association (as successor by merger with Wachovia Bank, National Association), in its capacity as agent under the Bowater Secured Bank Documents.

1.108 “Bowater Secured Bank Claims” means all Claims for principal and interest, fees and other amounts outstanding (including (a) reimbursement obligations for Bowater Secured Bank Letters of Credit; (b) accrued interest at the default rate plus reasonable professional fees; and (c) Obligations as such term is defined in the Bowater Secured Bank Documents) under the Bowater Secured Bank Documents.

1.109 “Bowater Secured Bank Documents” means that certain Credit Agreement, dated as of May 31, 2006, as amended by that certain First Amendment dated as of July 20, 2007, that certain Second Amendment dated as of October 31, 2007, that certain Third Amendment and Waiver dated as of February 25, 2008, that certain Fourth Amendment dated as of March 31, 2008, that certain Fifth Amendment dated as of April 30, 2008, that certain Sixth Amendment dated as of June 30, 2008, that certain Seventh Amendment and Waiver dated as of August 7, 2008, that certain Eighth Amendment and Waiver dated as of November 12, 2008 and that certain Ninth Amendment and Consent dated as of February 27, 2009; and as further modified by letter agreements dated March 17, 2009, March 23, 2009, March 31, 2009 and April 6, 2009 and as otherwise modified as of the date hereof, among Bowater, Bowater Alabama LLC, Bowater Newsprint South LLC and Bowater Newsprint South Operations LLC, certain of the Debtors as guarantors, the lenders and financial institutions from time to time party thereto and the Bowater Secured Bank Agent, together with all collateral, security and ancillary documents executed in connection therewith or which relate thereto.

1.110 “Bowater Secured Bank Letters of Credit” means the letters of credit listed on Plan Supplement 13 that are issued and outstanding immediately prior to the Effective Date under the Bowater Secured Bank Documents, including, without limitation, any letter of credit securing Bowater’s obligations under the Floating Rate Revenue Bonds (2029) Loan Agreement.

1.111 “Business Day” means any day other than a Saturday, Sunday, “legal holiday” as such term is defined in Bankruptcy Rule 9006(a) or non-judicial day as such term is defined in Article 6 of the Quebec Code of Civil Procedure.

1.112 “Canadian Court” has the meaning set forth on page 1 of this Plan.

1.113 “Canadian Debtor[s]” has the meaning set forth on page 1 of this Plan.

1.114 “Cash” means cash and cash equivalents, such as bank deposits, checks and other similar items or instruments denominated in legal tender of the United States of America.

1.115 “Cause[s] of Action” means any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise, including Avoidance Actions.

1.116 “CCAA” has the meaning set forth on page 1 of this Plan.

1.117 “CCAA Charge” has the meaning assigned to such term in the CCAA Initial Order.

1.118 “CCAA Debtors” has the meaning set forth on page 1 of this Plan.

1.119 “CCAA Initial Order” means the Initial Order entered by the Canadian Court on April 17, 2009, as amended and restated from time to time, pursuant to which, among other things, the Canadian Court provided certain relief under the CCAA to each of the CCAA Debtors and the Cross-Border Debtors.

1.120 “CCAA Plan” means the Canadian Debtors’ plan of reorganization and compromise pursuant to the provisions of the CCAA and Section 191 of the CBCA, as it may be amended, varied, or supplemented by the Company from time to time in accordance with its terms, that was filed on May 4, 2010, as amended on May 24, 2010.

1.121 “CCAA Proceedings” has the meaning set forth on page 1 of this Plan.

1.122 “CEO” means ABH’s chief executive officer.

1.123 “Chairman of the Board” means ABH’s chairman of the board.

1.124 “Chapter 11 Cases” means the Debtors’ chapter 11 cases pending the Bankruptcy Court, which are being jointly administered under Case No. 09-11296.

1.125 “Chapter 15 Cases” has the meaning set forth on page 1 of this Plan.

1.126 “Chapter 15 Debtors” has the meaning set forth on page 1 of this Plan.

1.127 “Chief Executive Officer” means the chief executive officer of Reorganized ABH.

1.128 “Chief Financial Officer” means the chief financial officer of Reorganized ABH.

1.129 “Claim” means “claim” as defined in section 101(5) of the Bankruptcy Code, as supplemented by section 102(2) of the Bankruptcy Code, against any of the Debtors, whether or not asserted.

1.130 “Claims and Noticing Agent” means Epiq Bankruptcy Solutions LLC, employed by the Debtors as the official claims, noticing, and balloting agent in the Chapter 11 Cases pursuant to an order of the Bankruptcy Court entered on or about April 17, 2009 [Docket No. 71] and to the extent applicable with respect to the Cross-Border Debtors, the Monitor.

1.131 “Claims Agent Professionals” has the meaning set forth in Section 4.3 of this Plan.

1.132 “Claims Agent Professionals’ Fee and Expense Claim(s)” has the meaning set forth in Section 4.3 of this Plan.

1.133 “Claims Bar Date” means, as applicable, (i) November 13, 2009, the final date for all Persons or Entities asserting certain Claims against any of the Debtors to file Proofs of Claim on account of such Claims, (ii) April 7, 2010, the final date for all individuals who were employees of the Debtors as of the Petition Date or thereafter to file Proofs of Claim on account of such Claims, (iii) the date that is thirty (30) days after the effective date of rejection of an unexpired lease or executory contract for claims arising from such rejection, or (iv) such other date as the Bankruptcy Court may fix with respect to any Claim.

1.134 “Claims Bar Date Orders” means the orders dated September 3, 2009 and February 18, 2010 establishing the Claims Bar Date.

1.135 “Claims Objection Deadline” means the first business day that is one hundred eighty (180) days after the Effective Date, or such other later date the Court may establish upon a motion by the Reorganized Debtors, which motion may be approved without a hearing and without notice to any party.

1.136 “Class” means each category or group of holders of Claims or Claims and Interests as designated under this Plan.

1.137 “Class 1 Claims” has the meaning set forth in Section 2.8(a) of this Plan.

1.138 “Class 2 Claims” has the meaning set forth in Section 2.9(a) of this Plan.

1.139 “Class 3 Claims” has the meaning set forth in Section 2.10(a) of this Plan.

1.140 “Class 4 Claims” has the meaning set forth in Section 2.11(a) of this Plan.

1.141 “Class 5 Claims” has the meaning set forth in Section 2.12(a) of this Plan.

1.142 “Class 6 Claims” has the meaning set forth in Section 2.13(a) of this Plan.

1.143 “Class 7 Claims” has the meaning set forth in Section 2.14(a) of this Plan.

1.144 “Class 8 Claims and Interests” has the meaning set forth in Section 2.15(a) of this Plan.

1.145 “Class 9 Claims and Interests” has the meaning set forth in Section 2.16(a) of this Plan.

1.146 “Collective Bargaining Agreements” means all collective bargaining agreements to which any of the Debtors, other than the Cross-Border Debtors, is a party on the Confirmation Date, as identified on Plan Supplement 1.

1.147 “Common Stock” means, collectively, (a) the common stock of ABH issued and outstanding immediately prior to the Effective Date, (b) all options, warrants, conversion, privilege or other legal or contractual rights to purchase the common stock of ABH, and (c) any rights associated with the common stock of any predecessor of ABH or any predecessor of ABH’s subsidiaries.

1.148 “Common Stock Claim” means any Claim with respect to the Common Stock of the kind described in section 510(b) of the Bankruptcy Code, together with any Claim asserted by an officer, director or underwriter for contribution, reimbursement or indemnification related thereto or otherwise.

1.149 “Company” has the meaning set forth on page 1 of this Plan.

1.150 “Confirmation” means “confirmation” as used in section 1129 of the Bankruptcy Code.

1.151 “Confirmation Date” means the date on which the Confirmation Order is entered on the docket by the clerk of the Bankruptcy Court.

1.152 “Confirmation Hearing” means the hearing(s) at which the Bankruptcy Court considers Confirmation of this Plan.

1.153 “Confirmation Order” means an order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

1.154 “Convenience Claims” means (a) with respect to Claims against the Cross-Border Debtors a Cross-border Convenience Claim, or (b) with respect to any other Unsecured Claims, any Unsecured Claim that is (i) Allowed in an amount of $5,000 or less or (ii) Allowed in an amount greater than $5,000 but which is reduced to $5,000 by an irrevocable written election of the holder of such Claim made on a properly delivered Ballot; provided, however, that any Unsecured Claim that was originally Allowed in excess of $5,000 may not be subdivided into multiple Unsecured Claims of $5,000 or less for purposes of receiving treatment as a Convenience Claim. Notwithstanding anything to the contrary in this Plan, Convenience Claims shall only receive Cash distributions under this Plan.

1.155 “Creditors Committee” means the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases by the Office of the United States Trustee on or about April 28, 2009, pursuant to section 1102 of the Bankruptcy Code, as reconstituted from time to time.

1.156 “Cross-Border Claims Reconciliation Protocol” means the cross-border claims reconciliation protocol that was approved by the Bankruptcy Court on or about January 19, 2010 [Docket No. 1581], as may be amended, modified, or supplemented from time to time.

1.157 “Cross-Border Debtors” has the meaning set forth on page 2 of this Plan.

1.158 “Cross-Border Claims Voting Protocol” means the protocol governing the voting procedures of claims against Cross-Border Debtors that will be included in the solicitation materials implementing procedures for soliciting votes to accept or reject the Plan that will be filed with the Bankruptcy Court, in a form and substance reasonably acceptable to the Creditors Committee and the Monitor.

1.159 “Cross-border Convenience Claim” has the meaning set forth in the CCAA Plan.

1.160 “Cure” means the distribution, within five (5) Business Days after the Effective Date or such other time as may be agreed upon by the parties or as ordered by the Bankruptcy Court or another court of competent jurisdiction, of Cash or such other property as may be agreed upon by the parties, ordered by the Bankruptcy Court or another court of competent jurisdiction, as the case may be, or determined in such other manner as the Bankruptcy Court may specify, with respect to the assumption of an executory contract or unexpired lease in accordance with the provisions of Article V of this Plan.

1.161 “Debtor(s)” has the meaning set forth on page 1 of this Plan, a list of which entities, together with their individual case numbers in the Chapter 11 Cases, is attached hereto as Exhibit A.

1.162 “Dilution” means the dilution resulting from New ABH Common Stock issued (a) pursuant to the management and director compensation and incentive programs set forth in Section 6.8 of this Plan, (b) as a payment under the Backstop Agreement or any replacement backstop commitment obtained by the Debtors in connection therewith and approved by the Bankruptcy Court and the Canadian Court, (c) upon conversion of the convertible unsecured subordinated notes issued by Reorganized ABH in connection with the Rights Offering on the terms and conditions set forth in the Backstop Agreement, and (d) to Donohue Corp. pursuant to the Restructuring Transactions, in an amount that is reasonably acceptable to the Creditors Committee and the Backstop Parties.

1.163 “DIP Agent” means Law Debenture Trust Company of New York, in its capacity as successor administrative agent and successor collateral agent under the DIP Facility Documents.

1.164 “DIP Facility Claims” means the Claims of the DIP Agent and the DIP Lenders arising under the DIP Facility Documents and the DIP Facility Order.

1.165 “DIP Facility Documents” means that certain Senior Secured Superpriority Debtor in Possession Credit Agreement dated as of April 21, 2009 (as amended, modified, or supplemented from time to time), by and among AbitibiBowater Inc., Bowater and BCFPI, as borrowers, the Debtors signatory thereto, as guarantors, the DIP Agent and the DIP Lenders, together with any related collateral, loan or security documents related thereto.

1.166 “DIP Facility Order” means, collectively, (i) that certain Interim Order Pursuant to 11 U.S.C. §§105, 361, 362, 363, 364 and 507 (I) Approving Postpetition Financing, (2) Authorizing Use of Cash Collateral, (3) Granting Liens and Providing Superpriority Administrative Expense Status, (4) Granting Adequate Protection, (5) Modifying the Automatic Stay, and (6) Scheduling a Final Hearing entered by the Bankruptcy Court on or about April 17, 2009 [Docket No. 64] and (ii) that certain Final Order Pursuant to 11 U.S.C. §§105, 361, 362, 363, 364 and 507 (I) Approving Postpetition Financing, (2) Authorizing Use of Cash Collateral, (3) Granting Liens and Providing Superpriority Administrative Expense Status, (4) Granting Adequate Protection, and (5) Modifying the Automatic Stay entered by the Bankruptcy Court on or about June 16, 2009 [Docket No. 503], as amended from time to time.

1.167 “DIP Lenders” means the lenders and financial institutions from time to time party to the DIP Facility Documents defined as “Lenders” thereunder.

1.168 “Disbursing Agent” means one or more disbursing agents, to be designated by the Debtors prior to the Confirmation Hearing in consultation with the Creditors Committee, which may receive and make distributions to holders of Allowed Claims under and as provided in this Plan, including for purposes of making distributions to holders of Allowed Claims against the Cross-Border Debtors, if applicable, the Monitor.

1.169 “Disclosure Statement” means the Disclosure Statement with respect to this Plan approved by order of the Bankruptcy Court and all supplements, schedules and exhibits thereto.

1.170 “Disputed Claim” means any Claim against a Debtor to the extent that (a) the allowance of such Claim or any portion thereof is the subject of an objection, appeal or motion to estimate that has been timely filed by a party in interest and which objection, appeal or motion has not been determined by a Final Order, (b) such Claim is scheduled by the Debtors in the Schedules as disputed, contingent and/or unliquidated, (c) during the period prior to the deadline fixed by this Plan and/or the Bankruptcy Court for objecting to such Claim, such Claim is in excess of the amount scheduled as other than disputed, unliquidated or contingent, or (d) such Claim may be subject to section 502(d) of the Bankruptcy Code.

1.171 “Disputed Claims Agent Professionals’ Fee and Expense Claim(s)” has the meaning set forth in Section 4.3 of this Plan.

1.172 “Disputed Claims Pool” has the meaning set forth in Section 4.3 of this Plan.

1.173 “Disputed Claims Reserve” has the meaning set forth in Section 4.4(a) of this Plan.

1.174 “Disputed Indenture Trustee Fee Claims” has the meaning set forth in Section 10.13 of this Plan.

1.175 “Distribution Record Date” means other than with respect to any publicly held securities that will be cancelled pursuant to this Plan, the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be five Business Days from and after the Confirmation Date, except for Secured Funded Debt Claims for which such date shall be the Confirmation Date.

1.176 “DTC” means the Depository Trust & Clearing Corporation, and its successors and assigns.

1.177 “EBITDA” means earnings before interest, taxes, depreciation and amortization.

1.178 “Effective Date” means the first Business Day this Plan becomes effective and is implemented in accordance with Article VII hereof.

1.179 “Eligible Claims” has the meaning set forth in the Backstop Agreement.

1.180 “Eligible Holders” has the meaning set forth in the Backstop Agreement.

1.181 “Employee Transferee” means any officer, director or employee of any of the Debtors on the Petition Date (i) who is not a director, officer or employee of any of the Debtors as of the Effective Date, and (ii) who received a payment or transfer, other than ordinary course wages, compensation or fees paid in the ordinary course, of more than $75,000 during the applicable “look back” period under section 547 of the Bankruptcy Code.

1.182 “Employee Transferee Action” means any Avoidance Action against an Employee Transferee.

1.183 “Estate” means the estates of the Debtors, individually or collectively, as is appropriate in the context, created in the Chapter 11 Cases pursuant to section 541 of the Bankruptcy Code.

1.184 “Exculpated Claims” has the meaning set forth in Section 8.6 of this Plan.

1.185 “Exhibit” means any exhibit attached to or incorporated by this Plan.

1.186 “Exit Facility Documents” means the documentation providing for the Exit Financing Facilities, which documentation, or a summary thereof, shall (a) be set forth in a Plan Supplement filed by the Supplement Filing Date, or (b) be set forth in such other notice and in such form as determined by the Debtors and as is reasonably acceptable to the Creditors Committee, filed on or before the Confirmation Hearing.

1.187 “Exit Financing Facilities” means collectively, the ABL Exit Financing Facility and the Term Loan Exit Financing Facility.

1.188 “Face Amount” means respecting a Claim, the amount equal to the first of the following that is applicable: (a) the amount fixed or estimated in an order of the Bankruptcy Court; (b) the liquidated amount set forth in a Proof of Claim; or (c) the amount of the Claim listed in the Schedules as liquidated or not contingent. If none of the foregoing applies, the Face Amount of the Claim shall be zero ($0) dollars.

1.189 “Fee Claims” means Allowed Administrative Claims of Professionals.

1.190 “Final DIP Order” means the Final Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364 and 507 (1) Approving Postpetition Financing, (2) Authorizing Use of Cash Collateral, (3) Granting Liens and Providing Superpriority Administrative Expense Status, (4) Granting Adequate Protection, and (5) Modifying the Automatic Stay (Conformed Version of Order [Docket No. 407]), entered by the Bankruptcy Court on June 4, 2009.

1.191 “Final Distribution Date” means a date selected by the Reorganized Debtors in consultation with the Post-Effective Date Claims Agent that is not later than thirty (30) days after the date on which (i) all Disputed Claims in the Chapter 11 Cases shall have been Allowed or disallowed pursuant to a Final Order of the Bankruptcy Court or any other court with competent jurisdiction over such Disputed Claims and (ii) with respect to the Cross-Border Debtors, the CCAA Monitor shall have certified to the Canadian Bankruptcy Court that the last Disputed Claim against the Cross-Border Debtors in the CCAA Proceedings has been finally resolved.

1.192 “Final Order” means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the subject matter (a) that has not been reversed, stayed, modified or amended and as to which (i) any right to appeal or seek certiorari, review, reargument, stay or rehearing has been waived or (ii) the time to appeal or seek certiorari, review, reargument, stay or rehearing has expired and no appeal or petition for certiorari, review, reargument, stay or rehearing is pending or (b) as to which an appeal has been taken or petition for certiorari, review, reargument, stay or rehearing has been filed and (i) such appeal or petition for certiorari, review, reargument, stay or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, review, reargument, stay or rehearing was sought or (ii) the time to appeal further or seek certiorari, further review, reargument, stay or rehearing has expired and no such further appeal or petition for certiorari, further review, reargument, stay or rehearing is pending.

1.193 “Floating Rate Notes (2010)” means the Floating Rate Notes due March 15, 2010 issued by Bowater pursuant to the Floating Rate Notes (2010) Indenture.

1.194 “Floating Rate Notes (2010) Indenture” means the Senior Indenture dated as of March 17, 2004, as supplemented, among Bowater, as issuer, and the Floating Rate Notes (2010) Indenture Trustee.

1.195 “Floating Rate Notes (2010) Indenture Trustee” means the Bank of New York, and its successors and assigns, as Indenture Trustee under the Floating Rate Notes (2010) Indenture.

1.196 “Floating Rate Revenue Bonds (2029)” means the Tax-Exempt Adjustable Mode Solid Waste Disposal Facilities Revenue Bonds (Bowater Incorporated Project) Series 1999 due June 1, 2029 issued pursuant to the Floating Rate Revenue Bonds (2029) Indenture.

1.197 “Floating Rate Revenue Bonds (2029) Indenture” means the trust indenture dated as of June 1, 1999, as supplemented, between The Industrial Development Board of the County of McMinn, as issuer, and the Floating Rate Revenue Bonds (2029) Indenture Trustee.

1.198 “Floating Rate Revenue Bonds (2029) Indenture Trustee” means First-Citizens Bank & Trust Company, and its successors and assigns, as indenture trustee under the Floating Rate Revenue Bonds (2029) Indenture.

1.199 “Floating Rate Revenue Bonds (2029) Loan Agreement” means the Loan Agreement by and between the Industrial Development Board of the County of McMinn and Bowater relating to the Floating Rate Revenue Bonds (2029) dated as of June 1, 1999.

1.200 “Impaired” means “impaired” within the meaning of section 1124 of the Bankruptcy Code.

1.201 “Indemnity Obligations” has the meaning set forth in section 2.18 of this Plan.

1.202 “Indenture(s)” means the 6.50% Notes Indenture, 7.40% Revenue Bonds (2010) Indenture, 7.40% Revenue Bonds (2022) Indenture, 7.625% Revenue Bonds Indenture, 7.75% Revenue Bonds Indenture, 7.875% Senior Notes Indenture, 7.95% Notes Indenture, 8.00% Convertible Notes Indenture, 9.00% Debentures Indenture, 9.375% Debentures Indenture, 9.50% Debentures Indenture, 10.26% Senior Notes (Series D) Note Agreement, 10.50% Senior Notes (Series B) Note Agreement, 10.60% Senior Notes (Series C) Note Agreement, 10.625% Senior Notes (Series A) Note Agreement, 10.85% Debentures Indenture, 13.75% Senior Secured Notes Indenture, 15.50% Senior Notes Indenture, Floating Rate Notes (2010) Indenture and the Floating Rate Revenue Bonds (2029) Indenture.

1.203 “Indenture Trustee(s)” means the 6.50% Notes Indenture Trustee, 7.40% Revenue Bonds (2010) Indenture Trustee, 7.40% Revenue Bonds (2022) Indenture Trustee, 7.625% Revenue Bonds Indenture Trustee, 7.75% Revenue Bonds Indenture Trustee, 7.875% Senior Notes Indenture Trustee, 7.95% Notes Indenture Trustee, 8.00% Convertible Notes Trustee, 9.00% Debentures Indenture Trustee, 9.375% Debentures Indenture Trustee, 9.50% Debentures Indenture Trustee, 10.85% Debentures Indenture Trustee, 13.75% Senior Secured Notes Indenture Trustee, 15.50% Senior Notes Indenture Trustee, Floating Rate Notes (2010) Indenture Trustee and the Floating Rate Revenue Bonds (2029) Indenture Trustee, and in each case their successors and assigns.

1.204 “Indenture Trustee Fee Claims” has the meaning set forth in Section 10.13 of this Plan.

1.205 “Initial Distribution Date” means the first Business Day that is ten (10) days (or such longer period as may be reasonably determined by the Reorganized Debtors in consultation with the Post-Effective Date Claims Agent) after the Effective Date.

1.206 “Intercompany Claims” means a Claim by a Debtor or a CCAA Debtor against a Debtor or a CCAA Debtor other than the BCFC Contribution Claim.

1.207 “Intercompany Interest” means an Interest of a Debtor or a CCAA Debtor in another Debtor or a CCAA Debtor.

1.208 “Interest” means all rights (including unpaid dividends) arising from any equity security (as defined in section 101(16) of the Bankruptcy Code) of any of the Debtors, including, without limitation, preferred shares and the Common Stock, but excluding Common Stock Claims.

1.209 “Interim Distribution Date” means any date after the Initial Distribution Date on which the Reorganized Debtors determine, in consultation with the Post-Effective Date Claims Agent, that an interim distribution should be made to Class 6 or Class 7, in light of, inter alia, resolutions of Disputed Claims and the administrative costs of such a distribution and to the extent applicable with respect to the Cross-Border Debtors, as provided in the CCAA Plan.

1.210 “Liens” means, with respect to any interest in property, any mortgage, lien, pledge, charge, security interest, easement or encumbrance of any kind whatsoever affecting such interest in property.

1.211 “Litigation Claim” means all Causes of Action that any Debtor or Estate may hold against any Person or entity as of the Effective Date, except any Cause of Action that (a) may have been settled by the Debtors on or prior to the Effective Date or (b) shall be released by the Debtors pursuant to Article VIII hereof.

1.212 “LTIP” has the meaning set forth in Section 6.2(a) of this Plan.

1.213 “Master Agreement” has the meaning set forth in Section 5.1(h) of this Plan.

1.214 “Monitor” means Ernst & Young Inc. or any successor thereto appointed in accordance with any order of the Canadian Court.

1.215 “New ABH Common Stock” means the new common stock of Reorganized ABH which shall be issued on the Effective Date or authorized to be issued by Reorganized ABH at any time from and after the Effective Date.

1.216 “Ordinary Course Administrative Claim” means an Administrative Claim that arises in the ordinary course of the Debtors’ operations.

1.217 “Other Secured Claims” means a Secured Claim not classified in Class 2, Class 3 or Class 4 under this Plan.

1.218 “Person” means any person, including, without limitation, any individual, partnership, joint venture, venture capital fund, association, corporation, limited liability company, limited liability partnership, unlimited liability company, trust, trustee, executor, administrator, legal personal representative, estate, group, unincorporated association or organization or governmental unit.

1.219 “Petition Date” means April 16, 2009 for all Debtors other than ABH LLC 1 and ABH Holding Company LLC, and December 21, 2009 for ABH LLC 1 and ABH Holding Company LLC.

1.220 “Plan” means this Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, the Plan Supplement, and all addenda, exhibits, schedules and other attachments hereto, all of which are incorporated herein by reference, as the same may be amended from time to time, pursuant to this Plan, the Bankruptcy Code or the Bankruptcy Rules.

1.221 “Plan Supplement” means the Supplements to this Plan that will be filed on or before the Supplement Filing Date.

1.222 “Plan Support Agreement” means any plan support agreement entered into by ABH and the Backstop Parties, the form of which is attached as Exhibit D to the Backstop Agreement.

1.223 “Post-Effective Date Claims Agent” has the meaning set forth in Section 4.3 of this Plan.

1.224 “Post-Effective Date Claims Agent Avoidance Actions” has the meaning set forth in Section 4.3 of this Plan.

1.225 “Post-Effective Date Claims Agent Fund” has the meaning set forth in Section 4.3 of this Plan.

1.226 “President” means the president of any Reorganized Debtor.

1.227 “Priority Non-Tax Claims” means a Claim to the extent that it is of the kind described in, and entitled to priority under, section 507(a)(3), (4), (5) or (6) of the Bankruptcy Code, but other than any Priority Tax Claim.

1.228 “Priority Tax Claim” means a Claim to the extent that it is of the kind described in, and entitled to priority under, section 507(a)(8) of the Bankruptcy Code.

1.229 “Pro Rata Share” means the proportion that the amount of any Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in such Class, except in cases where Pro Rata Share is used in reference to multiple Classes of Claims, in which case Pro Rata Share means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in such multiple Classes.

1.230 “Professional” means any Person retained by the Debtors or the Creditors Committee in the Chapter 11 Cases pursuant to a Final Order of the Bankruptcy Court entered pursuant to sections 327 or 1103 of the Bankruptcy Code.

1.231 “Proof of Claim” means a proof of claim filed by a holder of a Claim against any Debtor (as may be amended and supplemented from time to time pursuant to the Bankruptcy Code or Bankruptcy Rules) on or before the applicable Claims Bar Date, or such other time as may be permitted by the Bankruptcy Court or agreed to by the Debtors.

1.232 “Proven Claim” has the meaning set forth in the CCAA Plan.

1.233 “Proven Secured Claim” has the meaning set forth in the CCAA Plan.

1.234 “Record Holder” means the holder of a Claim or Interest as of the Distribution Record Date.

1.235 “Reinstated” means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the holder of such Claim, or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; (iv) if such Claim arises from any failure to perform a nonmonetary obligation under a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the holder of such Claim for any pecuniary loss incurred by such holder as the result of such failure; and (v) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the holder thereof.

1.236 “Released Party or Parties” has the meaning set forth in Section 8.5 of this Plan.

1.237 “Reorganized ABH” means, on and after the Effective Date, AbitibiBowater, as reorganized under and pursuant to this Plan or a new holding company created in contemplation of the Effective Date that, on or after the Effective Date, owns 100% of the equity in ABH (as in existence prior to the Effective Date).

1.238 “Reorganized Debtors” means, on and after the Effective Date, collectively, all of the surviving Debtors that are reorganized under and pursuant to this Plan.

1.239 “Reorganized U.S. Plan Sponsors” has the meaning set forth in Section 6.10 of this Plan.

1.240 “Restructuring Transactions” has the meaning set forth in Section 6.2 of this Plan.

1.241 “Retained Causes of Action” has the meaning set forth in Section 8.7 of this Plan.

1.242 “Rights Offering” has the meaning set forth in Section 6.12 of this Plan.

1.243 “Rights Offering Notes” has the meaning set forth in Section 6.12 of the Plan.

1.244 “Rights Offering Notes Indenture” has the meaning set forth in Section 6.12 of the Plan.

1.245 “Rights Offering Notes Registration Agreement” has the meaning set forth in Section 6.12 of the Plan.

1.246 “Sanction Order” means one or more orders of the Canadian Court sanctioning the CCAA Plan pursuant to the CCAA and Section 191 of the Canadian Business Corporations Act as such order may be amended, modified or varied from time to time.

1.247 “Schedules” means the Schedules of Assets and Liabilities filed in the Chapter 11 Cases, as amended, revised or modified from time-to time.

1.248 “Secretary” means any secretary of a Reorganized Debtor.

1.249 “Section” means any section of this Plan.

1.250 “Section 510 Actions” has the meaning set forth in Section 4.3 of this Plan.

1.251 “Section 1145 Cutback” has the meaning set forth in Section 6.12 of this Plan.

1.252 “Search Committee” has the meaning set forth in Section 6.7 of this Plan.

1.253 “Secured Claim” means a Claim that constitutes a secured claim under section 506(a) or 1111(b) of the Bankruptcy Code.

1.254 “Secured Funded Debt Administrative Agents” means collectively, the Bowater Secured Bank Agent, the BCFPI Secured Bank Agent and the ACCC Term Loan Agent.

1.255 “Secured Funded Debt Agreements” means collectively, the Bowater Secured Bank Documents, the BCFPI Secured Bank Documents and the ACCC Term Loan Secured Guaranty.

1.256 “Secured Funded Debt Claims” means collectively the Bowater Secured Bank Claims, the BCFPI Secured Bank Claims, and the ACCC Term Loan Secured Guaranty Claims.

1.257 “Secured Funded Debt Lenders” means collectively, the lenders and financial institutions from time to time party to the Secured Funded Debt Agreements.

1.258 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.259 “Securitization Claims” means any Claims arising under or relating to the Securitization Facility.

1.260 “Securitization Facility” means the receivables securitization facility made available to certain subsidiaries of ABH pursuant to that certain Second Amended and Restated Receivables Purchase Agreement, dated as of June 16, 2009, as amended, among Abitibi-Consolidated U.S. Funding Corp. as the seller, ACI and Abitibi Consolidated Sales Corporation as originators, Abitibi Consolidated Sales Corporation as servicer, ACI as subservicer, Citibank, N.A. as agent, and the banks named therein, and the other Transaction Documents (as defined therein).

1.261 “Securitization Order” means collectively (i) that certain Interim Order Pursuant to Sections 105, 362(d), 363(b)(I), 363(c)(2), 363(f), 363(l), 363(m), 364 (c)(1), 364(e) and 365 of the Bankruptcy Code (1) Authorizing Entry into an Amended and Restated Guaranteed Receivables Purchase Facility, (2) Authorizing the Sale of Receivables and Related Rights Pursuant to an Amended and Restated Securitization Program, (3) Authorizing ACSC to Cause Payment of Certain Fees Pursuant to the Engagement Letters, (4) Modifying the Automatic Stay, (5) Authorizing the Use of Cash Collateral, (6) Granting Superpriority Administrative Expense Claims, (7) Granting Adequate Protection, (8) Scheduling A Hearing and (9) Granting other Related Relief entered by the Bankruptcy Court on or about June 11, 2009 [Docket No. 458] and (ii) that certain Final Order Pursuant to Sections 105, 362(d), 363(b)(I), 363(c)(2), 363(f), 363(l), 363(m), 364 (c)(1), 364(e) and 365 of the Bankruptcy Code (1) Authorizing Entry into an Amended and Restated Guaranteed Receivables Purchase Facility, (2) Authorizing the Sale of Receivables and Related Rights Pursuant to an Amended and Restated Securitization Program, (3) Authorizing ACSC to Cause Payment of Certain Fees Pursuant to the Engagement Letters, (4) Modifying the Automatic Stay, (5) Authorizing the Use of Cash Collateral, (6) Granting Superpriority Administrative Expense Claims, (7) Granting Adequate Protection, (8) Scheduling A Hearing and (9) Granting other Related Relief [Docket No. 595].

1.262 “Series A-D Notes” has the meaning set forth in Section 3.4 of this Plan.

1.263 “STIPs” has the meaning set forth in Section 6.8(e) of this Plan.

1.264 “Supplement” means any supplement attached to or incorporated into this Plan, including the Plan Supplements.

1.265 “Supplement Filing Date” means the date or dates on which certain exhibits, schedules and supplements to this Plan, including the Plan Supplements, which shall be in a form reasonably acceptable to the Debtors, the Creditors Committee and the DIP Lenders shall be filed with the Bankruptcy Court, which date or dates shall be at least ten days (10) prior to the Voting Deadline.

1.266 “Term Loan Exit Financing Facility” means the senior secured term loan facility, that may take the form of a loan, high-yield notes, a bridge facility or other arrangement, to be entered into by the Reorganized Debtors and the lender(s) thereunder as contemplated in

Section 6.11 of this Plan, pursuant to such documentation, or a summary thereof, that shall (a) be set forth in a Plan Supplement and filed by the Supplement Filing Date, or (b) be set forth in such other notice and in such form as determined by the Debtors and as is reasonably acceptable to the Creditors Committee, filed on or before the Confirmation Hearing.

1.267 “UDAG Loan” means the 6.5% UDAG Promissory Note UDAG Loan due February 1, 2010 under which Bowater Newsprint South Operations LLC (f/k/a Newsprint South, Inc.) is the borrower.

1.268 “Unclaimed Property” means any distribution under the Plan that is unclaimed by the holder of the Allowed Claim entitled to such distribution ninety (90) days after the distribution date applicable to such distribution.

1.269 “Unions” has the meaning set forth in Section 5.1(h) of this Plan.

1.270 “Unsecured Claim” means a Claim that is not an Administrative Claim, a Priority Tax Claim, a Priority Non-Tax Claim, a Bowater Secured Bank Claim, a BCFPI Secured Bank Claim, an ACCC Term Loan Secured Guaranty Claim, an Other Secured Claim, a Secured Claim, a Convenience Claim, an Intercompany Claim, a Common Stock Claim or an Interest.

1.271 “Unsecured Note Claims” means all Claims arising under or relating to the Unsecured Notes, 13.75% Senior Secured Note Guaranty Claims, 15.50% Senior Note Guaranty Claims, 8.00% Convertible Notes Guaranty Claims, 7.95% Notes Guaranty Claims, 7.40% Revenue Bonds (2010) Loan Agreement, 7.40% Revenue Bonds (2022) Loan Agreement, 7.625% Revenue Bonds Loan Agreement and 7.75% Revenue Bonds Loan Agreement.

1.272 “Unsecured Notes” means the 6.50% Notes, 7.875% Senior Notes, 7.95% Notes, 8.00% Convertible Notes, 9.00% Debentures, 9.375% Debentures, 9.50% Debentures, 10.26% Senior Notes (Series D), 10.50% Senior Notes (Series B), 10.60% Senior Notes (Series C), 10.625% Senior Notes (Series A), 10.85% Debentures, Floating Rate Notes (2010) and UDAG Loan.

1.273 “Unsubscribed Notes” has the meaning set forth in the Backstop Agreement.

1.274 “U.S. Pension Plans” means the single-employer defined benefit plans indicated on Plan Supplement 7A.

1.275 “U.S. Plan Sponsors” has the meaning set forth in Section 6.10 of this Plan.

1.276 “Voting Deadline” means the date set in an order of the Bankruptcy Court as the deadline for the return of Ballots accepting or rejecting this Plan.

B. Interpretation. For purposes of this Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) unless otherwise provided in this Plan, any reference in this Plan to an existing document or exhibit means such document or exhibit, as it may have been or may be amended, modified or supplemented pursuant to this Plan; (d) unless otherwise specified herein, any reference to a Person as a holder of a Claim includes that Person’s successors, assigns and affiliates; (e) unless otherwise specified, all references in this Plan to sections, Articles, schedules, Supplements and Exhibits are references to sections, Articles, schedules, Supplements and Exhibits of or to this Plan; (f) the words “herein”, “hereof” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles and sections are inserted for convenience of reference only and are not intended to be part of or to affect the interpretation of this Plan; and (h) the rules of construction set forth in section 102 of the Bankruptcy Code will apply.

C. Computation of Time. In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

D. Currency Denomination. All references in this Plan to monetary figures shall refer to currency of the United States of America unless otherwise indicated.

ARTICLE II

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A. General Rules.

2.1 Classification. Pursuant to sections 1122 and 1123 of the Bankruptcy Code, the following designates the Classes of Claims and Interests under this Plan. A Claim or Interest is in a particular Class for purposes of voting on, and of receiving distributions pursuant to, this Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified, although the treatment for such Claims is set forth below.

2.2 Separate Plans. The Plan does not provide for substantive consolidation of the Estates. Subject to Section 9.1 of this Plan, Claims that are asserted against multiple Debtors shall be treated as separate Claims against each applicable Debtor. The Plan also provides for rights of subrogation and contribution among each Debtor, as applicable, with respect to recoveries on Secured Funded Debt Claims. The aggregate recovery on an Allowed Claim from all sources, including distributions under this Plan, the CCAA Plan or a combination of both, regardless of whether on account of a theory of primary or secondary liability, by reason of guarantee, indemnity agreement, joint and several obligations or otherwise, shall not exceed 100% of the face amount of the underlying Allowed Claim.

B. Unclassified Claims.

2.3 Administrative Claims.

(a) General. Subject to the provisions of Article IV of this Plan and unless otherwise agreed to by the holder of an Allowed Administrative Claim (in which event such other agreement shall govern), each holder of an Allowed Administrative Claim shall be paid in full in Cash (i) at the sole option of the Debtors (before the Effective Date) or the Reorganized Debtors (on or after the Effective Date), (a) in the ordinary course of business as the Claim becomes due and owing or (b) on the Initial Distribution Date, or (ii) on such other date as the Bankruptcy Court may order; provided, however, any payment proposed to be made pursuant to subsection (i) above in the aggregate amount of $500,000 or greater, that does not relate to an Allowed Administrative Claim incurred in the ordinary course of business, shall not be paid without the prior consent of the Creditors Committee, such consent not to be unreasonably withheld.

(b) No Double Payment of Administrative Claims. To the extent that an Administrative Claim is Allowed against the Estate of more than one Debtor, there shall be only a single recovery on account of such Allowed Administrative Claim. In addition, to the extent that any obligation that would otherwise constitute an Administrative Claim is paid as a CCAA Charge in the CCAA Proceedings, the payment of such CCAA Charge in the CCAA Proceedings shall be the only payment to be made on account of such Administrative Claim in the Chapter 11 Cases and the CCAA Proceedings.

2.4 Priority Tax Claims. Unless otherwise agreed to by the holder of an Allowed Priority Tax Claim (in which event such other agreement shall govern), each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, but no later than thirty (30) days after the Effective Date, or (b) through equal annual installment payments in Cash (i) of a total value, as of the Effective Date of the Plan, equal to the allowed amount of such Claim; (ii) over a period ending not later than 5 years after the Petition Date; and (iii) in a manner not less favorable than the most favored nonpriority unsecured claim provided for by the Plan. All Allowed Priority Tax Claims against any of the Debtors that are not due and payable on the Effective Date shall be paid in the ordinary course of business by the Reorganized Debtors in accordance with the applicable non-bankruptcy law governing such Claims.

2.5 DIP Facility Claims. On the Effective Date, if not previously repaid in full, all DIP Facility Claims shall be paid in full in Cash, or otherwise satisfied in a manner acceptable to the DIP Agent and each DIP Lender.

2.6 Securitization Claims. On the Effective Date, all outstanding receivables interests purchased under the Securitization Facility will be repurchased in Cash for a price equal to the par amount thereof plus accrued yield and fees and servicing fees payable under the Securitization Facility, and any unpaid fees and expenses or other amounts payable under the Securitization Facility, whether by a Debtor or an affiliate of the Debtors, if any, and any

Securitization Claims shall be paid in full in Cash. On the Effective Date, after all such receivables interests are repurchased and all such payments are made, the Securitization Facility shall be terminated, and all Securitization Claims and any claims against, or obligations of, Abitibi-Consolidated U.S. Funding Corp. arising under the Securitization Facility or under the Securitization Order shall be deemed fully satisfied and released.

2.7 Adequate Protection Claims. On the Effective Date, Adequate Protection Claims shall be deemed satisfied in full by all interest payments and professional fee payments made by the applicable Debtors pursuant to, and in accordance with, the DIP Facility Order and the Securitization Order (as applicable).

C. Classified Claims and Interests.

2.8 Class 1 – Priority Non-Tax Claims.

(a) Classification. Classes 1A through 1HH (collectively, the “Class 1 Claims”), as set forth on Exhibit B1, consist of all Priority Non-Tax Claims.

(b) Allowance. Class 1 Claims shall be allowed or disallowed in accordance with Article IV of this Plan and applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

(c) Treatment. Unless otherwise agreed to by the holder of an Allowed Priority Non-Tax Claim (in which event such agreement shall govern), each holder of an Allowed Class 1 Claim, in full satisfaction of such Claim, shall be paid in full in Cash on the later of the Initial Distribution Date and a date that is as soon as practicable after the date upon which such Claim becomes an Allowed Priority Non-Tax Claim.

(d) Impairment and Voting. Class 1 Claims are unimpaired and the holders thereof are not entitled to vote on this Plan.

2.9 Class 2 – Bowater Secured Bank Claims.

(a) Classification. Class 2A through 2G (collectively, the “Class 2 Claims”), as set forth on Exhibit B2, consist of all Bowater Secured Bank Claims.

(b) Allowance. Class 2 Claims shall be Allowed Claims pursuant to this Plan in the principal amount as set forth on Exhibit B2 plus any amounts, all to the extent not otherwise included in the amount set forth on Exhibit B2, for interest, fees and other amounts outstanding (including (i) reimbursement obligations for Bowater Secured Bank Letters of Credit; (ii) accrued interest at the default rate plus reasonable professional fees; and (iii) Obligations as such term is defined in the Bowater Secured Bank Documents) under the Bowater Secured Bank Documents.

(c) Treatment. Holders of Class 2 Claims, in full satisfaction of such Claims (other than Claims in respect of Bowater Secured Bank Letters of Credit), shall (i) be paid in full in Cash on, or as soon as practicable after but in any event, not later than five (5) business days after, the Effective Date, or (ii) receive such treatment as otherwise agreed to by the Debtors and the holders of such Claims. In addition, in full satisfaction of Claims in respect of Bowater Secured Bank Letters of Credit, holders of Class 2 Claims shall receive on, or as soon as practicable after, the Effective Date, the return of the original letters of credit marked “cancelled”, or “back up” letters of credit or cash collateral provided to or held by the Issuing Lender (as defined in the Bowater Secured Bank Documents), in each case in the amount of 105% of the face amount of the Bowater Secured Bank Letters of Credit, or treatment on such other terms as the Debtors and holders of such Claims may agree; provided, however, that any “back up” letters of credit provided hereunder must be issued by financial institutions that are reasonably satisfactory to the Debtor or Reorganized Debtors and the Bowater Secured Bank Agent and the Issuing Lender; provided further, however, that the Bowater Secured Bank Documents shall govern the amount of any fees or other costs and expenses (if any) payable on account of the Bowater Secured Bank Letters of Credit. In no event shall holders of Class 2 Claims receive aggregate distributions on account of Class 2 Claims under this Plan or the CCAA Plan in excess of the Allowed amount of the Bowater Secured Bank Claims.

(d) Impairment and Voting. Class 2 Claims are unimpaired and the holders thereof are not entitled to vote on this Plan.

2.10 Class 3 – BCFPI Secured Bank Claims.

(a) Classification. Class 3A through 3G (collectively, the “Class 3 Claims”), as set forth on Exhibit B3, consist of all BCFPI Secured Bank Claims.

(b) Allowance. Class 3 Claims shall be Allowed Claims pursuant to this Plan in the principal amount as set forth on Exhibit B3 plus any amounts, all to the extent not otherwise included in the amount set forth on Exhibit B3, for interest, fees and other amounts outstanding (including (i) reimbursement obligations for BCFPI Secured Bank Letters of Credit; (ii) accrued interest at the default rate plus reasonable professional fees; and (iii) Obligations as such term is defined in the BCFPI Secured Bank Documents) under the BCFPI Secured Bank Documents.

(c) Treatment. Holders of Class 3 Claims, in full satisfaction of such Claims (other than Claims in respect of BCFPI Secured Bank Letters of Credit), shall (i) be paid in full in Cash on, or as soon as practicable after, but in any event not later than five (5) business days after, the Effective Date and in the currency as set forth in paragraph L(vii) of the Final DIP Order, or (ii) receive such treatment as otherwise agreed to by the Debtors and the holders of such Claims. In addition, in full satisfaction of Claims in respect of BCFPI Secured Bank Letters of Credit, holders of Class 3 Claims shall (i) receive on, or as soon as practicable after, but in any event not later than five (5) business days after, the Effective Date, cash collateral in the aggregate face amount of the BCFPI Secured Bank Letters of Credit plus an amount sufficient to cover all fees for the term of each BCFPI Secured Bank Letter of Credit and in the currency of such BCFPI Secured Bank Letter of Credit, (ii) have returned undrawn to the BCFPI Secured Bank Agent the BCFPI Secured Bank Letters of Credit and such BCFPI Secured Bank Letters of Credit shall be extinguished, or (iii) receive such other treatment with respect to the BCFPI Secured Bank Letters of Credit on such other terms as to which the Debtors and holders of such Claims may agree. In no event shall holders of Class 3 Claims receive aggregate distributions on account of such Class 3 Claims under this Plan or the CCAA Plan in excess of the Allowed amount of the BCFPI Secured Bank Claims.

(d) Impairment and Voting. Class 3 Claims are unimpaired and the holders thereof are not entitled to vote on this Plan.

2.11 Class 4 – ACCC Term Loan Secured Guaranty Claims.

(a) Classification. Classes 4A through 4G (collectively, the “Class 4 Claims”), as set forth on Exhibit B4, consist of all ACCC Term Loan Secured Guaranty Claims.

(b) Allowance. Subject to Section 9, Class 4 Claims shall be Allowed Claims pursuant to this Plan in the principal amount of $346,898,769.39, together with all accrued and unpaid interest (including default rate interest), costs, fees and expenses to the extent provided under the ACCC Term Loan Documents, calculated through and including the date on which the distributions are actually made to the holders of the Class 4 Claims.

(c) Treatment. Holders of Class 4 Claims, in full satisfaction of such Claims, shall (i) be paid in full in Cash on, or as soon as practicable after, the Effective Date, or (ii) receive such treatment as otherwise agreed by the Debtors and the holders of such Claims.

(d) Impairment and Voting. Class 4 Claims are unimpaired and the holders thereof are not entitled to vote on this Plan.

2.12 Class 5 – Other Secured Claims.

(a) Classification. Classes 5A through 5HH (collectively, the “Class 5 Claims”), as set forth on Exhibit B5, consist of all Other Secured Claims.

(b) Allowance. Class 5 Claims shall be allowed or disallowed to the extent permitted by section 506 of the Bankruptcy Code and other applicable provisions of the Bankruptcy Code and Bankruptcy Rules in accordance with Article IV of this Plan.

(c) Treatment. Each holder of an Allowed Class 5 Claim shall, in full satisfaction of such Claim, at the sole option of the Debtors, be (i) paid in full in Cash on the Initial Distribution Date, (ii) reinstated according to the terms of the relevant instrument, (iii) paid on such other terms as the Debtors and the holder of such Claim may agree, or (iv) satisfied through the surrender by the applicable Debtors of the collateral securing the Claim to the holder thereof.

(d) Impairment and Voting. Class 5 Claims are unimpaired and the holders thereof are not entitled to vote on this Plan.

2.13 Class 6 – Unsecured Claims.

(a) Classification. Classes 6A through 6HH (collectively, the “Class 6 Claims”), as set forth on Exhibit B6, consist of all Unsecured Claims.

(b) Allowance and Acknowledgment. (i) Subject to Section 9 of this Plan, Class 6 Claims shall be allowed or disallowed in accordance with Article IV of this Plan and applicable provisions of the Bankruptcy Code and Bankruptcy Rules; provided, however, that, notwithstanding anything in the Debtors’ Schedules to the contrary, and unless otherwise agreed to by the Debtors or ordered by the Bankruptcy Court, the Unsecured Note Claims set forth on Exhibit B6 shall be Allowed Class 6 Claims solely in the amount set forth, and against the applicable Debtor(s) identified, in Exhibit B6.

(ii) Acknowledgment. Bowater acknowledges that at least one of the BCFC Contribution Claim or the 7.95% Notes Guaranty Claim will be an Allowed Claim in Class 6S against Bowater, which amount shall be no less than an amount equal to the difference between (1) $619,875,000 minus (2) the amount of the distributions to holders of Allowed Class 6M Claims against BCFC. Subject to Bowater’s rights to settle such Claims, the Court shall determine whether such Allowed Claim is on account of (i) the BCFC Contribution Claim and/or (ii) the 7.95% Notes Guaranty. This acknowledgment shall not be interpreted to prejudice the rights, if any, of any party in interest to seek to have Allowed the 7.95% Notes Guaranty Claim or the BCFC Contribution Claim or both, or the rights of any party in interest to object to one or both of such Claims on any basis.

(c) Treatment. Subject to Section 9 of this Plan, each holder of an Allowed Class 6 Claim shall, in full satisfaction of such Claim, (i) receive its Pro Rata share of the number of shares of New ABH Common Stock allocated to the Debtor against which such Claim is Allowed as set forth in Exhibit B6 attached hereto, subject to Dilution; and (ii) to the extent eligible, be entitled to participate in the portion of the Rights Offering allocated to the Debtor against which such Claim is Allowed based on the allocations of New ABH Common Stock allocated to such Debtor as set forth in Exhibit B6 attached hereto. The provisions of this Plan relating to distributions on account of the 13.75% Senior Secured Note Guaranty Claims shall not apply to the extent that the 13.75% Senior Secured Notes Claims are paid in full in the CCAA Proceedings on or before the Effective Date of this Plan. To the extent Allowed, the BCFC Contribution Claim shall be classified and treated as a Class 6 Claim against Bowater for purposes of this Plan, and any portion of the Rights Offering allocated on account of such Claim shall be allocated for the benefit of creditors of BCFC to be exercised by such creditors as if such creditors were the holders of the BCFC Contribution Claim.

(d) Impairment and Voting. Class 6 Claims are impaired and the holders thereof are entitled to vote on this Plan. For voting purposes only, the BCFC Contribution Claim and the 7.95% Notes Guaranty Claim shall be deemed Allowed Claims against Bowater, each in the aggregate amount of $619,875,000.

2.14 Class 7 – Convenience Claims.

(a) Classification. Classes 7A through 7HH (collectively, the “Class 7 Claims”), as set forth on Exhibit B7, consist of all Convenience Claims.

(b) Allowance. Class 7 Claims shall be allowed or disallowed in accordance with Article IV of this Plan and applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

(c) Treatment. Each holder of an Allowed Class 7 Claim shall, in full satisfaction of such Claim, be paid in Cash in an amount equal to the lesser of 50% of (i) $5,000 or (ii) the amount of its Allowed Class 7 Claim; provided, however, that if the holders of Class 7 Claims against any Debtor do not accept the Plan by the requisite majorities set forth in section 1126(c) of the Bankruptcy Code, then the holders of Allowed Convenience Claims for such Debtor shall be treated as holders of Class 6 Claims against such Debtor, and shall be treated in accordance with Section 2.13 of this Plan.

(d) Impairment and Voting. Class 7 Claims are impaired and the holders thereof are entitled to vote on this Plan.

2.15 Class 8 – Intercompany Claims and Intercompany Interests.

(a) Classification. Class 8 consists of all Intercompany Claims and Intercompany Interests (collectively, the “Class 8 Claims and Interests”).

(b) Allowance. Subject to Sections 6.2, 6.3 and 6.17 of this Plan, and except as otherwise ordered by the Bankruptcy Court with respect to a particular Intercompany Claim or Intercompany Interest, on the Effective Date, at the option of the Debtors or the Reorganized Debtors, the Intercompany Claims shall either be (a) Reinstated, in full or in part, and treated in the ordinary course of business, or (b) cancelled and discharged, in full or in part; provided, however, that any election by the Debtors or the Reorganized Debtors hereunder shall not impact any recoveries under this Plan.

(c) Treatment. Unless otherwise ordered by the Bankruptcy Court with respect to a particular Intercompany Claim or Intercompany Interest, and subject to Sections 6.2, 6.3 and 6.17 hereof, holders of Intercompany Claims and Intercompany Interests shall not receive or retain any property on account of such Intercompany Claims and Interests to the extent such claim is cancelled and discharged as provided in Section 2.15(b).

(d) Impairment and Voting. Class 8 Claims and Interests are impaired, shall be deemed to accept this Plan and shall not vote on this Plan.

2.16 Class 9 – Common Stock Claims and Interests.

(a) Classification. Classes 9A through 9HH (collectively, the “Class 9 Claims and Interests”) consist of all Common Stock Claims and Interests.

(b) Treatment. Common Stock Claims and Interests shall be cancelled, and the holders of Common Stock Claims and Interests shall not be entitled to receive or retain any property on account of such Claims and Interests.

(c) Impairment and Voting. Class 9 Claims and Interests are impaired and deemed to reject the Plan, and the holders thereof are not entitled to vote to accept or reject the Plan.

2.17 Limits on Certain Distributions. No agreements for the treatment of Claims permitted in Section 2.3 through and including Section 2.12 (if any) shall provide for distributions of New ABH Common Stock to holders of Claims in such sections. For the avoidance of doubt, no distributions of New ABH Common Stock shall be made on account of Administrative Claims, Priority Tax Claims, DIP Facility Claims, Securitization Claims, Adequate Protection Claims and Claims in Class 1, Class 2, Class 3, Class 4 and Class 5.

2.18 Prepetition Indemnification and Reimbursement Obligations. All respective obligations, whether pursuant to certificates of incorporation, codes of regulation, by-laws, limited liability company agreements, limited liability partnership agreements, applicable state or non-bankruptcy law, or specific agreement or any combination of the foregoing, of the Debtors and Reorganized Debtors to indemnify and reimburse persons who are directors, officers, managers, employees or agents of any of the Debtors as of the Petition Date (collectively, the “Indemnity Obligations”), shall be treated as if they are executory contracts that are assumed pursuant to Section 365 of the Bankruptcy Code under the Plan as of the Effective Date, and such obligations shall survive confirmation of the Plan, shall remain unaffected by the Plan, and shall not be discharged or impaired by the Plan, irrespective of whether the indemnification or reimbursement obligation is owed in connection with any event occurring before, on or after the Petition Date, it being understood that all indemnification provisions in place on and prior to the Effective Date for directors, officers, managers or employees and agents of the Debtors shall survive the effectiveness of the Plan for claims related to or in connection with any actions, omissions or transactions prior to the Effective Date (including prior to the Petition Date); provided, however, that the Debtors’ and Reorganized Debtors’ liability for such obligations shall be limited to professional fees and expenses arising from and related to such obligations; and provided further, however, that the Indemnity Obligations shall not apply to any Employee Transferee for any Employee Transferee Action and any professional fees and expenses arising from such action.

2.19 Preservation of Subordination Rights.

(a) Nothing contained in this Plan shall be deemed to modify, impair, terminate or otherwise affect in any way the rights of any entity (as that term is defined in section 101(15) of the Bankruptcy Code) under section 510(a) of the Bankruptcy Code, and all such rights are expressly preserved under this Plan. The treatment set forth in this Article II and the distributions to the various Classes of Claims hereunder shall not affect the right of any Person to levy, garnish, attach, or employ any other legal process with respect to such distributions by reason of any claimed subordination rights or otherwise. All such rights and any agreements relating thereto shall remain in full force and effect, except as otherwise expressly compromised and settled pursuant to the Plan.

(b) Distributions shall be subject to and modified by any Final Order directing distributions other than as provided in the Plan. The right of the Debtors or any other entity to seek subordination of any Claim pursuant to section 510 of the Bankruptcy Code is fully reserved except as set forth in Article VIII below, and the treatment afforded any Claim that becomes a subordinated Claim at any time shall be modified to reflect such subordination. Unless the Confirmation Order provides otherwise, no distribution shall be made to the holder of a subordinated Claim on account of such claim until the rights or the holders of Claims senior to such Claim have been satisfied.

ARTICLE III

VOTING AND DISTRIBUTIONS

3.1 Voting of Claims. Each holder of an Allowed Claim in an impaired Class of Claims that is entitled to vote on the Plan pursuant to Article II of this Plan shall be entitled to vote separately to accept or reject the Plan as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

(a) Non-Consensual Confirmation. If at least one (1) Class of Claims or Interests that is Impaired under the Plan votes to reject the Plan or is deemed to reject the Plan, the Debtors may seek to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code.

(b) Deemed Acceptance if No Votes Cast. If no holders of Claims or Interests eligible to vote in a particular Class vote to accept or reject the Plan, the Plan shall be deemed accepted by the holders of such Claims or Interests in such Class.

(c) Elimination of Vacant Classes. Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

(d) Votes Regarding Cross-Border Debtors. The Cross-Border Claims Voting Protocol shall govern the voting of Claims to accept or reject the Plan with respect to the Cross-Border Debtors.

3.2 Distributions to Secured Funded Debt Claims. Distributions under this Plan to holders of Secured Funded Debt Claims in Classes 2 through 4 shall be made to the applicable Secured Funded Debt Administrative Agent and shall be distributed by the Secured Funded Debt Administrative Agents to the applicable Secured Funded Debt Lenders, in accordance with the terms of the applicable Secured Funded Debt Agreements, in satisfaction of all amounts owing by the Debtors and the CCAA Debtors under the Secured Funded Debt Agreements as of the date of distribution to the applicable Secured Funded Debt Administrative Agent. Distributions of Cash to holders of Claims in Classes 2 through 4 shall be made based on the amount of such Claims held by such holders as set forth in the books and records of the Secured Funded Debt Administrative Agents as of the close of business on the Confirmation Date, and in accordance with the Secured Funded Debt Agreements, after giving effect to payments made prior to the Effective Date in satisfaction of Adequate Protection Claims arising under the DIP Facility Order and the Securitization Order, as applicable.

3.3 Distributions to Holders of Allowed Convenience Class Claims. Subject to Section 4.4 and Section 9 of this Plan, on the Effective Date, or as soon as practicable thereafter, Reorganized ABH shall deliver to the Disbursing Agent for distribution on behalf of the Debtors to holders of Allowed Convenience Claims, Cash in an amount sufficient to make distributions in accordance with Article II of this Plan. Thereafter, the Disbursing Agent shall distribute to the holder of a Disputed Claim that becomes an Allowed Convenience Claim the Cash to which such holder is then entitled under the Plan (i) as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim, in whole or in part, becomes a Final Order, (ii) at the next applicable Interim Distribution Date, or (iii) at such other time as is reasonably practicable under the circumstances, but in any event, no later than the Final Distribution Date.

3.4 Distributions to Holders of Unsecured Note Claims. The Indenture Trustees for each series of Unsecured Notes shall be deemed to be the holders of all Unsecured Note Claims, as applicable, for purposes of distributions to be made hereunder, and all distributions on account of such Unsecured Note Claims, shall be made to or on behalf of the applicable Indenture Trustees or in the absence of an Indenture Trustee, to the Debtors or other agent. The Debtors or Reorganized Debtors, or other agent selected by the Debtors or Reorganized Debtors, shall fulfill the role of the indenture trustee for holders of 10.26% Senior Notes (Series D), 10.50% Senior Notes (Series B), 10.60% Senior Notes (Series C), and 10.625% Senior Notes (Series A) (the “Series A-D Notes”). Each Indenture Trustee shall hold or direct such distributions for the benefit of the holders of Allowed Unsecured Note Claims, as applicable, in accordance with the terms of the applicable indenture. As soon as practicable following compliance with the requirements set forth in Section 6.16 of this Plan, the Indenture Trustee shall (a) arrange to deliver such distributions to or on behalf of such holders of Allowed Unsecured Note Claims, (b) retain, and if necessary, exercise their charging liens against any such distributions, and (c) seek compensation and reimbursement for any reasonable fees and expenses incurred in making such distributions, which shall be an obligation of the Reorganized Debtors.

3.5 Distributions to Holders of Allowed Unsecured Claims Other than Unsecured Note Claims.

(a) The Disbursing Agent shall make distributions of New ABH Common Stock to holders of Allowed Claims in Class 6, other than holders of Unsecured Note Claims, as follows:

(i) On the Initial Distribution Date, the Disbursing Agent shall distribute the New ABH Common Stock allocable to such Allowed Unsecured Claims as of the Distribution Record Date to the Indenture Trustees and holders of Allowed Unsecured Claims, as applicable.

(ii) On any Interim Distribution Date, the Disbursing Agent shall make interim distributions of New ABH Common Stock to Indenture Trustees and holders of Allowed Claims in Class 6, as applicable, pursuant to and consistent with Section 4.4 of this Plan.

(iii) On the Final Distribution Date, the Disbursing Agent shall make the balance of all distributions to Indenture Trustees and holders of Allowed Claims in Class 6 as applicable and as required under this Plan.

(b) Notwithstanding any other provision of this Plan, all distributions to holders of Unsecured Note Claims shall be made in accordance with the terms of this Plan and the applicable Indenture.

3.6 Distributions of Rights Offering Notes. Distributions of Rights Offering Notes to Eligible Holders on Allowed Claims and Disputed Claims will be made upon consultation with the Creditors Committee and pursuant to procedures implemented by the Debtors or Reorganized Debtors that are not inconsistent with the Backstop Agreement and related procedures approved by the Bankruptcy Court.

3.7 Miscellaneous Distribution Provisions.

(a) Distribution Record Date. All Distributions on account of Allowed Claims shall be made to the Record Holders of such Claims. As of the close of business of the Distribution Record Date, the Claims register maintained by the Claims and Noticing Agent shall be closed, and there shall be no further changes regarding the Record Holder of any Claim. The Reorganized Debtors, the Secured Funded Debt Administrative Agents and any Disbursing Agents shall have no obligation to recognize any transfer of any Claim occurring after the Distribution Record Date. The Reorganized Debtors shall instead be entitled to recognize and deal for all purposes under this Plan with the Record Holders as of the Distribution Record Date. As of the close of business on the Distribution Record Date, the transfer ledgers for the Secured Funded Debt Administrative Agents shall be deemed closed, and the Secured Funded Debt Administrative Agents may take whatever action is necessary to close the transfer ledgers and there shall be no further transfers or changes in the Record Holders of such securities in such transfer ledgers. PLEASE NOTE THAT IF YOU ACQUIRE A CLAIM FOLLOWING THE DISTRIBUTION RECORD DATE, YOU WILL NOT RECEIVE A DISTRIBUTION FROM THE DEBTORS OR THE REORGANIZED DEBTORS ON ACCOUNT OF SUCH CLAIM.

IN ADDITION, IF YOU SELL OR TRANSFER YOUR CLAIM BEFORE THE DISTRIBUTION RECORD DATE, YOU WILL NOT RECEIVE A DISTRIBUTION ON ACCOUNT OF SUCH CLAIM.

(b) No Interest. Except as specifically provided for in this Plan, and without limiting any right to interest on account of the 13.75% Senior Secured Notes Claims in the CCAA Proceedings if any, no Claims (including Administrative Claims), Allowed or otherwise, shall be entitled, under any circumstances, to receive any interest on such Claim under this Plan.

(c) Foreign Currency Exchange Rate. Except as specifically provided for in this Plan or an order of the Bankruptcy Court, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the Bank of Canada’s noon spot rate as of the Petition Date (CDN$1 – US$0.8290) for all purposes under this Plan, including voting, allowance and distribution.

(d) Fractional Plan Securities and De Minimis Distributions. Notwithstanding any other provision of this Plan, only whole numbers of shares of New ABH Common Stock shall be issued. When any distribution on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New ABH Common Stock that is not a whole number, the actual distribution of such shares shall be rounded to the next higher or lower whole number of shares as follows: (i) fractions equal to or greater than  1/2 shall be rounded to the next higher whole number; and (ii) fractions less than  1/2 shall be rounded to the next lower number. No consideration shall be provided in lieu of fractional shares that are rounded down.

The Debtors or the Reorganized Debtors, as the case may be, shall not be required to, but may in their sole and absolute discretion, make Cash distributions to any holder of a Claim in an amount less than $10. In addition, the Debtors and the Reorganized Debtors shall not be required to, but may in their sole and absolute discretion, make any payment on account of any Claim in the event that the costs of making such payment exceeds the amount of such payment.

(e) Fractional Cents. Any other provision of this Plan notwithstanding, no payment of fractional cents will be made. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole cent.

(f) Distributions on Non-Business Days. Any payment or distribution due on a day other than a Business Day shall be made, without interest, on the next Business Day.

(g) Partial Distributions on Disputed Claims. In consultation with the Post-Effective Date Claims Agent and the Debtors or the Reorganized Debtors as applicable, the Disbursing Agent may make partial distributions of New ABH Common Stock to holders of Disputed Claims for the amount of the undisputed portion of such holder’s Disputed Claim unless such Claim is a Disputed Claim because of Section 502(d) of the Bankruptcy Code, in which case no distributions shall be made until such Disputed Claim becomes an Allowed Claim

(h) Disputed Payments. If any dispute arises as to the identity of the holder of an Allowed Claim entitled to receive any distribution under this Plan, the Reorganized Debtors may retain such distribution until its disposition is determined by a Final Order or written agreement among the interested parties to such dispute.

(i) Unclaimed Property. Holders of Allowed Claims to Unclaimed Property shall cease to be entitled thereto, and such Unclaimed Property shall revert to the Reorganized Debtors.

(j) Voting of ABH New Common Stock. ABH New Common Stock that is Unclaimed Property or reserved for Disputed Claims shall be voted by the Disbursing Agent at any meeting of the stockholders of Reorganized ABH in an equal proportion to the votes of other stockholders.

(k) Post-Consummation Effect of Evidence of Claims or Interests. Notes, stock certificates and other evidence of Claims against or Interests in the Debtors shall, effective on the Effective Date, represent only the right to participate in the distributions contemplated by this Plan and shall not be valid or effective for any other purpose.

(l) Setoffs and Recoupment. The Reorganized Debtors may, but shall not be required to, setoff or recoup against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Claim, claims of any nature that the Debtors or Reorganized Debtors may have against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim against the Debtors or the Reorganized Debtors shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any setoff or recoupment claim that the Debtors or the Reorganized Debtors may possess against such holder.

(m) Compliance with Tax Requirements. In connection with this Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant to this Plan that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of this Plan, each Person that has received any distribution pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligation imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.

ARTICLE IV

PROCEDURES FOR DETERMINATION OF CLAIMS AND INTERESTS

4.1 Bar Date for Certain Administrative Claims. All applications for final allowance of Fee Claims, and all other requests for the payment of Administrative Claims (other than Ordinary Course Administrative Claims), must be filed with the Bankruptcy Court and served on the Reorganized Debtors and their counsel at the addresses set forth in Section 10.14 of this Plan not later than thirty (30) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Any request for the payment of an Administrative Claim that is not timely filed and served shall be discharged and forever barred and the holder of such

Administrative Claim shall be enjoined from commencing or continuing any action, process, or act to collect, offset or recover such Claim. The Debtors and the Reorganized Debtors shall have sole responsibility for filing objections to and resolving all requests for the allowance of Administrative Claims; provided, however, the Creditors Committee (or the Post-Effective Date Claims Agent, as applicable) shall have the right to file an objection to any Fee Claims asserted by Professionals retained on behalf of the Debtors.

4.2 Objections To Claims. Objections to any Claim filed by any party other than the Debtors (other than Administrative Claims governed by Section 4.1 of this Plan) or the Post-Effective Date Claims Agent must be filed no later than twenty (20) days before the Effective Date. To the extent any property is distributed to a Person on account of a Claim that is not an Allowed Claim, such property shall be held in trust for and shall promptly be returned to the Reorganized Debtors. Subject to Section 4.3 of this Plan, the Debtors, Reorganized Debtors or the Post-Effective Date Claims Agent shall file objections on or before the Claims Objection Deadline to any Claim that is not an Allowed Claim as of the Effective Date.

4.3 Post-Effective Date Claims Agent and Authority to Prosecute Objections.

(a) On and as of the Effective Date, an agent, as selected by the Creditors Committee and subject to the Debtors’ reasonable consent, shall act as the agent for the Estates (the “Post-Effective Date Claims Agent”) in evaluating and prosecuting (i) objections to Disputed Claims in Classes 1, 5 and 6 that (A) are Filed in an amount of $75,000 or more and are not listed on the Schedules or (B) as to which the variance between (1) the amount of such Claim as Filed and (2) the liquidated, non-contingent and undisputed amount for which such Claim is listed on the Schedules is $75,000 or more (subparts (1) and (2) together, the “Disputed Claims Pool”), (ii) Avoidance Actions to recover any alleged transfers made to any entity that received payments or transfers during the applicable “look back” period (the “Post-Effective Date Claims Agent Avoidance Actions”); provided however, that the Post-Effective Date Claims Agent Avoidance Actions shall not include potential preference claims under section 547 of the Bankruptcy Code (x) with respect to vendors that are sole source suppliers or that offer the Company favorable trade terms, as identified by the Company and approved by the Creditors Committee in its sole discretion, on or prior to the Effective Date, or (y) that involve payments or transfers below $350,000, or (z) against any persons who are directors, officers, managers, employees or agents of any of the Debtors as of and including the Effective Date; and further provided, however, that the Post-Effective Date Claims Agent Avoidance Actions shall not include any avoidance claims covered by the 8.00% Convertible Notes Stipulation, and (iii) actions brought pursuant to section 510(b) or (c) of the Bankruptcy Code (the “Section 510 Actions”).

(b) The Post-Effective Date Claims Agent’s compensation shall be approved by the Debtors and the Creditors Committee prior to the Effective Date. Any adjustment in the Post-Effective Date Claims Agent’s compensation shall be subject to the approval of the Reorganized Debtors but may not be adjusted downward prior to the second anniversary of the Effective Date; provided, however, that the Post-Effective Date Claims Agent shall be entitled to such compensation only up to and through the earlier to occur of (x) the date on which all Disputed Claims in the Disputed Claims Pool and all Post-Effective Date Claims Agent Avoidance Actions have been resolved or adjudicated pursuant to a Final Order and (y) (a) the date on which such Post-Effective Date Claims Agent resigns, terminates his or her engagement as Post-Effective Date Claims Agent or is removed pursuant to Section 4.3(e).

(c) Subject to the terms and provisions of this Section 4.3 and except as otherwise set forth in this subsection or Section 4.3(d), the Post-Effective Date Claims Agent shall be authorized and empowered to evaluate, make, file, prosecute, settle and abandon objections to (i) any Disputed Claims in the Disputed Claims Pool, (ii) any Post-Effective Date Claims Agent Avoidance Actions, and (iii) any Section 510 Actions; provided, however, that the resolution of all Claims against the Cross-Border Debtors remain subject to the Cross-Border Claims Reconciliation Protocol and the Post-Effective Date Claims Agent shall have the rights and duties of the Creditors Committee under the Cross-Border Claims Reconciliation Protocol. The Post-Effective Date Claims Agent shall be entitled to retain counsel and other advisors to exercise the foregoing rights and duties (the “Claims Agent Professionals”). The Claims Agent Professionals, as well as the terms of their employment, shall be reasonably satisfactory to the Post-Effective Date Claims Agent and the Reorganized Debtors. The Reorganized Debtors shall pay all reasonable and documented fees and expenses of the Claims Agent Professionals (the “Claims Agent Professionals’ Fee and Expense Claims”) on a monthly basis, provided, however, that the Reorganized Debtors may dispute any portion of a Claims Agent Professionals’ Fee and Expense Claim (a “Disputed Claims Agent Professionals’ Fee and Expense Claim”), in which case (x) the Reorganized Debtors shall pay the portion of the Claims Agent Professionals’ Fee and Expense Claim that is not specifically disputed, and (y) in the absence of a consensual resolution of the Disputed Claims Agent Professionals’ Fee and Expense Claim, the Reorganized Debtors or the applicable Claims Agent Professionals shall submit the Disputed Claims Agent Professionals’ Fee and Expense Claim to the Bankruptcy Court for adjudication.

(d) On or before the Effective Date, the Debtors shall deposit $750,000, or such other amount as reasonably agreed to by the Debtors and the Creditors Committee, into an account designated by and held in the name of the Post-Effective Date Claims Agent (the “Post-Effective Date Claims Agent Fund”), which amounts shall be used by the Post-Effective Date Claims Agent from and after (but not for services rendered or costs or expenses incurred before) the Effective Date to perform its duties and responsibilities set forth above (other than for the payment of the Claims Agent Professionals, who shall be paid by the Reorganized Debtors as provided in Section 4.3(c)). If, subsequent to the initial funding of the Post-Effective Date Claims Agent Fund, the Post-Effective Date Claims Agent determines that the amount then held in the Post-Effective Date Claims Agent Fund is insufficient for it to conclude the performance of its duties under this Section 4.3, it shall notify the Reorganized Debtors, and they shall meet together in good faith to determine what, if any, additional amounts should be deposited by the Reorganized Debtors into the Post-Effective Date Claims Agent Fund. The Reorganized Debtors shall determine the amount of subsequent funding of the Post-Effective Date Claims Agent Fund.

(e) In the event that the Post-Effective Date Claims Agent resigns or otherwise terminates its service in such capacity prior to the resolution or adjudication of all Disputed Claims in the Disputed Claims Pool, the Reorganized Debtors shall designate a successor Post-Effective Date Claims Agent (which shall be vested with all of the rights and powers set forth in this Section 4.3). The Reorganized Debtors shall provide the Post-Effective Date Claims Agent (or any successor Post-Effective Date Claims Agent) with reasonable access to the Debtors’ books and records and personnel during normal business hours upon reasonable prior notice, and the Reorganized Debtors shall take commercially reasonable steps to cooperate with the Post-Effective Date Claims Agent in the performance of its duties under this Section 4.3. In the event of any dispute regarding the conduct of, or exercise of the duties of, the Post-Effective Date Claims Agent or the Claims Agent Professionals, the Reorganized Debtors may submit such dispute to the Bankruptcy Court, provided, however, that the Post-Effective Date Claims Agent may only be removed for gross negligence, willful misconduct or fraud.

(f) After the Effective Date, except as provided in Sections 4.3(a) and 4.3(c) above or otherwise in the Plan, only the Post-Effective Date Claims Agent shall have the authority to file, prosecute, settle, compromise, withdraw or litigate to judgment objections to Disputed Claims in the Disputed Claims Pool, Post-Effective Date Claims Agent Avoidance Actions and Section 510 Actions. Before bringing any (i) objections to Disputed Claims in the Disputed Claims Pool; (ii) Post-Effective Date Claims Agent Avoidance Actions other than Post-Effective Date Claims Agent Avoidance Actions brought solely for purposes of section 502(d) of the Bankruptcy Code; or (iii) Section 510 Actions, in each case with respect to a party with a current contractual or supplier relationship with the Debtors, a then current employee of the Reorganized Debtors, or then current officer or director of the Company, the Post-Effective Date Claims Agent shall consult with the Reorganized Debtors (or the Reorganized Debtors’ designee). Subject to Section 4.3(g), the Debtors’ authority to file, prosecute, settle, compromise, withdraw or litigate to judgment objections to Disputed Class in the Disputed Claims Pool, Post-Effective Date Claims Agent Avoidance Actions or Section 510 Actions shall terminate on the Effective Date as provided herein; provided, however, that notwithstanding any other provision of this Section 4.3 to the contrary, the Debtors and Reorganized Debtors shall retain the authority to prosecute, settle, compromise and otherwise resolve all labor grievances arising under Collective Bargaining Agreements pursuant to the terms and conditions of the governing Collective Bargaining Agreement. The Post-Effective Date Claims Agent shall provide periodic updates on Claims resolutions to the Reorganized Debtors (or the Reorganized Debtors’ designee). Notwithstanding the foregoing, and subject to section 4.3(j), the Post-Effective Date Claims Agent shall have full authority to bring and settle (x) any Claims in the Disputed Claims Pool, (y) any Post-Effective Date Claims Agent Avoidance Action that would result in a recovery of less than $500,000, and (z) any Section 510 Action. Any settlements of a Post-Effective Date Claims Agent Avoidance Action that results in a recovery in excess of $500,000 shall require approval by the Reorganized Debtors.

(g) Any previously prosecuted objections to any Disputed Claims in the Disputed Claims Pool, any Post-Effective Date Claims Agent Avoidance Actions and any Section 510 Actions that are pending as of the Effective Date shall be deemed to have been assigned to the Post-Effective Date Claims Agent, and the Post-Effective Date Claims Agent shall have the sole and exclusive right, subject to the limitations set forth above, to continue the prosecution of such Disputed Claims in the Disputed Claims Pool, Post-Effective Date Claims Agent Avoidance Action or Section 510(c) Action, abandon such Claim objections or action, or settle or compromise such Disputed Claims or action, subject to the terms of this Section 4.3; provided, however, that notwithstanding the foregoing, the Debtors and Reorganized Debtors shall retain the Causes of Action, and right to resolve, evaluate and prosecute the objections to Disputed Claims, which the Debtors shall identify on a schedule to be provided to the Creditors Committee prior to the Effective Date, and which shall be reasonably acceptable to the Creditors Committee.

(h) Within thirty (30) days following the end of each February, May, August and November until all Disputed Claims in the Disputed Claims Pool have been Allowed or Disallowed and all Post-Effective Date Claims Agent Avoidance Actions and Section 510 Actions have been settled, abandoned or prosecuted to judgment and recoveries of judgments received, the Post-Effective Date Claims Agent shall provide to the Reorganized Debtors a report with such information and detail as the Reorganized Debtors shall reasonably request in order for them to make the distributions described in Article III.

(i) All amounts recovered by the Post-Effective Date Claims Agent as a result of its prosecution or settlement of any Post-Effective Date Claims Agent Avoidance Action or Section 510 Action shall be promptly paid to the Reorganized Debtors.

(j) Except as set forth herein, notwithstanding that the Post-Effective Date Claims Agent shall have the right to file objections to Disputed Claims in the Disputed Claims Pool, litigate and/or settle objections to Disputed Claims in the Disputed Claims Pool on behalf of the Debtors and their Estates, and commence, prosecute, litigate and settle any Post-Effective Date Claims Agent Avoidance Actions or Section 510 Actions, nothing contained herein shall be deemed to obligate the Post-Effective Date Claims Agent to take any such actions, all of which shall be determined by the Post-Effective Date Claims Agent in its sole and absolute discretion.

(k) The Debtors or Reorganized Debtors, as applicable, shall have the sole and exclusive right to evaluate, make, file, prosecute, settle or abandon objections to Disputed Claims in Class 6 that are not within the Disputed Claims Pool and to Disputed Claims in Classes 7 and 8. The Reorganized Debtors shall quarterly provide a report to the Post-Effective Date Claims Agent summarizing the status of such disputed claims resolution in reasonable detail.

4.4 Payments and Distributions on Disputed Claims.

(a) Disputed Claims Reserve. Unless otherwise ordered by the Bankruptcy Court, from and after the Effective Date, and until such time as all Disputed Claims have become Allowed Claims, compromised or settled, the Disbursing Agent shall reserve and hold in escrow (the “Disputed Claims Reserve”) for the benefit of each holder of a Disputed Claim, New ABH Common Stock (and any dividends thereon) in an amount equal to the Pro Rata Share of distributions which would have been made to the holder of such Disputed Claim if it were an Allowed Claim in an amount equal to, as applicable: (i) the Disputed Claim amount, unless the Claim is a Disputed Claim solely because of section 502(d) of the Bankruptcy Code, in which case the disputed and undisputed amount (if any) of the Claim shall be reserved or (ii) if the amount of the Disputed Claim shall be estimated by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Code for purposes of allowance, such amount determined by the Bankruptcy Court (which amount, unless otherwise ordered by the Bankruptcy Court, shall constitute and represent the maximum amount in which such Claim may ultimately become an Allowed Claim), or (iii) such other amount as may be agreed upon by the holder of such Disputed Claim and the Debtors or the Reorganized Debtors. The Disputed Claims Reserve is intended to be treated for U.S. income tax purposes as a grantor trust of the Debtors.

(b) Distributions on Disputed Claims Upon Allowance. The Disbursing Agent shall distribute to the holder of a Disputed Claim that becomes an Allowed Claim (other than a Disputed Claim that becomes an Allowed Convenience Claim, the distribution for which is provided for in Section 3.3 of this Plan), in whole or in part, the distribution to which such holder is then entitled under the Plan for such Allowed Claim, in the Disbursing Agent’s sole discretion, (a) as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim becomes a Final Order, (b) at the next applicable Interim Distribution Date, or (c) at such other time the Disbursing Agent reasonably determines is appropriate under the circumstances, but in any event, no later than the Final Distribution Date. The balance, if any, of New ABH Common Stock previously reserved pursuant to Section 4.4(a) shall be included in future calculations of New ABH Common Stock reserved pursuant to Section 4.4(a) as Disputed Claims become Allowed as provided in this Section 4.4(b). The existence of a Disputed Claim in Class 6 shall not impair or impede the making of a distribution to Allowed Claims in such Class or any other Class. If the Allowed amount of any particular Disputed Claim is reconsidered under section 502(j) of the Bankruptcy Code and Bankruptcy Rule 3008 and/or is Allowed in an amount that is greater than the estimated amount of such Claim, or the ultimately Allowed amount of all Disputed Claims in Class 6 is greater than the estimated aggregate amount of such Claims, no claimant shall have recourse against the Reorganized Debtors (or any property thereof), any distributions made to a creditor in any other Class herein, or any distribution previously made on account of any Allowed Claim (however, nothing herein shall modify any right of a holder of a reconsidered Claim under the penultimate sentence of section 502(j) of the Bankruptcy Code)

4.5 Claims Against Cross-Border Debtors. Subject to Sections 4.3 and 6.14 hereof, the procedures set forth in the Cross-Border Claims Reconciliation Protocol shall govern the allowance of Claims against the Cross-Border Debtors.

4.6 Indenture Trustees as Claim Holders. Consistent with Bankruptcy Rule 3003(c), the Debtors and the Reorganized Debtors shall recognize the Proofs of Claim filed by an Indenture Trustee with respect to the Claims of the holders represented by such Indenture Trustee in the amount Allowed herein. Any Proof of Claim filed by a registered or beneficial holder of Claims for which the applicable Indenture Trustee has filed a Proof of Claim shall be Disallowed by the Confirmation Order as duplicative of the Proof of Claim filed by the Indenture Trustee without need for any further action or Bankruptcy Court Order, except to the extent that any Claim, or a portion of a Proof of Claim, filed by a holder is not included within the Proof(s) of Claim filed by the applicable Indenture Trustee.

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

5.1 Assumed Executory Contracts and Unexpired Leases.

(a) Assumption and Assignment Generally. On the Effective Date, except as otherwise provided in the Plan, in any contract, instrument, release or other agreement or document entered into in connection with the Plan, in a Final Order of the Bankruptcy Court, or as requested in any motion filed on or prior to the Effective Date, pursuant to section 365 of the Bankruptcy Code the applicable Debtor or Debtors will assume, or assume and assign, each executory contract or unexpired lease listed on Plan Supplement 11A. Each contract and lease listed on Plan Supplement 11A will be assumed only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on Plan Supplement 11A will not constitute an admission by a Debtor or a Reorganized Debtor that such contract or lease (including any modifications, amendments, supplements, restatements, or other related agreements) is an executory contract or unexpired lease or that a Debtor or Reorganized Debtor has any liability thereunder. To the extent applicable, all executory contracts or unexpired leases of the Reorganized Debtors assumed during the Chapter 11 Cases, including those assumed pursuant to Section 5.1 hereof, shall be deemed modified such that the transactions contemplated by the Plan and the CCAA Plan shall not constitute a “change of control” (or terms with similar effect) under the applicable executory contract or unexpired lease, regardless of how such term may be defined herein, and any consent or advance notice required under such executory contract or unexpired lease shall be deemed satisfied by Confirmation of the Plan.

(b) Modifications, Amendments, Supplements, Restatements, or Other Agreements. Unless otherwise provided in the Plan, each executory contract or unexpired lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease, and all executory contracts and unexpired leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan. Modifications, amendments, supplements, and restatements to prepetition executory contracts and unexpired leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

(c) Customer Agreements. To the extent that (i) the Debtors are party to any contract, purchase order or similar agreement providing for the sale of the Debtors’ products or services, (ii) such agreement constitutes an executory contract, and (iii) such agreement (A) has not been previously rejected or assumed by order of the Bankruptcy Court, (B) is not subject to a motion to reject such executory contract or unexpired lease filed on or prior to the Effective Date, (C) is not listed on Plan Supplement 11A or Plan Supplement 11B, (D) has not been designated for rejection in accordance with Section 5.2(a), such contract (including any modifications, amendments, supplements, restatements or other related agreements), purchase order or similar agreement will be deemed assumed by the applicable Debtor(s) in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. The Cure amount to be paid in connection with the assumption of a customer contract that is not specifically identified in Plan Supplement 11A shall be $0.00.

(d) Paper Retriever® and EcoRewards® Program Contracts. Any contract (including any modifications, amendments, supplements, restatements or other related agreements) of the Debtors under the Company’s Paper Retriever® and EcoRewards® programs for the collection, pick-up, payment for, or other services relating to, the collection of recyclables under the Paper Retriever® and EcoRewards® programs, including the leasing or provision of bins, shall be deemed assumed by the applicable Debtor(s) in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date unless such contract (i) has been previously rejected or assumed by order of the Bankruptcy Court, (ii) is subject to a motion to reject filed on or prior to the Effective Date, (iii) is listed on Plan Supplement 11B, or (iv) has been designated for rejection in accordance with Section 5.2(a) of this Plan. The Cure amount to be paid in connection with the assumption of any and all such Paper Retriever® and EcoRewards® contracts that are not specifically identified in Plan Supplement 11A shall be $0.00.

(e) Utility Agreements. To the extent that (i) the Debtors are party to any utility service contract or similar agreement with a utility, (ii) such agreement constitutes an executory contract, and (iii) such agreement (A) has not been previously rejected or assumed by order of the Bankruptcy Court, (B) is not subject to a motion to reject such executory contract or unexpired lease filed on or prior to the Effective Date, (C) is not listed on Plan Supplement 11A or Plan Supplement 11B, (D) has not been designated for rejection in accordance with Section 5.2(a), then such utility service contract or similar agreement with a utility (including any modifications, amendments, supplements, restatements or other related agreements) shall be deemed assumed by the applicable Debtor(s) in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. The Cure amount to be paid in connection with the assumption of a utility service contract or similar agreement with a utility that is not specifically identified in Plan Supplement 11A shall be $0.00.

(f) Certain Governmental Agreements. To the extent that (i) the Debtors are party to any agreement, permit, certificate, license, approval, memorandum or contract, including any easements or agreements to cross land (collectively, including any product from such agreements, permits, certificates, licenses, approvals, memoranda or contracts, the “Government Agreements”) issued by, signed with, or granted by a governmental unit, including a federal government, provincial or state government, or agent or agency of a federal, provincial or state government, (ii) such Government Agreement constitutes an executory contract, and (iii) such Government Agreement (A) has not been previously rejected or assumed by order of the Bankruptcy Court, (B) is not subject to a motion to reject such executory contract or unexpired lease filed on or prior to the Effective Date, (C) is not listed on Plan Supplement 11A or Plan Supplement 11B, (D) has not been designated for rejection in accordance with Section 5.2(a), then such Government Agreement will be deemed assumed by the applicable Debtor(s) in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. The Cure amount to be paid in connection with the assumption of a Government Agreement if not specifically identified in Plan Supplement 11A shall be $0.00.

(g) Cutting Rights Agreements. Any contract (including any modifications, amendments, supplements, restatements or other related agreements) of the Debtors for or related to cutting rights shall be deemed assumed by the applicable Debtor(s) in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date unless such contract (i) has been previously rejected or assumed by order of the Bankruptcy Court, (ii) is subject to a motion to reject filed on or prior to the Effective Date, (iii) is listed on Plan Supplement 11B, or (iv) has been designated for rejection in accordance with Section 5.2(a) of this Plan. The Cure amount to be paid in connection with the assumption of any and all such contracts that are not specifically identified in Plan Supplement 11A shall be $0.00.

(h) Collective Bargaining Agreements. Unless otherwise requested in any motion or stipulation filed on or prior to the Effective Date, all Collective Bargaining Agreements set forth on Plan Supplement 1 shall be deemed to have been assumed by the Debtors party thereto upon the occurrence of the Effective Date, as such Collective Bargaining Agreements may have been amended from time to time, including as such Collective Bargaining Agreements have been amended by that certain Memorandum of Agreement (the “Master Agreement”) by and between AbitibiBowater Inc. and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, the International Brotherhood of Electrical Workers, the International Association of Machinists, and the United Association of Journeymen and Apprentices of the Plumbing and Pipefitting Industry of the United States and Canada (collectively, the “Unions”) dated April 14, 2010. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the pertinent Debtor’s assumption of each Collective Bargaining Agreement, as so amended, and the Master Agreement. The Cure amount to be paid in connection with the assumption of such Collective Bargaining Agreements shall be $0.00. In addition, unless previously withdrawn, upon the Effective Date, the Unions’ proofs of claim shall be deemed withdrawn as of the Effective Date without prejudice to: (1) the Debtors’ and Reorganized Debtors’ obligations under the Master Agreement; (2) the Unions’ pursuit of grievances and arbitrations in the ordinary course; (3) the right of the Unions or the Debtors or the Reorganized Debtors to apply to the Bankruptcy Court for the resolution of any dispute over the priority, or the treatment under any plan of reorganization, to be accorded to any grievance settlement entered by the parties or remedy ordered by an arbitrator acting pursuant to the Collective Bargaining Agreement; and (4) the Unions’ right to reinstate and file proofs of claim if a plan of reorganization incorporating the Master Agreement is not consummated.

(i) Payments Related to Assumption of Executory Contracts and Unexpired Leases. Except as otherwise provided herein, any monetary amounts by which each executory contract and unexpired lease to be assumed under this Plan may be in default shall be satisfied by Cure in the amount, if any, set forth in this Section 5.1 or in Plan Supplement 11A, or, in the event of an objection to such Cure amount or if no such Cure amount is listed, in the amount agreed between the parties or as ordered by the Bankruptcy Court or another court of competent jurisdiction. If the non-Debtor party to the unexpired lease or executory contract does not object to the amount of Cures set forth in Plan Supplement 11A on or before the Voting Deadline, such non-Debtor party shall be deemed to accept such Cure amount. In the event of a dispute regarding (a) the nature or amount of any Cure, (b) the ability of the applicable Reorganized Debtor or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, such dispute shall be determined by the Bankruptcy Court, or as the parties may otherwise agree. To the extent that the Debtor who is a party to the unexpired lease or executory contract is to be merged pursuant to Sections 6.2 and 6.3 of this Plan, upon assumption as contemplated herein, the Reorganized Debtor that is the surviving entity after such merger shall be the party to the unexpired lease or executory contract.

5.2 Rejection of Executory Contracts and Unexpired Leases.

(a) Rejection Generally. On the Effective Date, except for an executory contract or unexpired lease that was previously assumed, assumed and assigned or rejected by an order of the Bankruptcy Court or that is assumed pursuant to Section 5.1, each executory contract or unexpired lease entered into by a Debtor prior to the Petition Date that has not previously expired or terminated pursuant to its own terms shall be deemed rejected pursuant to section 365 of the Bankruptcy Code. The executory contracts or unexpired leases to be rejected pursuant to this Plan will include the executory contracts or unexpired leases listed on Plan Supplement 11B. Each executory contract and unexpired lease listed on Plan Supplement 11B shall be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract on Plan Supplement 11B will not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease is an executory contract or unexpired lease or that a Debtor or Reorganized Debtor has any liability thereunder. Regardless of whether an executory contract or unexpired lease is listed on Plan Supplement 11B, it will be deemed rejected unless such contract (a) is listed on Plan Supplement 11A, (b) was previously assumed, assumed and assigned, or rejected by order of the Bankruptcy Court, or (c) is deemed assumed pursuant to Sections 5.1(c) through 5.1(g), Section 5.4 or Section 6.10.

(b) Rejection Damages Bar Date. Unless an earlier Claims Bar Date applies, if the rejection by a Debtor of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against any Debtor unless a Proof of Claim with respect to such Claim is filed with the Claims and Noticing Agent and served upon counsel to the Debtors or the Reorganized Debtors (as the case may be) within thirty (30) days after (a) filing of a notice of the occurrence of the Effective Date or (b) entry of an order authorizing the rejection of such executory contract or unexpired lease.

5.3 Limited Extension of Time to Assume or Reject. In the event of a dispute as to whether a contract or lease is executory or unexpired, the right of the Debtors or Reorganized Debtors to move to assume or reject such contract or lease shall be extended until the date that is thirty (30) days after the entry of a Final Order by the Bankruptcy Court determining that the contract or lease is executory or unexpired. The deemed assumptions and rejections provided for in this Article V of the Plan shall not apply to such contract or lease.

5.4 Insurance Policies and Agreements. The insurance policies issued to, or insurance agreements entered into by, the Debtors prior to the Petition Date set forth on Plan Supplement 2 shall continue in effect after the Effective Date. To the extent that such insurance policies or agreements are considered to be executory contracts, then, notwithstanding anything to the contrary in the Plan, the Plan shall constitute a motion to assume or ratify such insurance policies and agreements, and, subject to the occurrence of the Effective Date, the entry of the Confirmation Order shall constitute approval of such assumption pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of each Debtor and its Estate. Unless otherwise determined by the Bankruptcy

Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, no payments shall be required to cure any defaults of the Debtors existing as of the Confirmation Date with respect to each such insurance policy or agreement. If the Bankruptcy Court determines otherwise as to any such insurance policy or agreement, the Debtors reserve the right to seek the rejection of such insurance policy or agreement or other available relief.

To the extent that the Debtors’ insurance policies and related agreements with Ace American Insurance Company, ACE INA Insurance, ACE European Group, Ltd., Ace American Fire & Marine Company and/or other affiliated members of the ACE group of companies, and/or their predecessors in interest (collectively referred to as “ACE”) are executory, they will be assumed by the Debtors. Regardless of whether any insurance policies issued by ACE, to or on behalf of the Debtors or their predecessors in interest, or any related agreements are executory, all such insurance policies and related agreements shall vest in the Reorganized Debtors and the Reorganized Debtors will perform the insureds’ obligations thereunder, and ACE will perform the insurers’ obligations thereunder, including any obligations pertaining to insurance coverage for claims arising pre-petition or during the pendency of these Chapter 11 Cases. This Plan and the Confirmation Order (including any exhibits and supplements thereto, and any provision that purports to be peremptory or supervening contained therein), shall not operate to, or have the effect of, impairing in any respect the legal, equitable or contractual rights and defenses of the insureds or insurers with respect to any insurance policies issued by ACE, to or on behalf of the Debtors or their predecessors in interest, and any related agreements; provided, however, that the Debtors and the Reorganized Debtors, as applicable, shall not cease to be the insured parties with respect to any such insurance policies solely as result of the consummation of the restructurings and assumption of executory contracts pursuant to this Plan and the CCAA Plan. The rights and obligations of the insureds and insurers under the ACE insurance policies and related agreements shall be determined under such policies and related agreements, including the terms, conditions, limitations, exclusions and endorsements thereof, which shall remain in full force and effect, and under any applicable non-bankruptcy law. ACE has reserved all of its rights and defenses under the ACE policies and any related agreements and applicable non-bankruptcy law.

5.5 Miscellaneous.

(a) The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any executory contract or unexpired lease.

(b) Subject to Section 5.5(d), but notwithstanding any other provision of this Plan, each of the Debtors shall retain the right to, at any time prior to the Confirmation Hearing, modify, amend or supplement Plan Supplement 11A and Plan Supplement 11B, including the right to (i) delete any executory contract or unexpired lease listed therein, (ii) add any executory contract or unexpired lease thereto, thus providing for its assumption or assumption and assignment pursuant to Section 5.1, or its rejection pursuant to Section 5.2 as the case may be, or (iii) modify the Cure Amount.

(c) The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumption, assumption and assignment, or rejection of the executory contracts and unexpired leases as contemplated in this Article V pursuant to section

365 of the Bankruptcy Code, as of the later of: (a) the Effective Date; or (b) the resolution of any objection to the proposed assumption, assumption and assignment, or rejection of an such executory contract or unexpired lease.

(d) The Debtors or Reorganized Debtors shall not assume any executory contract or unexpired lease that would result in Cure costs greater than $1 million without the consent of the Creditors Committee, such consent not to be unreasonably withheld.

ARTICLE VI

IMPLEMENTATION OF PLAN

6.1 Pre-Effective Date Injunction or Stays. All injunctions or stays, whether by operation of law or by order of the Bankruptcy Court, provided for in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or otherwise that are in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

6.2 Restructuring Transactions. Effective as of the Effective Date, or thereafter as necessary, the applicable Debtors and Reorganized ABH shall enter into one or more corporate reorganization and related transactions (the “Restructuring Transactions”) and take any actions as may be necessary or appropriate to simplify their corporate structure and to effect a tax efficient corporate restructuring of their respective businesses, in each case upon consultation with the Creditors Committee. The Restructuring Transactions may include one or more intercompany mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers (including transfers involving the issuance of New ABH Common Stock to subsidiaries of the Debtors or the Reorganized Debtors), liquidations or other transactions as may be determined by the Debtors or Reorganized ABH to be necessary or appropriate. The Debtors shall file Plan Supplement 12 setting forth the restructuring transactions that will occur. The Debtors shall be permitted to implement certain of the Restructuring Transactions after the Effective Date, as contemplated by Plan Supplement 12. Subject to the Restructuring Transactions, each of the Debtors shall continue to exist after the Effective Date as a separate entity, with all the powers of a corporation, limited liability company, or partnership, as the case may be, under applicable law in the jurisdiction in which each applicable Debtor is incorporated or otherwise formed and pursuant to its certificate of incorporation and bylaws or other organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other organizational documents are amended and restated or reorganized by the Plan or the CCAA Plan, as applicable, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date. Certain affiliates of the Debtors are not Debtors in these Chapter 11 Cases. The continued existence, operation, and ownership of such non-Debtor affiliates is a component of the Debtors’ businesses, and, as set forth in Article 8.1 of the Plan, but subject to the Restructuring Transactions, all of the Debtors’ equity interests and other property interests in such non-Debtor affiliates shall revest in the applicable Reorganized Debtor or its successor on the Effective Date.

6.3 Dissolution of Certain Debtors. On or as of the Effective Date, within the sole and exclusive discretion of the Debtors, the Debtors may (a) cause any or all of the Debtors to be merged into one or more of the Debtors, dissolved, or otherwise consolidated, (b) cause the transfer of assets between or among the Debtors, or (c) engage in any other transaction in furtherance of the Plan. Any such transaction shall be effective as of the Effective Date pursuant to the Confirmation Order without any further action by the stockholders or directors of any of the Debtors or the Reorganized Debtors. The Debtors shall file Plan Supplement 3 with the Bankruptcy Court setting forth the Debtors that will be merged or dissolved.

6.4 Amended Certificates of Incorporation and Bylaws. As of the Effective Date, the current certificates of incorporation and bylaws of the Debtors and other similar formation documents as applicable, shall be amended as necessary to satisfy the provisions of this Plan and the Bankruptcy Code, including, without limitation, the prohibition against the issuance of non-voting equity securities set forth in section 1123(a)(6) of the Bankruptcy Code (collectively, the “Amended Certificates of Incorporation and Bylaws”). The forms of Amended Certificates of Incorporation and Bylaws in Plan Supplements 4A and 4B shall become effective on the Effective Date. After the Effective Date, the Amended Certificates of Incorporation and Bylaws shall be subject to such further amendments or modifications as may be made by law, or pursuant to such Amended Certificates of Incorporation and Bylaws.

6.5 No Further Approvals. The mergers, transfers of assets, dissolutions, consolidations and other transactions contemplated in this Plan shall be approved and effective as of the Effective Date without the need for any further state or local regulatory approvals or approvals by any non-Debtor parties, and without any requirement for further action by the Debtors, Reorganized Debtors, or any entity created to effectuate the provisions of the Plan.

6.6 Pre-Effective Date Management. After the Confirmation Date and until the Effective Date, the current directors and officers of each Debtor shall continue to serve in such capacities, subject to such changes as may be determined by the Board of Directors of a Debtor in accordance with the current bylaws and certificates of incorporation or other formation document of such Debtor.

6.7 Post-Effective Date Management of Reorganized Debtors.

(a) Board. As of the Effective Date, the directors and officers of each Debtor that is not a Reorganized Debtor will be terminated. A search committee (the “Search Committee”), consisting of three (3) members of the Creditors Committee, three (3) members of the Ad Hoc Unsecured Noteholders Committee, and one (1) representative of the Company shall be formed to select the Board. Among other things, the Search Committee shall be responsible for selecting the board of directors for Reorganized ABH (the “Board”), determining the number of directors (including the number of independent directors) comprising the Board, and defining the terms and other qualifications for such directors.

(b) Officers. As of the Effective Date, the initial officers of Reorganized ABH shall be the persons identified in Plan Supplement 5A. The term of any current officer of AbitibiBowater not identified as an officer of Reorganized ABH shall expire on the Effective Date.

(c) Unless otherwise provided in Plan Supplement 5B, the directors and officers of each of the Debtors other than AbitibiBowater shall continue to serve in such capacities with respect to the Reorganized Debtors after the Effective Date.

(d) The Debtors shall file Plan Supplement 5B with the Bankruptcy Court on or before the Supplement Filing Date setting forth the names, affiliations and offices of, and the compensation proposed to be paid to, the individuals intended to serve as directors and officers of each Reorganized Debtor on and after the Effective Date. On and after the Effective Date, each Reorganized Debtor shall be governed in accordance with the Amended Certificates of Incorporation and Bylaws or similar formation document.

6.8 Management and Director Compensation and Incentive Plans and Programs. On or as soon as practicable after the Effective Date, Reorganized ABH shall adopt and implement (as applicable) the Management Incentive Plans substantially in the form set forth in Plan Supplement 6A to be filed on or before the Supplement Filing Date and described herein.

(a) Long-Term Equity Incentive Plan. On or as soon as practicable after the Effective Date, the Reorganized Debtors will adopt and implement the 2010 Long-Term Equity Incentive Plan (the “LTIP”). The Debtors and Reorganized Debtors shall reserve 8.5% on a fully diluted basis of the New ABH Common Stock for issuance under the LTIP. Up to 4% of the New ABH Common Stock may be granted on the Effective Date of which 75% will be granted as options and 25% will be granted as restricted stock units. Pursuant to the LTIP, the Reorganized Debtors shall deliver certain stock options and restricted stock unit grants to certain directors, members of management and other executive employees on and after the Effective Date, in such amounts and pursuant to such terms as set forth in the LTIP. The form and substance of the LTIP will be set forth in Plan Supplement 6A, to be filed on or before the Supplement Filing Date, and shall be reasonably acceptable to the Creditors Committee.

(b) Short-Term Incentive Plans. On or as soon as practicable after the Effective Date, the Reorganized Debtors will adopt and implement the 2010 Short-Term Incentive Plan (the “2010 STIP”) and the 2011 Short-Term Incentive Plan (the “2011 STIP” and together with the 2010 STIP, the “STIPs”) pursuant to which participants shall be eligible for a target incentive award expressed as a percentage of the individual’s base salary. Approximately 550 management employees will be eligible for participation in the STIPs, including the Company’s top six senior executives. Senior executives will be eligible for a target incentive award of 50% base salary under the 2010 STIP and 100% of base salary under the 2011 STIP. The target incentive payments for remaining participants under the STIPs will be at a lower percentage level of payment. The STIPs shall be entirely performance-based, and actual earned incentive awards will vary depending on the Company’s and Reorganized Debtors’ ability to achieve the established targets. Under the 2010 STIP, the Company will base performance targets on the Company’s actual EBITDA against its forecast for the third and fourth quarters of 2010, and targets will be determined in consultation with the Creditors Committee. The Board will determine the Company’s performance targets under the 2011 STIP. The material terms of the STIPs will be set forth in Plan Supplement 6A, to be filed on or before the Supplement Filing Date, and shall be reasonably acceptable to the Creditors Committee.

6.9 Employee Compensation and Benefit Programs. As of the Effective Date, all of the Debtors’ existing pension plans, welfare benefit plans, severance policies and other employee-related plans and programs, including the Debtors’ existing U.S. qualified defined contribution plans and Canadian registered defined benefit and defined contribution plans, set forth in Plan Supplement 7A, shall remain in effect, as amended, and the plans and programs set forth in Plan Supplement 7B, including all of the Debtors’ existing non-qualified and non-registered plans, (such terminated non-qualified and non-registered plans and programs referred to herein as, the “Terminated Pension Plans” and all such terminated or rejected plans and programs collectively referred to herein as the “Terminated Employee Plans”) shall be terminated and, to the extent applicable, deemed rejected pursuant to section 365 of the Bankruptcy Code. After the Effective Date, the Reorganized Debtors shall have the sole authority to terminate, amend or implement U.S. qualified defined contribution plans and Canadian registered defined benefit and defined contribution plans, welfare benefit plans and other plans and programs for employees in accordance with the terms of such plans and applicable law. The form and substance of the employee compensation and benefit programs assumed by the Debtors set forth in Plan Supplement 7A shall be reasonably acceptable to the Creditors Committee.

The Debtors’ or Reorganized Debtors’ performance of any employment agreement, plan or policy that is not a Terminated Employee Plan will not entitle any person to any benefit or alleged entitlement under any policy, program, or plan that has expired or been terminated before the Effective Date, or restore, reinstate, or revive any such benefit or alleged entitlement under any such policy, program or plan. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. Notwithstanding anything to the contrary contained herein, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

6.10 U.S. Pension Plans. Upon the occurrence of the Effective Date, Bowater Inc., and Abitibi-Consolidated Sales Corporation (collectively, the “U.S. Plan Sponsors” and as reorganized under the Plan, the “Reorganized U.S. Plan Sponsors”) shall continue the U.S. Pension Plans, including meeting the minimum funding standards under ERISA and the Internal Revenue Code, paying all PBGC insurance premiums, and administering and operating the U.S. Pension Plans in accordance with their terms and ERISA. Nothing in the Plan or in this Order shall be deemed to discharge, release, or relieve the Debtors, the Reorganized Debtors, any member of the Debtors’ controlled groups (as defined in 29 U.S.C. § 1301(a)(14)) or any other party, in any capacity, from any current or future liability with respect to the U.S. Pension Plans, and PBGC and the U.S. Pension Plans shall not be enjoined or precluded from enforcing such liability as a result of the Plan’s provisions or confirmation of the Plan. Upon the Effective Date, PBGC shall be deemed to have withdrawn any and all proofs of claim filed against the Debtors with prejudice. After the Effective Date, the Reorganized U.S. Plan Sponsors shall have the authority to terminate, amend or freeze the U.S. Pension Plans in accordance with the terms of the U.S. Pension Plans, ERISA and the Internal Revenue Code.

6.11 Exit Financing Facilities. On the Effective Date, the Reorganized Debtors will enter into definitive documentation, in a form and in substance satisfactory to the Debtors and reasonably acceptable to the Creditors Committee, with respect to the Exit Financing Facilities in an aggregate amount up to $2.3 billion, less cash on hand and proceeds from the Rights Offering. On or about the Effective Date, the Debtors shall borrow funds under the Exit Financing Facilities in amounts which, together with such other cash as is then available to the Debtors, will be sufficient to make all Cash distributions to be made under this Plan and the CCAA Plan.

6.12 Rights Offering. In accordance with the terms of the Backstop Agreement, the Debtors may implement a rights offering (the “Rights Offering”) for the issuance of convertible unsecured subordinated notes of the Reorganized Debtors (the “Rights Offering Notes”) or other securities as agreed upon by the Debtors and the Creditors Committee, on the terms set out in the Backstop Agreement. As of the Effective Date, the Rights Offering Notes will be in an aggregate principal amount not to exceed $500 million and the amount of the Rights Offering Notes may be increased by the Debtors in accordance with the terms of the Backstop Agreement. In accordance with the Backstop Agreement, certain Rights Offering Notes may be held in escrow pending Allowance of certain Claims. The terms of the Rights Offering Notes are set forth in Exhibit E to the Disclosure Statement. The Rights Offering Notes will be issued pursuant to an indenture (as may be amended, supplemented or modified consistent with the terms of the Backstop Agreement, the “Rights Offering Notes Indenture”), which shall be in form and substance reasonably satisfactory to the Creditors Committee, along with a registration rights agreement (as may be amended, supplemented or modified consistent with the terms of the Backstop Agreement, the “Rights Offering Notes Registration Rights Agreement”) both of which will be filed, in substantially final form, on or before the Effective Date. The number of Rights Offering Notes for which any Eligible Holder may subscribe in the Rights Offering may be decreased by the Debtors and the Reorganized Debtors to the extent required, after consultation with the Creditors Committee or as required by the Bankruptcy Court, to allow the Rights Offering to be exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code (the “Section 1145 Cutback”). The Debtors shall be authorized, upon consultation with the Creditors Committee, to implement procedures, and amend, supplement, modify or enter into agreements and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Rights Offering, and effectuate the distribution of the Rights Offering Notes (or other securities), without any further order of the Bankruptcy Court.

The Eligible Holders whose Eligible Claims are being held through the DTC will receive the Rights Offering Notes in the form of beneficial interests in one or more global notes, and Eligible Holders whose Eligible Claims are not being held through DTC will receive the Rights Offering Notes in the form of one or more certificated notes. Any Rights Offering Notes excluded from the Rights Offering due to a Section 1145 Cutback will instead be offered to the Backstop Parties for purchase on or before the Effective Date as Unsubscribed Notes. The issuance of Unsubscribed Notes to the Backstop Parties is intended to be exempt from Securities Act registration under Section 4(2) of the Securities Act and exempt from any prospectus requirement under Canadian securities laws. The Unsubscribed Notes are intended to be eligible for resale under Rule 144A under the Securities Act. After consummation of the Rights Offering, the Unsubscribed Notes may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act or any applicable state laws or pursuant to a registration statement

6.13 Issuance of New ABH Common Stock.

(a) New ABH Common Stock. On the Effective Date, Reorganized ABH shall authorize and issue New ABH Common Stock for distribution in accordance with this Plan and the CCAA Plan, subject to Dilution; provided, however, that as set forth in Section 6.8 of this Plan, Reorganized ABH shall reserve shares representing 8.5% on a fully diluted basis of the New ABH Common Stock for issuance pursuant to management and director incentive programs.

(b) Section 1145 Exemption. The Rights Offering Notes and the issuance of the New ABH Common Stock upon the conversion of such Rights Offering Notes and the distribution, transfer or exchange thereof in accordance with this Plan and the CCAA Plan shall be exempt from registration under applicable securities laws (including without limitation, Section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer of a security) pursuant to section 1145(a) of the Bankruptcy Code, and may be sold without registration to the extent permitted under section 1145 of the Bankruptcy Code.

(c) Listing on Exchange. The Reorganized Debtors shall use their reasonable best efforts to cause the New ABH Common Stock to be listed on the New York Stock Exchange, the NASDAQ Global Market or NASDAQ Global Select Market and the Toronto Stock Exchange.

6.14 Dissolution of Committee. Subject to Section 4.3, on and as of the Effective Date, the Creditors Committee shall be dissolved, and its members shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases.

6.15 Effectuating Documents; Further Transactions. The Chief Executive Officer, President, Chief Financial Officer or Chief Legal Officer of Reorganized ABH or any Debtor shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of this Plan, without any further order of the Bankruptcy Court and without the requirement of any further action by any stockholder or director of any of the Debtors or Reorganized Debtors. The Secretary or any Assistant Secretary of each Debtor or Reorganized Debtor shall be authorized to certify or attest to any of the foregoing actions.

6.16 Surrender of Existing Securities. As soon as practicable after the Effective Date, each holder of an Unsecured Note Claim (other than holders of 13.75% Senior Secured Note Guaranty Claims) shall surrender its note(s) to the relevant Indenture Trustee or agent, or in the event such note(s) are held in the name of, or by a nominee of, the DTC, the Reorganized Debtors shall seek the cooperation of the DTC to provide appropriate instructions to the Indenture Trustees or agent. No distributions under the Plan shall be made for or on behalf of such holder unless and until such note(s) is received by the Indenture Trustees or agent, or the loss, theft or destruction of such note(s) is established to the reasonable satisfaction of the applicable Indenture Trustee or agent, which satisfaction may require such holder to submit (a) a lost instrument affidavit and (b) an indemnity bond holding the Debtors, the Reorganized Debtors, and the Indenture Trustees, harmless in respect of such note and distributions made thereof. Upon compliance with this Section 6.16 by a holder of any Unsecured Note Claim, such holder shall, for all purposes under the Plan, be deemed to have surrendered such Unsecured Note Claim. Any holder that fails to surrender such Unsecured Note or satisfactorily explain its non-availability to the applicable Indenture Trustee or agent within one (1) year of the Effective Date shall be deemed to have no further Claim against the Debtors, the Reorganized Debtors (or their property), or the Indenture Trustees in respect of such Claim and shall not participate in any distribution under the Plan. All property in respect of such forfeited distributions, including interest thereon, shall be promptly returned to the Reorganized Debtors by the applicable Indenture Trustee or agent, and any such security shall be cancelled. Notwithstanding the foregoing, if the record holder of an Unsecured Note Claim is DTC or its nominee or such other securities depository or custodian thereof, or if an Unsecured Note Claim is held in book-entry or electronic form pursuant to a global security held by DTC or such other securities depository or custodian thereof, then the beneficial holder of such an Allowed Unsecured Note Claim shall be deemed to have surrendered such holder’s security, note, debenture or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof. This Section 6.16 shall not apply to the 13.75% Senior Secured Note Guaranty Claims.

6.17 Allowed Intercompany Claims and Allowed Intercompany Interests. Each Debtor that holds an Allowed Intercompany Claim shall be entitled to account for such Allowed Intercompany Claim in its books and records as an asset of such Debtor and shall be deemed to have received distributions on account of such Allowed Intercompany Claim. Prior to effectiveness of the discharge of Allowed Intercompany Claims and Allowed Intercompany Interests pursuant to Section 2.15 of this Plan, the Debtors and Reorganized ABH, as the case may be, shall have the right to retain for the benefit of Reorganized ABH such Allowed Intercompany Claims and Allowed Intercompany Interests, or effect such transfers and setoffs with respect to, Allowed Intercompany Claims and Allowed Intercompany Interests as they may deem appropriate for accounting, tax and commercial business purposes, to the fullest extent permitted by applicable law.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Confirmation. The following are conditions precedent to Confirmation of this Plan that may be satisfied or waived in accordance with Section 7.3 of this Plan:

(a) The Bankruptcy Court shall have approved by Final Order a Disclosure Statement with respect to this Plan in form and substance reasonably acceptable to the Debtors, the Creditors Committee, and the Monitor; and

(b) The Debtors shall have entered into a backstop agreement and Rights Offering, if necessary, and commitment agreements for the Exit Financing Facilities, in form and substance reasonably acceptable to the Debtors, the Creditors Committee and the Monitor, and all fees and expenses related thereto shall have been approved by the Bankruptcy Court.

7.2 Conditions to the Effective Date. The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Section 7.3 of this Plan.

(a) The Confirmation Order in form and substance reasonably acceptable to the Debtors, the Creditors Committee and the Monitor shall have been entered by the Bankruptcy Court;

(b) The Confirmation Order shall be a Final Order, the Confirmation Date shall have occurred, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending;

(c) The Sanction Order in form and substance reasonably acceptable to the Debtors and the Creditors Committee shall have been entered by the Canadian Court;

(d) The operation and effect of the Sanction Order shall not have been stayed, reversed or amended;

(e) The Reorganized Debtors shall have entered into the Exit Financing Facilities, all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof and, simultaneous with the Effective Date, the Exit Financing Facilities shall be in full force and effect;

(f) The Reorganized Debtors shall have entered into a backstop agreement and the Rights Offering documents, if necessary, and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof and, simultaneous with the Effective Date, the backstop agreement and the Rights Offering documents shall be in full force and effect;

(g) The Exhibits, Supplements, schedules, documents, or agreements to be executed in connection with this Plan shall be in form and substance reasonably acceptable to the Debtors, and such documents (other than ministerial documents executed in connection with this Plan) are reasonably acceptable to the Creditors Committee and the Monitor;

(h) All statutory fees then due and payable to the United States Trustee shall have been paid in full; and

(i) all conditions precedent to the implementation of the CCAA Plan but for the implementation of the Plan shall have been satisfied or waived.

7.3 Waiver of Conditions. The Debtors may waive any or all of the conditions set forth in Sections 7.1 and 7.2 of this Plan (except for the conditions set forth in Section 7.1(a), 7.2(a) or 7.2(c)) at any time; provided, however, that other than for the waiver of technical or immaterial conditions, the Debtors may not waive any condition without the prior consent of the Creditors Committee, such consent not to be unreasonably withheld. Any such waiver may be effected at any time by filing a notice thereof with the Bankruptcy Court. No waiver or non-waiver of any conditions to Confirmation or to the occurrence of the Effective Date shall diminish the application of the mootness doctrine with respect to the Confirmation of this Plan or any order entered in connection therewith, which doctrine shall apply to the fullest extent of applicable law.

7.4 Notice of Effective Date. The Debtors shall file with the Bankruptcy Court a notice of the occurrence of the Effective Date within a reasonable period of time after the conditions in Section 7.2 of the Plan have been satisfied or waived pursuant to Section 7.3 of the Plan.

7.5 Order Denying Confirmation. If an Order denying confirmation of the Plan is entered by the Bankruptcy Court and such Plan is not consummated, then nothing contained in the Plan shall (a) constitute a waiver or release of any Claims against or Interests in the Debtors, (b) prejudice in any manner the rights of the Holder of any Claim against, or Interest in, the Debtors, (c) prejudice in any manner any right, remedy or Claim of the Debtors, (d) be deemed an admission against interest by the Debtors, or (e) constitute a settlement, implicit or otherwise, of any kind whatsoever.

ARTICLE VIII

EFFECT OF THIS PLAN ON ASSETS, CLAIMS AND INTERESTS

8.1 Revesting of Assets. Except as provided in this Plan, on the Effective Date, all property of the Estates, to the fullest extent provided by section 541 of the Bankruptcy Code, and any and all other rights and assets of the Debtors of every kind and nature shall revest in the Reorganized Debtors free and clear of all Liens, Claims and Interests other than (a) those Liens, Claims and Interests retained or created pursuant to this Plan or any document entered into in connection with the transactions described in this Plan and (b) Liens that have arisen subsequent to the Petition Date on account of taxes that arose subsequent to the Petition Date.

8.2 Discharge of Claims and Termination of Interests.

(a) As of the Effective Date, except as otherwise provided in this Plan or the Confirmation Order and with respect to the Secured Funded Debt Claims, only upon payment of the Secured Funded Debt Claims in full as provided in this Plan, the rights afforded under this Plan and the treatment of Claims and Interests under this Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims and satisfaction or termination of all Interests, including any Claims arising under the Secured Funded Debt Agreements, the DIP Facility Documents, the DIP Facility Order, the Securitization Facility and the Securitization Order; provided, however, that Claims for indemnification under the Secured Funded Debt Agreements shall survive consummation of the Plan and shall not be discharged or released. Except as otherwise provided in this Plan or the Confirmation Order, Confirmation shall, as of the Effective Date: (i) discharge the Debtors from all Claims or other debts that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (w) a Proof of Claim is filed or deemed filed pursuant to section 501 of the Bankruptcy Code, (x) a Claim based on such debt is allowed pursuant to section 502 of the

Bankruptcy Code (y) the holder of a Claim based on such debt has accepted this Plan or (z) such Claim is listed in the Schedules; and (ii) satisfy, terminate or cancel all Interests and other rights of equity security holders in the Debtors.

(b) As of the Effective Date, except as otherwise provided in this Plan or the Confirmation Order and with respect to the Secured Funded Debt Claims, only upon payment of the Secured Funded Debt Claims in full as provided in this Plan, all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors, or their respective successors or property, any other or further Claims, demands, debts, rights, causes of action, liabilities or equity interests based upon any act, omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date; provided, however, that Claims for indemnification under the Secured Funded Debt Agreements shall not be precluded, discharged or released. In accordance with the foregoing, except as provided in this Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date, of discharge of all such Claims and other debts and liabilities against the Debtors and satisfaction, termination or cancellation of all Interests and other rights of equity security holders in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

8.3 Cancellation of Liens. Except as otherwise provided in the Plan, on the Effective Date, and with respect to the Secured Funded Debt Claims, only upon payment of the Secured Funded Debt Claims in full as provided in this Plan, (a) all Liens, Administrative Claims and rights related to any Claim or Interest, including, without limitation, those existing under the Secured Funded Debt Agreements, the DIP Facility Documents, the DIP Facility Order, the Securitization Facility and the Securitization Order shall be deemed released, terminated, null and void and of no effect, and (b) any Lien securing any Other Secured Claim (other than a Lien securing an Other Secured Claim that is Reinstated pursuant to the Plan) shall be deemed released, terminated, null and void and of no effect; provided, however, that Claims for indemnification under the Secured Funded Debt Agreements shall survive consummation of the Plan, shall remain in full force and effect as unsecured Claims and shall not be released or terminated. The holder of Claims (other than a holder of any Other Secured Claim that is Reinstated pursuant to the Plan) shall be authorized and directed to release any collateral or other property of any Debtor (including any cash collateral) held by such holder and to take such actions as may be requested by the Debtors (or the Reorganized Debtors, as the case may be) to evidence the release of such Lien, including the execution, delivery, and filing or recording of such release documents as may be reasonably requested by the Debtors (or the Reorganized Debtors, as the case may be) and the Debtors (or the Reorganized Debtors, as the case may be) are hereby authorized to take any actions on or after the Effective Date as required to effectuate the release of collateral or other property of any Debtor or any subsidiary of a Debtor (including, without limitation, filing of appropriate termination statements and directing third-parties holding collateral or other property of any Debtor to promptly remit such collateral or property without further consent of any other party). Notwithstanding anything to the contrary contained in this Section 8.3, Liens arising from the 13.75% Senior Secured Notes shall be discharged and cancelled in accordance with and pursuant to the CCAA Plan.

8.4 Injunctions.

(a) Except as otherwise provided in this Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of this Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (i) commencing or continuing in any manner any action or other proceeding against the Debtors or the Reorganized Debtors or their respective property; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors or the Reorganized Debtors or their respective property; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors or the Reorganized Debtors or their respective property; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors or their respective property; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of this Plan.

(b) Except as otherwise provided in this Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold or may hold a Claim, demand, debt, right, cause of action or liability that is released pursuant to this Plan are permanently enjoined from taking any of the following actions on account of such released Claims, demands, debts, rights, causes of action or liabilities: (i) commencing or continuing in any manner any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released Person; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of this Plan.

(c) In exchange for the distributions pursuant to this Plan, each holder of an Allowed Claim receiving such distribution pursuant to this Plan will be deemed to have specifically consented to the injunctions set forth in this Section 8.4.

8.5 Releases.

(a) Mutual Releases. On the Effective Date, (a) the Debtors and the Reorganized Debtors, on behalf of themselves and their Estates, any Person seeking to exercise any rights of the Debtors, the Reorganized Debtors or their Estates, including any successor to the Debtors or the Reorganized Debtors or any estate representative appointed or selected pursuant to section 1123 of the Bankruptcy Code and all of their respective officers, directors and employees, and all of their respective partners, advisors, attorneys, financial advisors, accountants and other professionals, (b) the members of, and counsel and financial advisors to, the Creditors Committee, (c) the members of, and counsel and financial advisors to, the Ad Hoc Unsecured Noteholders Committee, (d) the DIP Agent and the DIP Lenders, each in their capacities as such, and their respective legal counsel and financial advisors, (e) Citibank, N.A., Barclays Bank PLC and Barclays Capital Inc., in their respective capacities under the Securitization Facility, (f) the Indenture Trustees, each in their capacity as such, other than any Indenture Trustee who objects to confirmation of this Plan or any transaction contemplated herein, (g) the Monitor in its capacity as such, its current officers and directors, and its legal counsel and financial advisors, (h) the Secured Funded Debt Administrative Agents and Secured Funded Debt Lenders, each in their capacity as such, and their counsel and financial advisors, and (i) the Backstop Parties, each in their capacities as such, and their respective legal counsel and financial advisors (collectively clauses (a) through (i) being the “Released Parties,” and each a “Released Party”), shall be deemed to and shall unconditionally and irrevocably release each other from any and all claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken in their respective capacities described above or any omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 15 Debtors, the CCAA Debtors, the Chapter 11 Cases, the Chapter 15 Cases, the CCAA Proceedings, the Rights Offering, the Plan, and the CCAA Plan, except that (i) no individual shall be released from any act or omission that constitutes gross negligence or willful misconduct, (ii) the Reorganized Debtors shall not relinquish or waive the right to assert any of the foregoing as a legal or equitable defense or right of setoff or recoupment against any Claims of any such Persons asserted against the Debtors or the Reorganized Debtors, (iii) the foregoing release shall not apply to any express contractual or financial obligations owed to the Debtors or Reorganized Debtors or any obligation arising under the Plan or an agreement entered into pursuant to, or contemplated by, the Plan; (iv) the forgoing release shall not apply to any Claims for indemnification under the Secured Funded Debt Agreements; and (v) the foregoing releases shall not apply to any Employee Transferee Actions.

(b) Releases By Non-Debtors. On and as of the Effective Date, all Persons who (a) directly or indirectly have held, hold, or may hold Claims or Interests, (b) vote to accept the Plan as set forth on the relevant Ballot, and (c) do not mark their Ballot to indicate their refusal to grant the releases described in the Plan, shall be deemed, by virtue of their receipt of distributions and/or other treatment contemplated under the Plan, to have absolutely, unconditionally, irrevocably, and forever released and covenanted with the Reorganized Debtors and the other Released Parties not to (y) sue or otherwise seek recovery from any of the Reorganized Debtors or any other Released Party on account of any Claim or Interest, including but not limited to any Claim based upon tort, breach of contract, violations of federal or state securities laws or otherwise, based upon any act, occurrence, or failure to act from the beginning of time through the Effective Date in any way relating to the Debtors or their business and affairs or (z) assert against any of the Reorganized Debtors or any other Released Party any claim, obligation, right, Cause of Action or liability that any holder of a Claim or Equity Interest may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or thereafter arising, based in whole or in part on any act or omission, transaction, or occurrence from the beginning of time through the Effective Date in any way relating to the Debtors, the CCAA Debtors, the

Chapter 15 Debtors, the Chapter 11 Cases, the Chapter 15 Cases, the CCAA Proceedings, the Rights Offering, the Plan or the CCAA Plan; provided, however, that (i) none of the Released Parties shall be released from any claim based on any act or omission that constitutes gross negligence or willful misconduct, (ii) such release shall not apply to Ordinary Course Administrative Claims and Fee Claims or obligations arising under the Plan, (iii) such release shall not be construed to prohibit a party in interest from seeking to enforce the terms of the Plan, and (iv) the forgoing release shall not apply to any Claims for indemnification under the Secured Funded Debt Arrangements.

8.6 Exculpation and Limitation of Liability. Except for Claims for indemnification under the Secured Funded Debt Agreements, the Debtors, the Reorganized Debtors and the other Released Parties (a) shall have no liability whatsoever to one another or any holder or purported holder of a Claim or Equity Interest, or any other party-in-interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or Affiliates, or any of their successors or assigns, for any act or omission in connection with, or arising out of, the Plan, the Disclosure Statement, the settlement of Claims or renegotiation of executory contracts and leases, the negotiation of the Plan, the negotiation of the Plan Supplement Documents, the Exit Facility Documents, the Rights Offering, the Rights Offering Documents, the pursuit of approval of the Disclosure Statement or the Plan, or the solicitation of votes for confirmation of the Plan, the Chapter 11 Cases, the Chapter 15 Cases, the consummation of the Plan or the CCAA Plan, the administration of the Plan or the property to be distributed under the Plan, or any transaction contemplated by the Plan or Disclosure Statement, or in furtherance thereof, or any obligations that they have under or in connection with the Plan or the transactions contemplated by this Plan (collectively, the “Exculpated Claims”),except for any act or omission that constitutes willful misconduct or gross negligence as determined by a Final Order, and (b) in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. No holder of any Claim or Interest, or other party-in-interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or Affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Released Parties with respect to the Exculpated Claims. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Released Parties from liability.

8.7 Retention and Enforcement and Release of Causes of Action. Subject to Section 4.3, except as otherwise provided in the Plan, the Confirmation Order, or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Causes of Action including, without limitation, the Causes of Action identified on Plan Supplement 10 ( the “Retained Causes of Action”). Subject to Section 4.3, the Reorganized Debtors, as the successors in interest to the Debtors and their Estates, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims. The Debtors or the Reorganized Debtors expressly reserve all rights to prosecute any and all Litigation Claims against any Person, except as otherwise expressly provided in the Plan, and no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches, shall apply to such Litigation Claims upon, after, or as a consequence of Confirmation or the occurrence of the Effective Date.

8.8 13.75% Senior Secured Note Claims. Notwithstanding anything to the contrary in this Plan or in the Confirmation Order, other than with respect to the 13.75% Senior Secured Notes Guaranty Claims which shall be discharged in full as provided in Section 8.2 of this Plan, neither this Plan nor the Confirmation Order shall discharge or otherwise affect, limit or impair the obligations of any CCAA Debtors relating to the 13.75% Senior Secured Notes or 13.75% Senior Secured Notes Indenture, nor shall it affect, limit or impair any rights of the 13.75% Senior Secured Notes Indenture Trustee or the holders of 13.75% Senior Secured Notes with respect to any liens, interests or other rights they may have with respect to any property of any CCAA Debtor.

ARTICLE IX

CERTAIN CROSS-BORDER PROVISIONS

9.1 No Double Recovery on Allowed Cross-Border Claims. To the extent that the same Claim is an Allowed Claim against a Cross-Border Debtor under this Plan and a Proven Claim against the same Cross-Border Debtor under the CCAA Plan (such claim, a “Cross-Border Claim”), (a) there shall only be a single recovery on account of such Allowed Cross-Border Claim, and (b) the aggregate distribution which such Allowed Cross-Border Claim shall receive, whether under this Plan, the CCAA Plan or a combination of both, shall not exceed the greatest distribution which such Allowed Cross-Border Claim would be entitled to receive as an Allowed Claim under this Plan or a Proven Claim or Proven Secured Claim under the CCAA Plan.

9.2 Prohibition Against Double Recoveries. Subject to Section 8.8 of this Plan, the aggregate recovery under this Plan and the CCAA Plan on account of a claim for which more than one Debtor or Canadian Debtor is also liable, whether on account of a theory of primary or secondary liability, by reason of a guarantee agreement, indemnity agreement, joint and several liability or otherwise, shall not exceed 100% of the greater of (a) the amount of the Allowed Claim or (b) the total amount in which such claim is recognized in the CCAA Proceedings, whether as a Proven Claim, Proven Secured Claim, unaffected claim or otherwise.

9.3 Provisions Relating to Holders of Convenience Claims Against the Cross-Border Debtors. The convenience claim thresholds under the CCAA Plan (CDN$6,073) and the Plan (US$5,000) account for differences caused by the foreign exchange rate between the U.S. and Canadian dollars on April 17, 2009 using the Bank of Canada noon spot rate of exchange for exchanging currency to Canadian dollars (US$1 = Cdn$1.2146) as provided in the Claims Bar Date Orders. Only with respect to Cross-Border Debtors, for purposes of determining whether a Claim is a Convenience Claim as defined in the Plan or a Cross-Border Convenience Claim as defined in the CCAA Plan, (a) all eligible Claims will be (i) valued in Canadian dollars using the conversion rate set forth in the Claims Orders and (ii) determined in reference to the dollar thresholds established for such treatment under the CCAA Plan (CDN$6,073); and (b) cash distributions on account of such Claims, once allowed, will be made in Canadian dollars. A classification or valid election to participate as (x) a Convenience Claim as defined in the Plan or (y) a Cross-Border Convenience Claim as defined in the CCAA Plan will be binding for purposes of voting and distributions under both Plans.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Retention of Jurisdiction. Following the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising from or relating to the Chapter 11 Cases to the fullest extent of applicable law, including, without limitation:

(a) To determine the validity under any applicable law, allowability, classification and priority of Claims and Interests upon objection, or to estimate, pursuant to section 502(c) of the Bankruptcy Code, the amount of any Claim that is or is anticipated to be contingent or unliquidated as of the Effective Date;

(b) To construe and to take any action authorized by the Bankruptcy Code and requested by the Reorganized Debtors or any other party in interest to enforce this Plan and the documents and agreements filed in connection with this Plan, issue such orders as may be necessary for the implementation, execution and consummation of this Plan, without limiting the generality of the foregoing, orders to expedite regulatory decisions for the implementation of this Plan and to ensure conformity with the terms and conditions of this Plan, such documents and agreements and other orders of the Bankruptcy Court, notwithstanding any otherwise applicable non-bankruptcy law;

(c) To determine any and all applications for allowance of compensation and expense reimbursement of Professionals retained by the Debtors, the Reorganized Debtors or the Creditors Committee, and for members of the Creditors Committee, for periods on or before the Effective Date, and to determine any other request for payment of administrative expenses;

(d) To determine all matters that may be pending before the Bankruptcy Court on or before the Effective Date;

(e) To resolve any dispute regarding the implementation or interpretation of this Plan, or any related agreement or document that arises at any time before the Chapter 11 Cases are closed, including the determination, to the extent a dispute arises, of the entities entitled to a distribution within any particular Class of Claims and of the scope and nature of the Reorganized Debtors’ obligations to cure defaults under assumed contracts, leases, franchises and permits;

(f) To determine any and all matters relating to the rejection, assumption or assignment of executory contracts or unexpired leases entered into prior to the Petition Date, the nature and amount of any Cure required for the assumption of any executory contract or unexpired lease, and the allowance of any Claim resulting therefrom, including the amount, validity and treatment under any applicable law of any Claim for damages arising from or related to the rejection of any such contract (including that certain Call Agreement between Woodbridge International Holdings, Ltd., Woodbridge International Holdings SA, Woodbridge Co. Ltd., Abitibi Consolidated Sales Corp., and ACI, dated September 6, 2001, as amended);

(g) To determine all applications, adversary proceedings, contested matters and other litigated matters that were brought or that could have been brought in the Bankruptcy Court on or before the Effective Date;

(h) To determine matters concerning local, state and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, and to determine any tax claims that may arise against the Debtors or the Reorganized Debtors as a result of the transactions contemplated by this Plan; and

(i) To modify this Plan pursuant to section 1127 of the Bankruptcy Code or to remedy any apparent nonmaterial defect or omission in this Plan, or to reconcile any nonmaterial inconsistency in this Plan so as to carry out its intent and purposes.

From the Confirmation Date through the Effective Date, the Bankruptcy Court shall retain jurisdiction with respect to each of the foregoing items and all other matters that were subject to its jurisdiction prior to the Confirmation Date. Nothing contained herein shall be construed to increase, decrease or otherwise modify the independence, sovereignty or jurisdiction of the Bankruptcy Court, the Canadian Court, or any other court or tribunal in the United States or Canada, including the ability of any such court or tribunal to provide appropriate relief under applicable law on an ex parte or “limited notice” basis.

10.2 Terms Binding. Upon the occurrence of the Effective Date, all provisions of this Plan, including all agreements, instruments and other documents filed in connection with this Plan and executed by the Debtors or the Reorganized Debtors in connection with this Plan, shall be binding upon the Debtors, the Reorganized Debtors, all Claim and Interest holders and all other Persons that are affected in any manner by this Plan. All agreements, instruments and other documents filed in connection with this Plan shall have full force and effect, and shall bind all parties thereto as of the entry of the Confirmation Order, whether or not such exhibits actually shall be executed by parties other than the Debtors or the Reorganized Debtors, or shall be issued, delivered or recorded on the Effective Date or thereafter. The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

10.3 Governing Law. Except to the extent that the Bankruptcy Code or any other federal law is applicable or to the extent the law of a different jurisdiction is validly elected by the Debtors, the rights, duties and obligations arising under this Plan shall be governed in accordance with the substantive laws of the United States of America and, to the extent federal law is not applicable, the laws of the State of Delaware.

10.4 Severability. If the Bankruptcy Court determines at the Confirmation Hearing that any material provision of this Plan is invalid or unenforceable, such provision, subject to section 1127 of the Bankruptcy Code, shall be severable from this Plan and shall be null and void, and, in such event, such determination shall in no way limit or affect the enforceability or operative effect of any or all other portions of this Plan.

10.5 Confirmation Order and Plan Control. Except as otherwise provided in this Plan, in the event of any inconsistency between this Plan and the Disclosure Statement, any exhibit to this Plan or any other instrument or document created or executed pursuant to this Plan, this Plan shall control. In the event of any inconsistency between the Plan and the Confirmation Order, the Confirmation Order shall control.

10.6 Incorporation by Reference. Each Exhibit, schedule or Supplement to this Plan is incorporated herein by reference.

10.7 Plan Supplements. Each of the Plan Supplements shall be in form and substance reasonably satisfactory to the Creditors Committee.

10.8 Modifications to this Plan. The Debtors may amend or modify this Plan, and any Exhibit, schedule or Supplement to this Plan, at any time prior to the Confirmation Date in accordance with the Bankruptcy Code and Bankruptcy Rules; provided, however, that other than for technical or immaterial amendments and modifications, the Debtors may not amend or modify this Plan without the prior consent of the Creditors Committee, such consent not to be unreasonably withheld. A holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified or supplemented, if the proposed alteration, amendment, modification or supplement does not materially and adversely change the treatment of the Claim or Interest of such holder.

10.9 Revocation, Withdrawal or Non-Consummation. The Debtors reserve the right to revoke or withdraw this Plan at any time prior to the Effective Date. If the Debtors revoke or withdraw this Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then this Plan, any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), the assumption or rejection of executory contracts or leases effected by this Plan, and any document or agreement executed pursuant to this Plan, shall be null and void; provided, however, that all orders of the Bankruptcy Court and all documents executed pursuant thereto, except the Confirmation Order, shall remain in full force and effect. In such event, nothing contained herein, and no acts taken in preparation for consummation of this Plan, shall be deemed to constitute a waiver or release of any Claims by or against any of the Debtors or any other Person, to prejudice in any manner the rights of any of the Debtors or any Person in any further proceedings or to constitute an admission of any sort by any of the Debtors or any other Person.

10.10 Post-Confirmation Date Retention of Professionals. Upon the Effective Date, any requirement that professionals employed by the Reorganized Debtors comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will be authorized to employ and compensate professionals in the ordinary course of business and without the need for Bankruptcy Court approval.

10.11 Exemption from Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, (a) the issuance, transfer or exchange of any securities, instruments or documents under the Plan, (b) the creation of any mortgage, deed of trust, Lien, pledge or other security interest under the Plan, (c) the making or assignment of any lease or sublease pursuant to the Plan, or (d) the making or delivery of any deed or other instrument of transfer under, pursuant to, or in connection with the Plan, including, without limitation, any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, assignments, and transfers of tangible property executed in connection with the Plan, the Confirmation Order or the Sanction Order, shall not be subject to any stamp tax or similar tax or government assessment to the fullest extent provided for under the Bankruptcy Code.

10.12 Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

10.13 Payment of Fees and Expenses of Indenture Trustees. On the Effective Date (and thereafter with respect to fees and expenses relating to post-Effective Date service under the Plan or the CCAA Plan) or as soon as reasonably practicable thereafter, the Disbursing Agent shall pay in Cash all reasonable and documented fees and expenses of the Indenture Trustees and their advisors (the “Indenture Trustee Fee Claims”), other than the Indenture Trustee Fee Claims of any Indenture Trustee who objects to confirmation of this Plan or any transaction contemplated herein. The Indenture Trustees and their advisors must provide reasonably detailed fee invoices to the Debtors or the Reorganized Debtors as a condition of payment hereunder (subject to redaction to preserve attorney-client privilege), provided, however, that the Indenture Trustees shall retain and may exercise their respective charging liens or priority payment rights (if any) until paid in full hereunder. Notwithstanding the foregoing, the Debtors or Reorganized Debtors may dispute any portion of the Indenture Trustee Fee Claims (a “Disputed Indenture Trustee Fee Claim”), in which case (a) the Debtors or Reorganized Debtors shall pay the portion of the Indenture Trustee Fee Claim that is not specifically disputed, and (b) in the absence of a consensual resolution of the Disputed Indenture Trustee Fee Claim, the Debtors, Reorganized Debtors or the applicable Indenture Trustee shall submit the Disputed Indenture Trustee Fee Claim to the Bankruptcy Court for adjudication.

10.14 Notice. All notices, requests and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

ABITIBIBOWATER INC.

1155 Metcalfe Street, Suite 800

Montréal (Québec), Canada H3B 5H2

Attention: Jacques P. Vachon

Telephone: (514) 875-2160

with a copy to:

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Kelley A. Cornish

         Alice Belisle Eaton

                  Claudia R. Tobler

                  Lauren Shumejda

                  Jacob A. Adlerstein

Telephone: (212) 373-3000

Facsimile: (212) 757-3990

and

YOUNG CONAWAY STARGATT & TAYLOR, LLP

The Brandywine Building

1000 West Street, 17th Floor

Wilmington, Delaware 19801

Attention: Pauline K. Morgan

                 Sean T. Greecher

Telephone: (302) 571-6600

Facsimile: (302) 571-1253

10.15 Reservation of Rights. The filing of the Plan, the Disclosure Statement, any statement or provision contained in the Plan, or the taking of any action by the Debtors with respect to the Plan, shall not be and shall not be deemed to be an admission or waiver of any rights of the Debtors with respect to any holders of Claims against or Interests in the Debtors.

10.16 No Waiver. Neither the failure of a Debtor to list a Claim or Interest in the Debtor’s Schedules, the failure of a Debtor to object to any Claim, Administrative Expense Claim or Interest for purposes of voting, the failure of a Debtor to object to a Claim, Administrative Expense Claim or Interest prior to the Confirmation Date or the Effective Date, nor the failure of a Debtor to assert a Retained Cause of Action prior to the Confirmation Date or the Effective Date shall, in the absence of a legally-effective express waiver or release executed by the Debtor with the approval of the Bankruptcy Court, if required, and with any other consents or approvals required under the Plan, be deemed a waiver or release of the right of a Debtor, a Reorganized Debtor, the Post-Effective Date Claims Agent or their respective successors, either before or after solicitation of votes on the Plan, the Confirmation Date or the Effective Date, to (a) object to or examine such Claim, Administrative Expense Claim or Interest, in whole or in part, or (b) retain or either assign or exclusively assert, pursue, prosecute, utilize, or otherwise act or enforce any Retained Cause of Action against the holder of such Claim, Administrative Expense Claim or Interest.

Dated: July [21], 2010

AbitibiBowater Inc.
AbitibiBowater US Holding 1 Corp.
AbitibiBowater US Holding LLC
AbitibiBowater Canada Inc.
Bowater Alabama LLC
Bowater America Inc.
Bowater Canada Finance Corporation
Bowater Canadian Forest Products Inc.
Bowater Canadian Holdings Incorporated
Bowater Canadian Limited
Bowater Finance Company Inc.
Bowater Finance II LLC
Bowater Incorporated
Bowater LaHave Corporation
Bowater Maritimes Inc.
Bowater Newsprint South LLC
Bowater Newsprint South Operations LLC
Bowater Nuway Inc.
Bowater Nuway Mid-States Inc.
Bowater South American Holdings Incorporated
Bowater Ventures Inc.
Catawba Property Holdings, LLC
Coosa Pines Golf Club Holdings LLC
Donohue Corp.
Lake Superior Forest Products Inc.
Tenex Data Inc
ABH LLC 1
ABH Holding Company LLC

By:
Name:	William G. Harvey
Title:	Authorized Signatory
Chief Financial Officer, AbitibiBowater Inc.

— and —

Abitibi Consolidated Sales Corporation
Abitibi-Consolidated Corp.
Abitibi-Consolidated Finance LP
Abitibi-Consolidated Alabama Corporation
Augusta Woodlands LLC
Alabama River Newsprint Company

By:
Name: Jacques P. Vachon
Title: Authorized Signatory
Senior Vice President, AbitibiBowater Inc.

Exhibit A

1

Plan Exhibit A

List of Debtors, Cross Border Debtors, CCAA Debtors and Canadian Debtors

Chapter 11 Debtor	Case Number
AbitibiBowater Inc.	09-11296
AbitibiBowater US Holding 1 Corp.	09-11331
AbitibiBowater US Holding LLC	09-11297
AbitibiBowater Canada Inc.	09-11321
Abitibi-Consolidated Alabama Corporation	09-11300
Abitibi-Consolidated Corporation	09-11302
Abitibi-Consolidated Finance LP	09-11305
Abitibi Consolidated Sales Corporation	09-11299
Alabama River Newsprint Company	09-11301
Augusta Woodlands, LLC	09-11303
Bowater Alabama LLC	09-11309
Bowater America Inc.	09-11316
Bowater Canada Finance Corporation	09-11319
Bowater Canadian Forest Products Inc.	09-11322
Bowater Canadian Holdings Incorporated	09-11320
Bowater Canadian Limited	09-11326
Bowater Finance Company Inc.	09-11314
Bowater Finance II LLC	09-11308
Bowater Incorporated	09-11311
Bowater LaHave Corporation	09-11325
Bowater Maritimes Inc.	09-11324
Bowater Newsprint South LLC	09-11306
Bowater Newsprint South Operations LLC	09-11307
Bowater Nuway Inc.	09-11328
Bowater Nuway Mid-Sates Inc.	09-11329
Bowater South American Holdings Incorporated	09-11315
Bowater Ventures Inc.	09-11330
Catawba Property Holdings, LLC	09-11312
Coosa Pines Golf Club Holdings LLC	09-11310
Donohue Corp.	09-11298
Lake Superior Forest Products Inc.	09-11317
Tenex Data Inc.	09-11304
ABH Holding Company Inc.	09-14487
ABH LLC 1	09-14485

2

Cross-Border Debtors	Case Number
AbitibiBowater Canada, Inc.	09-11321
Bowater Canada Finance Corporation	09-11319
Bowater Canadian Forest Products Inc.	09-11322
Bowater Canadian Holdings Incorporated	09-11320
Bowater Canadian Limited	09-11326
Bowater LaHave Corporation	09-11325
Bowater Maritimes Inc.	09-11324

Canadian Debtors	Case Number
1508756 Ontario Inc.	n/a
3217925 Nova Scotia Company	n/a
3224112 Nova Scotia Limited	n/a
3231378 Nova Scotia Company	n/a
3834328 Canada Inc.	n/a
4042140 Canada Inc.	n/a
6169678 Canada Inc.	n/a
9068-9050 Québec Inc.	n/a
9150-3383 Québec Inc.	n/a
AbitibiBowater Canada Inc.	09-11321
Abitibi-Consolidated (U.K.) Inc	n/a
Abitibi-Consolidated Canadian Office Products Holding Inc.	n/a
Abitibi-Consolidated Company of Canada	n/a
Abitibi-Consolidated Inc.	n/a
Abitibi-Consolidated Nova Scotia Incorporated	n/a
Alliance Forest Products Inc. (2001)	n/a
Bowater Belledune Sawmill Inc.	n/a
Bowater Canada Finance Corporation	09-11319
Bowater Canada Treasury Corporation	n/a
Bowater Canadian Forest Products Inc.	09-11322
Bowater Canadian Holdings. Inc.	09-11320
Bowater Canadian Limited	09-11326
Bowater Couturier Inc.	n/a
Bowater Guérette Inc.	n/a
Bowater LaHave Corporation	09-11325
Bowater Maritimes Inc.	09-11324
Bowater Mitis Inc.	n/a
Bowater Shelburne Corporation	n/a
Bowater Treated Wood Inc.	n/a
Canexel Hardboard Inc.	n/a
Donohue Recycling Inc.	n/a
La Tuque Forest Products Inc.	n/a
Marketing Donohue Inc.	n/a

3

Canadian Debtors	Case Number
Saguenay Forest Products Inc.	n/a
Scramble Mining Ltd.	n/a
St-Maurice River Drive Company Limited	n/a
Terra Nova Explorations Ltd.	n/a
The International Bridge and Terminal Company	n/a
The Jonquière Pulp Company	n/a

CCAA Debtors	Case Number
1508756 Ontario Inc.	n/a
3217925 Nova Scotia Company	n/a
3224112 Nova Scotia Limited	n/a
3231378 Nova Scotia Company	n/a
3834328 Canada Inc.	n/a
4042140 Canada Inc.	n/a
6169678 Canada Inc.	n/a
9068-9050 Québec Inc.	n/a
9150-3383 Québec Inc.	n/a
Abitibi-Consolidated (U.K.) Inc	n/a
Abitibi-Consolidated Canadian Office Products Holding Inc.	n/a
Abitibi-Consolidated Company of Canada	n/a
Abitibi-Consolidated Inc.	n/a
Abitibi-Consolidated Nova Scotia Incorporated	n/a
Alliance Forest Products Inc. (2001)	n/a
Bowater Belledune Sawmill Inc.	n/a
Bowater Canada Treasury Corporation	n/a
Bowater Couturier Inc.	n/a
Bowater Guérette Inc.	n/a
Bowater Mitis Inc.	n/a
Bowater Shelburne Corporation	n/a
Bowater Treated Wood Inc.	n/a
Canexel Hardboard Inc.	n/a
Donohue Recycling Inc.	n/a
La Tuque Forest Products Inc.	n/a
Marketing Donohue Inc.	n/a
Saguenay Forest Products Inc.	n/a
Scramble Mining Ltd.	n/a
St-Maurice River Drive Company Limited	n/a
Terra Nova Explorations Ltd.	n/a
The International Bridge and Terminal Company	n/a
The Jonquière Pulp Company	n/a

4

Exhibit B

1

Plan Exhibit B1

Class 1 Claims

Priority Non-Tax Claims

Chapter 11 Debtor	Class No.
AbitibiBowater Inc.	1A
AbitibiBowater US Holding 1 Corp.	1B
AbitibiBowater US Holding LLC	1C
AbitibiBowater Canada Inc.	1D
Abitibi-Consolidated Alabama Corporation	1E
Abitibi-Consolidated Corporation	1F
Abitibi-Consolidated Finance LP	1G
Abitibi Consolidated Sales Corporation	1H
Alabama River Newsprint Company	1I
Augusta Woodlands, LLC	1J
Bowater Alabama LLC	1K
Bowater America Inc.	1L
Bowater Canada Finance Corporation	1M
Bowater Canadian Forest Products Inc.	1N
Bowater Canadian Holdings Incorporated	1O
Bowater Canadian Limited	1P
Bowater Finance Company Inc.	1Q
Bowater Finance II LLC	1R
Bowater Incorporated	1S
Bowater LaHave Corporation	1T
Bowater Maritimes Inc.	1U
Bowater Newsprint South LLC	1V
Bowater Newsprint South Operations LLC	1W
Bowater Nuway Inc.	1X
Bowater Nuway Mid-Sates Inc.	1Y
Bowater South American Holdings Incorporated	1Z
Bowater Ventures Inc.	1AA
Catawba Property Holdings, LLC	1BB
Coosa Pines Golf Club Holdings LLC	1CC
Donohue Corp.	1DD
Lake Superior Forest Products Inc.	1EE
Tenex Data Inc.	1FF
ABH LLC 1	1GG
ABH Holding Company LLC	1HH

2

Plan Exhibit B2

Class 2 Claims

Bowater Secured Bank Claims

Chapter 11 Debtor	Class No.	Allowed Principal Amount
Bowater Alabama LLC	2A	$271,604,813.44
Bowater America Inc.	2B	$271,604,813.44
Bowater Incorporated	2C	$271,604,813.44
Bowater Newsprint South LLC	2D	$271,604,813.44
Bowater Newsprint South Operations LLC	2E	$271,604,813.44
Bowater Nuway Inc.	2F	$271,604,813.44
Bowater Nuway Mid-Sates Inc.	2G	$271,604,813.44

*	The Allowed Principal Amount includes amounts outstanding for the Bowater Secured Bank Letters of Credit but does not include Claims for interest, fees and other amounts outstanding (including (i) reimbursement obligations for Bowater Secured Bank Letters of Credit; (ii) accrued interest at the default rate plus reasonable professional fees; and (iii) Obligations as such term is defined in the Bowater Secured Bank Documents) under the Bowater Secured Bank Documents. The Bowater Secured Bank Claims are Allowed as provided in Section 2.9 of this Plan, which Allowed amounts include such additional amounts.

Plan Exhibit B3

Class 3 Claims

BCFPI Secured Bank Claims

Chapter 11 Debtor	Class No.	Allowed Principal Amount
Bowater Alabama LLC	3A	$127,446,766.92
Bowater Canadian Forest Products Inc.	3B	$127,446,766.92
Bowater Canadian Holdings Incorporated	3C	$127,446,766.92
Bowater Canadian Limited	3D	$127,446,766.92
Bowater LaHave Corporation	3E	$127,446,766.92
Bowater Newsprint South Operations LLC	3F	$127,446,766.92
Bowater Shelburne	3G	$127,446,766.92

*	The Allowed Principal Amount includes amounts outstanding for the BCFPI Secured Bank Letters of Credit but does not include Claims for interest, fees and other amounts outstanding (including (i) reimbursement obligations for BCFPI Secured Bank Letters of Credit; (ii) accrued interest at the default rate plus reasonable professional fees; and (iii) Obligations as such term is defined in the BCFPI Secured Bank Documents) under the BCFPI Secured Bank Documents. The BCFPI Secured Bank Claims are Allowed as provided in Section 2.10 of this Plan, which Allowed amounts include such additional amounts.

Plan Exhibit B4

Class 4 Claims

ACCC Term Loan Secured Guaranty Claims

Chapter 11 Debtor	Class No.	Allowed Principal Amount of Claim*
ABH LLC 1	4A	$346,898,769.39
Abitibi Consolidated Sales Corporation	4B	$346,898,769.39
Abitibi-Consolidated Alabama Corporation	4C	$346,898,769.39
Abitibi-Consolidated Corporation	4D	$346,898,769.39
Alabama River Newsprint Company	4E	$346,898,769.39
Augusta Woodlands, LLC	4F	$346,898,769.39
Donohue Corp.	4G	$346,898,769.39

*	The Allowed Principal Amount does not include Claims for interest, fees and other amounts outstanding under the ACCC Term Loan Documents. The ACCC Term Loan Secured Guaranty Claims are Allowed as provided in Section 2.11 of this Plan, which Allowed amounts include such additional amounts.

Plan Exhibit B5

Class 5 Claims

Other Secured Claims

Chapter 11 Debtor	Class No.
AbitibiBowater Inc.	5A
AbitibiBowater US Holding 1 Corp.	5B
AbitibiBowater US Holding LLC	5C
AbitibiBowater Canada Inc.	5D
Abitibi-Consolidated Alabama Corporation	5E
Abitibi-Consolidated Corporation	5F
Abitibi-Consolidated Finance LP	5G
Abitibi Consolidated Sales Corporation	5H
Alabama River Newsprint Company	5I
Augusta Woodlands, LLC	5J
Bowater Alabama LLC	5K
Bowater America Inc.	5L
Bowater Canada Finance Corporation	5M
Bowater Canadian Forest Products Inc.	5N
Bowater Canadian Holdings Incorporated	5O
Bowater Canadian Limited	5P
Bowater Finance Company Inc.	5Q
Bowater Finance II LLC	5R
Bowater Incorporated	5S
Bowater LaHave Corporation	5T
Bowater Maritimes Inc.	5U
Bowater Newsprint South LLC	5V
Bowater Newsprint South Operations LLC	5W
Bowater Nuway Inc.	5X
Bowater Nuway Mid-Sates Inc.	5Y
Bowater South American Holdings Incorporated	5Z
Bowater Ventures Inc.	5AA
Catawba Property Holdings, LLC	5BB
Coosa Pines Golf Club Holdings LLC	5CC
Donohue Corp.	5DD
Lake Superior Forest Products Inc.	5EE
Tenex Data Inc.	5FF
ABH LLC 1	5GG
ABH Holding Company LLC	5HH

Plan Exhibit B6

Class 6 Claims

Unsecured Claims

Chapter 11 Debtor	Class No.	Percent of New ABH Common Stock Allocated to Each Debtor (Subject to Dilution)[1]	Number of Shares of New ABH Common Stock Allocated to Each Debtor (Subject to Dilution)[1]
AbitibiBowater Inc.	6A	0.1%	141,299
AbitibiBowater US Holding 1 Corp.	6B	0.0%	0
AbitibiBowater US Holding LLC	6C	0.0%	0
AbitibiBowater Canada Inc.	6D	0.0%	2
Abitibi-Consolidated Alabama Corporation	6E	0.0%	0
Abitibi-Consolidated Corporation	6F	1.5%	1,492,873
Abitibi-Consolidated Finance LP	6G	0.3%	264,827
Abitibi Consolidated Sales Corporation	6H	4.3%	4,175,950
Alabama River Newsprint Company	6I	0.1%	50,644
Augusta Woodlands, LLC	6J	0.0%	19,274
Bowater Alabama LLC	6K	0.3%	260,991
Bowater America Inc.	6L	0.3%	297,490
Bowater Canada Finance Corporation	6M	0.2%	233,714
Bowater Canadian Forest Products Inc.	6N	7.0%	6,845,106
Bowater Canadian Holdings Incorporated	6O	0.0%	613
Bowater Canadian Limited	6P	0.0%	8,508
Bowater Finance Company Inc.	6Q	0.0%	0
Bowater Finance II LLC	6R	0.0%	0
Bowater Incorporated	6S	52.0%	50,468,374
Bowater LaHave Corporation	6T	0.0%	0
Bowater Maritimes Inc.	6U	0.0%	44,806
Bowater Newsprint South LLC	6V	0.0%	141
Bowater Newsprint South Operations LLC	6W	0.1%	55,395
Bowater Nuway Inc.	6X	0.0%	2,007
Bowater Nuway Mid-Sates Inc.	6Y	0.0%	3,974
Bowater South American Holdings Incorporated	6Z	0.0%	0
Bowater Ventures Inc.	6AA	0.0%	0

[1]

The Plan provides the percentage and the number of shares of New ABH Common Stock allocated to each Debtor (including the Cross-Border Debtors) based on the total New ABH Common Stock to be issued under both this Plan and the CCAA Plan. The balance of New ABH Common Stock that this Exhibit B6 does not reflect will be distributed to the CCAA Debtors pursuant to the CCAA Plan.

Chapter 11 Debtor	Class No.	Percent of New ABH Common Stock Allocated to Each Debtor (Subject to Dilution)[1]	Number of Shares of New ABH Common Stock Allocated to Each Debtor (Subject to Dilution)[1]
Catawba Property Holdings, LLC	6BB	0.0%	0
Coosa Pines Golf Club Holdings LLC	6CC	0.0%	1,521
Donohue Corp.	6DD	3.5%	3,385,539
Lake Superior Forest Products Inc.	6EE	0.0%	67
Tenex Data Inc.	6FF	0.0%	0
ABH LLC 1	6GG	0.0%	0
ABH Holding Company LLC	6HH	0.0%	0

Plan Exhibit B6 (continued)

Class 6 Claims

Allowed Unsecured Note Claims

Unsecured Notes	Class No.(s)	Allowed Claim[1]
6.50% Notes	6S	$408,071,926
7.40% Revenue Bonds (2010) Loan Agreement	6S	$3,320,146
7.40% Revenue Bonds (2022) Loan Agreement	6S	$40,596,125
7.625% Revenue Bonds Loan Agreement	6S	$30,244,688
7.75% Revenue Bonds Loan Agreement	6S	$62,200,208
7.875% Senior Notes	6G	$7,972,373
7.95% Notes	6M2	$619,875,000
8.00% Convertible Notes	6A, 6S	$387,304,167
9.00% Debentures	6S	$252,743,725
9.375% Debentures	6S	$205,669,708
9.50% Debentures	6S	$130,890,924
10.26% Senior Notes (Series D)	6N	$4,514,114
10.50% Senior Notes (Series B)	6N	$21,119,950
10.60% Senior Notes (Series C)	6N	$71,875,611
10.625% Senior Notes (Series A)	6N	$2,822,315
10.85% Debentures	6N	$107,872,474
13.75% Senior Secured Notes	6E, 6F, 6H, 6I, 6J, 6DD, 6GG	$338,906,585
15.50% Senior Notes	6E, 6F, 6H, 6I, 6J, 6DD, 6GG	$305,589,358
Floating Rate Notes (2010)	6S	$235,308,759
UDAG Loan	6W	$4,656,250

[1]	Please refer to Exhibit 4 of the Plan Support Agreement for additional detail on recoveries for Claims arising from the Unsecured Notes.
[2]

Bowater acknowledges that at least one of the BCFC Contribution Claim or the 7.95% Notes Guaranty Claim will be an Allowed Claim in Class 6S against Bowater, which amount shall be no less than an amount equal to the difference between (1) $619,875,000 minus (2) the amount of the distributions to holders of Allowed Class 6M Claims against BCFC. Subject to Bowater’s rights to settle such Claims, the Court shall determine whether such Allowed Claim is on account of (i) the BCFC Contribution Claim and/or (ii) the 7.95% Notes Guaranty. This acknowledgment shall not be interpreted to prejudice the rights, if any, of any party in interest to seek to have Allowed the 7.95% Notes Guaranty Claim or the BCFC Contribution Claim or both, or the rights of any party in interest to object to one or both of such Claims on any basis.

Plan Exhibit B7

Class 7 Claims

Convenience Claims

Chapter 11 Debtor	Class No.
AbitibiBowater Inc.	7A
AbitibiBowater US Holding 1 Corp.	7B
AbitibiBowater US Holding LLC	7C
AbitibiBowater Canada Inc.	7D
Abitibi-Consolidated Alabama Corporation	7E
Abitibi-Consolidated Corporation	7F
Abitibi-Consolidated Finance LP	7G
Abitibi Consolidated Sales Corporation	7H
Alabama River Newsprint Company	7I
Augusta Woodlands, LLC	7J
Bowater Alabama LLC	7K
Bowater America Inc.	7L
Bowater Canada Finance Corporation	7M
Bowater Canadian Forest Products Inc.	7N
Bowater Canadian Holdings Incorporated	7O
Bowater Canadian Limited	7P
Bowater Finance Company Inc.	7Q
Bowater Finance II LLC	7R
Bowater Incorporated	7S
Bowater LaHave Corporation	7T
Bowater Maritimes Inc.	7U
Bowater Newsprint South LLC	7V
Bowater Newsprint South Operations LLC	7W
Bowater Nuway Inc.	7X
Bowater Nuway Mid-Sates Inc.	7Y
Bowater South American Holdings Incorporated	7Z
Bowater Ventures Inc.	7AA
Catawba Property Holdings, LLC	7BB
Coosa Pines Golf Club Holdings LLC	7CC
Donohue Corp.	7DD
Lake Superior Forest Products Inc.	7EE
Tenex Data Inc.	7FF
ABH LLC 1	7GG
ABH Holding Company LLC	7HH

Plan Exhibit B8

Class 8 Claims

Intercompany Claims and Intercompany Interests

Subject to Sections 6.2, 6.3 and 6.17 of this Plan, and except as otherwise ordered by the Bankruptcy Court with respect to a particular Intercompany Claim or Intercompany Interest, on the Effective Date, at the option of the Debtors or the Reorganized Debtors, the Intercompany Claims shall either be (a) Reinstated, in full or in part, and treated in the ordinary course of business, or (b) cancelled and discharged, in full or in part; provided, however, that any such election by the Debtors or the Reorganized Debtors shall not impact any recoveries under this Plan. Unless otherwise ordered by the Bankruptcy Court with respect to a particular Intercompany Claim or Intercompany Interest, and subject to Sections 6.2, 6.3 and 6.17 hereof, holders of Intercompany Claims and Intercompany Interests shall not receive or retain any property on account of such Intercompany Claims and Interests to the extent such claim is cancelled and discharged as provided in Section 2.15(b).

Plan Exhibit B9

Class 9 Claims and Interests

Common Stock Claims and Interests

Common Stock Claims and Interests shall be cancelled, and the holders of Common Stock Claims and Interests shall not be entitled to receive or retain any property on account of such Claims and Interests.

Exhibit B

CCAA Plan filed on July 9, 2010

(See Docket No. 2696)

[Note: The document that constitutes this exhibit is filed as Exhibit 99.2 to this Current Report on Form 8-K dated July 30, 2010]

EXHIBIT C TO

BACKSTOP COMMITMENT AGREEMENT

ABITIBIBOWATER INC.

TERM SHEET FOR NEW CONVERTIBLE NOTES

All terms used and not defined herein shall have the meanings ascribed to them in the Backstop Commitment Agreement. In the event of any inconsistency between this Exhibit C and the Backstop Commitment Agreement, the Backstop Commitment Agreement shall control.

Terms of New Notes

Issuer:	AbitibiBowater Inc., a holding company incorporated under the laws of the United States or Canada, as formed or reorganized pursuant to the Plans (the “Company”).

Form of Offering:	The Debtors will issue rights to purchase new notes (the “New Notes”) of the Company (the “Rights”) to Eligible Holders of Eligible Claims against the Debtors in connection with the Plans (the “Rights Offering”). The Rights Offering terms are described in the Backstop Commitment Agreement.

Issue Amount:	§1145 Notes and Backstop Notes, collectively, shall be issued in an amount (the “Amount”) not to exceed the lesser of:

A) US$500 million; and

B) the sum of:

(i) US$325 million; and

(ii)    US$1,400 million less the sum of the Available Cash (as defined below) of the Company as of the Effective Date and aggregate principal amount of term indebtedness outstanding under the Exit Financing Facilities (as described in the Plans) and any other available facilities at such time.

The Amount is subject to further reduction by the amount of Liquidity (as defined below) of the Company at the Effective Date in excess of $600 million. Any such reduction will be made as provided by the Backstop Commitment Agreement. Available Cash and Liquidity shall have the meaning set forth in the Backstop Commitment Agreement.

The Company is allowed to issue Escrowed Notes incremental and in addition to the §1145 Notes and Backstop Notes, up to the maximum principal amount as described in the Backstop Commitment Agreement. Therefore, the total aggregate principal amount of the New Notes may exceed the Amount by the aggregate principal amount of the Escrowed

Notes issued. Escrowed Notes subscribed for and issued to Unresolved Claimholders in accordance with the terms of the Backstop Commitment Agreement shall be issued under the same indenture and on the same terms as the §1145 Notes.

References to the “New Notes” shall include the §1145 Notes, the Backstop Notes and the Escrowed Notes, unless the context otherwise requires.

Purchase Price:	100% of the principal amount.

Upfront Payment:	The Company will pay to each Eligible Holder that exercises its Rights to purchase New Notes an amount equal to 4% of the aggregate principal amount of such New Notes on the Effective Date, upon issuance of the New Notes.

Coupon:	10%, payable semi-annually in arrears commencing on the date that is six months after the Closing Date, computed on the basis of a 360-day year composed of twelve 30-day months.

Subject to any required regulatory approval and provided no event of default has occurred and is continuing, with respect to any interest period, the Company shall have the option to pay half (i.e., 5%) of such interest by issuing additional New Notes (“PIK Notes”), provided that if the Company so elects to pay half of the coupon in PIK Notes, the portion of the coupon so payable with respect to such interest period shall be 6% rather than the 5% that would have been payable by the Company had it paid in cash.

Use of Proceeds:	The proceeds from the issuance and sale of the New Notes shall be used to fund the Debtors’ cash needs in connection with consummation of the Plans.

Closing Date:	The date of the consummation of the Plans in form and substance reasonably acceptable to the Investors and consistent with the Backstop Commitment Agreement, and this New Notes Term Sheet (the “Closing”), which date shall be the later to occur of (A) October 15, 2010 and (B) the date that is the earlier to occur of (x) December 31, 2010 and (y) the latest date on which any of the Company’s commitments for Exit Financing Facilities are scheduled to expire so long as the Company’s commitments for the Exit Financing Facilities are acceptable to Majority Investors (as defined in the Backstop Commitment Agreement).

Investors:	The Company shall offer New Notes to the Eligible Holders (such New Notes being collectively referred to as the “§1145 Notes”), with each of the Eligible Holders entitled to purchase the New Notes (such purchasing Eligible Holders, collectively, the “New Notes Investors”) on the terms set forth in the Backstop Commitment Agreement.

2

The Investors shall enter into agreement(s) to subscribe, in accordance with Schedule 1(h) to the Backstop Commitment Agreement, for any portion of the New Notes not subscribed for by the Eligible Holders (the “Backstop Notes”). As consideration for their commitment to subscribe for such Backstop Notes, the Investors shall be entitled to receive the payments as set forth in, and in accordance with the terms of, the Backstop Commitment Agreement.

The Company may issue Escrowed Notes to the Unresolved Claimholders who elect to subscribe for such notes on the terms set forth in the Backstop Commitment Agreement. All references herein to the New Notes Investors shall include the Unresolved Claimholders, unless the context requires otherwise.

Exemptions / Transfer:	The issuance of Rights to the creditors and the exercise of the Rights are intended to be exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code and exempt from any prospectus requirement under corresponding Canadian securities laws exemptions.

The amount of New Rights that each Eligible Holder may subscribe for in the Rights Offering may be decreased by the Issuer to the extent required to allow the Rights Offering to be exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code.

After the consummation of the Rights Offering, subject to applicable securities laws, the New Notes Investors and their respective permitted transferees shall have the right to transfer freely the §1145 Notes or the Common Shares received upon conversion of the §1145 Notes at any time.

The issuance of Backstop Notes to the Investors pursuant to the Backstop Commitment Agreement is intended to be exempt from Securities Act registration under Section 4(2) of the Securities Act and exempt from any prospectus requirement under Canadian securities laws. The Backstop Notes are intended to be eligible for resale under Rule 144A under the Securities Act. After consummation of the Rights Offering, the Backstop Notes may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act or any applicable state laws or pursuant to a registration statement.

Denomination:	New Notes shall be issued in a minimum denomination of US$1.00 per New Note (and integral multiples thereof).

Conversion Price:	The New Notes shall be convertible as described below into the common stock, par value $0.001 per share, of the Company (the “Common Shares”) at the Conversion Price.

The “Conversion Price” shall equal (x) $1,800 million (plus any

3

consideration to be received upon issuance of Common Shares pursuant to the terms of any instrument included in the denominator of this conversion price calculation) divided by (y) the number of Common Shares outstanding on a fully diluted basis on the Effective Date after giving effect to the consummation of the Plans, other than Common Shares issuable upon conversion of the New Notes and any Common Shares issued as part of the backstop payment described below and Common Shares, the issuance of which would be anti-dilutive as of the Effective Date.

Maturity Date:	The New Notes will mature seven (7) years from the date of Closing (the “Issue Date”).

Guarantees:	The New Notes will be guaranteed by the wholly-owned U.S. subsidiaries of the Company (the “Guarantees”).

Ranking:	The New Notes and the Guarantees shall be subordinated in right of payment to the Company’s and the Guarantors’ obligations under the Company’s Exit Financing Facilities, which may include unsecured financings (or replacements or refinancings thereof), and any other unsecured or secured senior debt in an amount not to exceed $200 million in the aggregate. Except as provided in the preceding sentence, the New Notes and the Guarantees shall be pari passu in right of payment with all senior unsecured obligations of the Company or the relevant Guarantor.

Conversion Rights:	The New Notes will be convertible at the option of the holder (i) in the event of a redemption at the option of the Company, and otherwise, (ii) after the 6-month period following the Issue Date, and in each case, prior to the close of business on the earlier of the Maturity Date and the last business day immediately preceding any date fixed for redemption, into a number of Common Shares based on the Conversion Price, as adjusted from time to time. Holders of the Backstop Notes will receive restricted Common Shares under U.S. securities laws upon conversion of the Backstop Notes and will not be able to convert unless they are eligible to receive the Common Shares in accordance with applicable law.

Upon conversion, holders of New Notes will receive a separate payment for accrued and unpaid interest to, but excluding, the date of conversion, except as described below.

If New Notes are converted after a regular record date for the payment of interest, holders of record of such New Notes will receive all of the interest payable on such New Notes on the corresponding interest payment date notwithstanding the conversion. New Notes, upon surrender for conversion during the period beginning after any record date to the immediately following interest payment date, must be accompanied by funds equal to the amount of interest that would accrue from the date of conversion to, but excluding, the interest payment date, unless (i) such New Notes have been called for redemption by the Company or (ii) such interest payment date is the maturity date of the New Notes.

4

Conversion Adjustments:	The indenture will provide for the adjustment of the Conversion Price in certain events including, without limitation,

(i) the subdivision or consolidation of the outstanding Common Shares;

(ii) the issue of Common Shares or securities convertible into Common Shares by way of stock dividend or other distribution;

(iii) the issue of rights, options or warrants with an exercise period of less than 60 days to all of the holders of Common Shares entitling them to acquire Common Shares or other securities convertible into Common Shares at less than 95% of the then market price;

(iv) the distribution to all holders of Common Shares of any other securities or assets (including through a spin-off);

(v) the payment to all holders of Common Shares in respect of an issuer tender offer or exchange offer for Common Shares by the Company to the extent that the market value of the payment exceeds the then market price of the Common Shares on the date of expiry of the bid; and

(vi) the payment of cash dividends that exceed ordinary-course periodic dividends on the Common Shares.

Redemption:	Mandatory: On the six month anniversary of the Issue Date (the “Mandatory Redemption Date”), in the event of an Asset Sale (to be defined) with more than $100 million of net cash proceeds from such Asset Sale occurring before the Mandatory Redemption Date or, if no Asset Sale occurs prior to the Mandatory Redemption Date but the Company receives before such date at least $20 million of Subscription Price on account of the Escrowed Notes (as defined in the Backstop Commitment Agreement) issued to holders of Allowed Disputed Claims (as defined in the Backstop Commitment Agreement), the Company shall apply the net cash proceeds from any such Asset Sale and the aggregate Subscription Price (if any) received by the Company after the Issue Date but before the Mandatory Redemption Date to redeem New Notes (for the avoidance of doubt, including Escrowed Notes in the Escrowed Notes Account) at a price equal to 105% of the par value of the New Notes, plus accrued and unpaid interest to the redemption date; provided that (i) the Company has minimum Liquidity, after giving effect to such Asset Sale and application of the net cash proceeds thereof and repayment of Subscription Price (as applicable), of at least $600 million, and (ii) the Company is permitted to make such redemption by the agreements governing its outstanding indebtedness, which the Company will use commercially reasonable efforts to permit such redemption, subject to compliance with the foregoing liquidity requirement. The net cash proceeds received from an Asset Sale and any Subscription Price received by the Company on account of Escrowed Notes prior to the Mandatory Redemption Date will be deposited by the Company into escrow until the Mandatory Redemption Date.

5

Optional: During the period commencing on the 61st day following the Issue Date and ending on the first interest payment date, if US$100 million or less of the New Notes are outstanding, the Company may, from time to time, optionally redeem such New Notes at a price of 105% of the par value of the New Notes, plus accrued and unpaid interest to the redemption date. Otherwise, three-year non-call, callable at the greater of Market and 110% of par in year 4, 112% of par in year 5, 115% of par in year 6 and par thereafter, in each case, plus accrued and unpaid interest to the redemption date.

“Market” means a value to be determined by the Board, which will retain a nationally recognized investment bank to make a reasonable determination of market value, which will assume, among other factors, a 35% volatility and a market price for the Common Share based on the trailing 20-day VWAP on the Primary Trading Market immediately prior to the date of the notice of the call.

Fundamental Change:	Upon a Fundamental Change (as defined below), holders of the New Notes will have the right to require the Company to repurchase their New Notes, in whole or in part, at a price equal to the accreted value of the principal amount of the New Notes based on the original issue price (less the Upfront Payment) plus accrued and unpaid interest thereon to such repurchase date.

A “Fundamental Change” shall mean the occurrence of any of the following: (i) the acquisition of 50% or more of the Common Shares by any person or group, (ii) a merger, sale of all or substantially all of the Company’s assets, share exchange or recapitalization the result of which less than 50% of common equity of the continuing entity is held by holders of the common equity of the Company immediately prior to such transaction, (iii) a majority of directors cease to be “continuing directors” as customarily defined, (iv) stockholders of the Company approve a plan of liquidation or dissolution of the Company, or (v) after the Common Shares are listed, they cease to be listed, provided, however, a Fundamental Change under clause (i) or (ii) shall not be deemed to have occurred if at least 90% of the consideration received or to be received by holders of Common Shares, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the Fundamental Change consists of shares of common stock, American Depositary Receipts, American Depositary Shares (or other similar instruments) traded on a national securities exchange in the United States or Canada or which will be so traded or quoted when issued or exchanged in connection with a Fundamental Change (these securities being referred to as “Publicly Traded Securities”) and as a result of this transaction or transactions the debentures become convertible into such Publicly Traded Securities, excluding cash payments for fractional shares.

If the holders of the majority of the aggregate principal amount of the New Notes outstanding (for the avoidance of doubt, excluding any Escrowed Notes, if any remain at such time) elect to exercise their right to require the

6

Company to repurchase their New Notes upon a Fundamental Change, as more fully described in the first paragraph above, then all Unresolved Claimholders whose Escrowed Notes are held in the Escrowed Notes Account will be deemed to have exercised the same right as if they were the holders of the New Notes, except that the proceeds resulting from the repurchase by the Company of the Escrowed Notes will be held in the Escrowed Notes Account pending their distribution to the Unresolved Claimholders in accordance with the Backstop Commitment Agreement.

Covenants; Events of Default:	Will contain a customary SEC and Canadian Commission reporting covenant.

Will contain events of default customary for market converts. Will permit the Company to elect that the sole remedy for a default caused by a failure to comply with the reporting covenant be the payment of additional interest on the Notes for up to 180 days, rather than acceleration.

Registration Rights for the Backstop Notes:	With respect to the Backstop Notes and the Common Shares issuable upon conversion thereof, the Company will:

• file with SEC within 30 days after the earlier of (i) the date the Company becomes S-3 eligible (and has filed the information required by Part III of Form 10-K) and (ii) April 30, 2011, and

•        use commercially reasonable efforts to cause to become effective within 75 days after the earlier of (i) the date the Company becomes S- 3 eligible (and has filed the information required by Part III of Form 10-K) and (ii) April 30, 2011, a shelf registration statement with respect to the resale of the Backstop Notes and the underlying Common Shares upon conversion of the Backstop Notes.

If the Company fails to file such shelf registration statement or register the Backstop Notes and the underlying Common Shares upon conversion of the Backstop Notes by the dates set forth above, the Company will be required to pay additional interest of 0.25% per annum to the holders of the Backstop Notes until such time as the registration statement becomes effective.

The Company will keep the registration statement effective until the date that is two years from the date of effectiveness of the registration statement.

Voting:	For purposes of any vote, waiver or consent under the indenture governing the New Notes, Escrowed Notes held in the Escrowed Notes Account shall not vote and shall not be included in the aggregate principal amount of issued and outstanding Notes permitted to vote.

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Documentation and Listing:	The terms of the indenture, the form of New Notes, and other applicable documentation related to the New Notes are to be proposed by and in form and substance reasonably satisfactory to the Company and the Investors.

Company will make an application to list the Common Shares to be issued pursuant to the Plans and upon conversion or otherwise on (i) either the NASDAQ or the NYSE and (ii) the TSX.

Choice of Law:	New York.

Backstop Payment:	If as of the Effective Date the Backstop Commitment Agreement has not been terminated, the Backstop Payment shall be paid on the Effective Date in an amount equal to the greater of (x) $15 million (payable in cash) and (y) 6% of the Amount (50% paid in cash and 50% in the form of Common Shares, based on the Conversion Price).

Termination Payment:	For termination after the date on which the Bankruptcy Court approves the Termination Payment but on or before the date on which the Bankruptcy Court or the Canadian Court approves the Backstop Commitment Agreement or an alternative transaction (such date, the “Approval Date”), the Termination Payment shall be an amount (not to be less than $7.5 million) equal to the lesser of (x) $15 million and (y) 5% of the capital raised in the alternative transaction. For termination after the Approval Date but on or before October 15, 2010, the Termination Payment shall be $15 million. For termination after October 15, 2010, the Termination Payment shall be an amount equal to the greater of (x) $15 million and (y) 6% of the Amount as in effect as of October 15, 2010 (payable in cash). In each case, the Termination Payment shall be payable upon consummation of the Plans or, if applicable, consummation of the alternative transaction. Additional conditions to payment of the Termination Payment shall be specified in the Backstop Commitment Agreement.

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Exhibit D

Form of Plan Support Agreement, as amended pursuant to the First Amendment

(See Attached)

EXHIBIT D TO

BACKSTOP COMMITMENT AGREEMENT

CONFORMED TO INCORPORATE FIRST AMENDMENT

FORM OF PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of                     , 2010 by and between the following parties:

(a) The undersigned unsecured noteholder, subject to the addendum set forth on the signature page hereto, if applicable, (the “Undersigned Holder” and collectively, with the unsecured noteholders who have executed similar agreements with the Company (as defined below), each a “Plan Support Party” and collectively, the “Plan Support Parties”); and

(b) AbitibiBowater Inc., a Delaware corporation (“ABH” or the “Company”, each of the Undersigned Holder and the Company, a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, on April 16, 2009 (the “Petition Date”), ABH and certain of its subsidiaries (collectively, with certain additional subsidiaries that filed on December 21, 2009, the “Chapter 11 Debtors”) commenced voluntary cases by filing petitions under chapter 11 of title 11 of the United States Code 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “U.S. Court”);

WHEREAS, on April 17, 2009, certain Chapter 11 Debtors and non-Debtor subsidiaries of ABH (collectively, the “CCAA Debtors” and, together with the Chapter 11 Debtors, the “Debtors”) applied for protection from their creditors under the Companies’ Creditors Arrangement Act (Canada), R.S.C. 1985, c. C-36, as amended (the “CCAA”) in the Quebec Superior Court, Commercial Division, for the Judicial District of Montreal, Canada (the “Canadian Court” and, together with the U.S. Court, the “Bankruptcy Courts”);

WHEREAS, each Undersigned Holder is the holder of claims, as defined in the Bankruptcy Code or the CCAA against certain of the Debtors (whether or not asserted) arising prior to the Petition Date (collectively, the “ABH Claims”);

WHEREAS, the Parties have negotiated in good faith regarding, and now desire to implement, a financial restructuring (the “Restructuring”) of the Company on the terms and conditions set forth in the Debtors’ Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, filed on or about July 20, 2010, attached hereto as Exhibit 1 (such plan, as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof, and in form and substance reasonably acceptable to the Majority Support Parties1, the “U.S. Plan”) and the First Amended Plan of Reorganization and Compromise of AbitibiBowater Inc. and Certain of its Subsidiaries under the CCAA, dated May 24, 2010 and amended on or about July 9, 2010, attached hereto as Exhibit 2 (such plan, as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof, and in form and substance reasonably acceptable to the Majority Support Parties, the “CCAA Plan” and, together with the U.S. Plan, the “Plans”);2

[1]	“Majority Support Parties” shall mean Plan Support Parties representing 50% or more of the aggregate face value of the Note Claims of the Plan Support Parties, at the time the relevant determination is made.
[2]	Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the U.S. Plan.

WHEREAS, on July [30], 2010, the U.S. Court entered an order approving a disclosure statement for the U.S. Plan (such disclosure statement, as the same may be amended, supplemented or modified from time to time in a manner consistent with the U.S. Plan, the “Disclosure Statement”);

WHEREAS, on July [9], 2010, the Canadian Court entered an order approving the mailing of the information circular statement for the CCAA Plan (such information circular, as the same may be amended, supplemented or modified from time to time in a manner consistent with the CCAA Plan, the “Information Circular”) and procedures for voting on the CCAA Plan and holding creditor meetings in connection with the CCAA Plan (as amended, the “Circular Order”);

WHEREAS, in connection with the transactions contemplated by the Plans, the Company, certain Plan Support Parties and certain other parties (each, an “Other Investor”) have entered into that certain Backstop Commitment Agreement, dated May 24, 2010 (such agreement, as amended on July 20, 2010 and as the same may be further amended, supplemented or modified in accordance with the terms therein, the “Commitment Agreement”);

WHEREAS, on June 25, 2010, the U.S. Court entered an order approving the Company’s entry into the Commitment Agreement;

WHEREAS, on June 23, 2010, the Canadian Court issued an order approving the Company’s entry into the Commitment Agreement;

WHEREAS, the Parties have engaged in good faith negotiations with the objective of reaching an agreement with regard to the treatment of the ABH Claims under the Plans;

WHEREAS, each Party has reviewed, or has had the opportunity to review, this Agreement and the Plans with the assistance of professional legal advisors of its own choosing;

WHEREAS, the Company desires to obtain the commitment of the Undersigned Holder to support and vote to accept the Plans,3 subject to the terms and conditions set forth herein to which the Undersigned Holder is party; and

WHEREAS, subject to the execution of definitive documentation and appropriate approvals by the Bankruptcy Courts of the Plans, the following sets forth the agreement between the Parties concerning their respective obligations.

[3]	Any reference to “Plans” in this Agreement shall refer to both the U.S. Plan and the CCAA Plan or either of those Plans, as applicable.

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AGREEMENT

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Effectuating the Restructuring.

To implement the Plans, the Parties have agreed, on the terms and conditions set forth herein, that the Company shall use its commercially reasonable efforts to:

(a)	solicit the requisite acceptances of the U.S. Plan in accordance with section 1125 of the Bankruptcy Code;

(b)	seek confirmation of the U.S. Plan as expeditiously as practicable under the Bankruptcy Code, including under section 1129(b) thereof, the Federal Rules of Bankruptcy Procedure and the U.S. Court’s local rules;

(c)	solicit the requisite acceptances of the CCAA Plan in accordance with the CCAA;

(d)	seek issuance of a sanction order with respect to the CCAA Plan as expeditiously as practicable under the CCAA and any applicable rules and guidelines; and

(e)	consummate the Plans.

Without limiting any other provision hereof, the Company hereby agrees to negotiate in good faith each of the definitive agreements and documents referenced herein, including the Plan, the Disclosure Statement, the Information Circular and the Commitment Agreement, or reasonably necessary or desirable to effectuate the transactions in connection with the Restructuring.

2. Commitments of the Undersigned Holder Under this Agreement.

(a)	Voting by Undersigned Holder.

As long as a Termination Event (as defined in Section 9(a) hereof) has not occurred, or has occurred but has been duly waived (or, in the case of a breach under Section 9(a)(xi) hereof, cured) in accordance with the terms hereof, the Undersigned Holder agrees for itself and on behalf of the accounts within its control that, so long as it is the legal owner and beneficial owner with power and/or authority to bind any ABH Claims and vote on a plan of reorganization or plan of arrangement which comports with the definition of the Plans in this Agreement, following receipt of the Disclosure Statement and the Information Circular and other related solicitation materials approved by the Bankruptcy Courts, it shall be bound to, and will, timely vote its ABH Claims (and not revoke or withdraw its vote) in favor of the Plans. Notwithstanding anything to the contrary contained herein, separate and distinct client accounts maintained and any ABH Claims held by affiliates not controlled by the Undersigned Holder shall not be affected by this Agreement.

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(b)	Support of Plans.

As long as a Termination Event has not occurred, or has occurred but has been duly waived (or, in the case of a breach under Section 9(a)(xi) hereof, cured) in accordance with the terms hereof, the Undersigned Holder, agrees for itself and on behalf of the accounts within its control that, so that, so long as it remains the legal owner and beneficial owner with power and/or authority to bind any ABH Claims it will:

i.	from and after the date hereof, not directly or indirectly seek, solicit, support or vote in favor of any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of any Chapter 11 Debtor or any CCAA Debtor that could reasonably be expected to prevent, delay or impede the Restructuring of the Chapter 11 Debtors or CCAA Debtors in accordance with the Plans; provided, however, that separate and distinct client accounts maintained and any ABH Claims held by affiliates not controlled by the Undersigned Holder shall not be affected by this subsection 2(b)(i);

ii.	permit disclosure of the contents of this Agreement; provided, however, that the Company’s ability to disclose the contents of this Agreement are subject to Section 11(m) hereof; provided, further however, that separate and distinct client accounts maintained and any ABH Claims held by affiliates not controlled by the Undersigned Holder shall not be affected by this subsection 2(b)(ii);

iii.	not object to or otherwise commence any proceeding opposing any of the terms of this Agreement, the Disclosure Statement, the Information Circular, the Plans or the Commitment Agreement, except to the extent that the terms contained therein are inconsistent with the Plans;

iv.	not take any action, including, without limitation, initiate any legal proceeding, that is inconsistent with, or that could reasonably be expected to prevent, delay or impede confirmation or consummation of the Plans; and

v.	use its commercially reasonable efforts to work with the Company to meet the deadlines set forth in Sections 3(b) and 9(a) hereof.

Notwithstanding the foregoing, nothing in this Agreement shall be construed as to prohibit any Plan Support Party from appearing as a party-in-interest in any matter to be adjudicated in the cases of the Chapter 11 Debtors or the cases of the CCAA Debtors, including, but not limited to asserting any claims, counterclaims, or defenses, so long as such appearance and the positions advocated in connection therewith are consistent with the Plans, the Disclosure Statement or the Information Circular and are not for the purpose of hindering, delaying or preventing the confirmation or consummation of the Plans and the Restructuring contemplated thereby.

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(c)	Transfer (as defined below) of Claims, Interests and Securities.

The Undersigned Holder hereby agrees, until this Agreement shall have terminated, not to (i) sell, assign, transfer, pledge or otherwise dispose of, directly or indirectly (each such disposition, a “Transfer”), all or any of its ABH Claims, including any voting rights associated with such ABH Claims, or (ii) grant any proxies, deposit any of its ABH Claims into a voting trust or enter into a voting agreement with respect to any of its ABH Claims, unless, in each case, the counterparty thereof either is a Plan Support Party or agrees for the benefit of the Parties (a) to be bound by all of the terms of this Agreement and (b) to assume the rights and obligations of the Undersigned Holder under this Agreement, by executing the Joinder attached hereto as Exhibit 3, a copy of which shall be provided to the Company (each such transferee becoming, upon the Transfer, an Undersigned Holder hereunder) promptly, but in any event within three (3) business days after the Transfer. By its acknowledgement of written notice of the relevant Transfer, or five (5) business days after a copy of any Joinder is provided to the Company, the Company shall be deemed to have acknowledged that its obligations to the Undersigned Holder hereunder shall be deemed to constitute obligations in favor of the relevant transferee as an Undersigned Holder hereunder. Any Transfer of any ABH Claim that does not comply with the procedure set forth in the first sentence of this Subsection 2(c) shall be deemed void ab initio. With respect to the Note Claims (as defined below) held by the relevant transferee upon consummation of a Transfer, such transferee is deemed to make all of the representations and warranties of the Undersigned Holder set forth in Section 2(e) and Section 4 of this Agreement to the Company; provided, however, the restrictions contained in this subsection 2(c) do not apply to transactions in the Undersigned Holder’s ordinary course broker-dealer business, unless such broker-dealer business acquired an ABH Claim from a Plan Support Party or sold an ABH Claim to a Plan Support Party.

(d)	Further Acquisition of ABH Claims.

This Agreement shall in no way be construed to preclude the Undersigned Holder or any of its respective subsidiaries from acquiring additional ABH Claims; provided that any such additional ABH Claims acquired by the Undersigned Holder shall automatically be deemed to be subject to the terms of this Agreement and, to the extent that the Undersigned Holder acquires additional Note Claims (defined below), the representations set forth in Section 2(e) hereof shall be deemed to have been made with respect to any such Note Claims acquired after the date hereof. Upon the request of the Company, the Undersigned Holder shall, within five (5) business days of such request, provide the Company with an updated list of all ABH Claims that it holds at that time, subject to any applicable confidentiality restrictions and applicable law; provided, however, the restrictions contained in this subsection 2(d) do not apply to transactions in the Undersigned Holder’s ordinary course broker-dealer business, unless such broker-dealer business acquired an ABH Claim from a Plan Support Party or sold an ABH Claim to a Plan Support Party.

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(e)	Representation of the Undersigned Holder’s Holdings.

The Undersigned Holder represents that, as of the date hereof:

i.	it is the legal owner, beneficial owner (directly or indirectly) and/or the nominee, investment manager or advisor for the legal or beneficial holders of such ABH Claims set forth on its respective signature page that are Claims in Class 6 of the U.S. Plan and Claims in the Affected Unsecured Creditor Classes of the CCAA Plan (collectively, the “Note Claims”);

ii.	there are no Note Claims of which it is the legal owner, beneficial owner and/or investment manager or advisor for the legal or beneficial owner that are not listed on its respective signature page unless the Undersigned Holder does not possess the full power to vote and dispose of such Note Claims;

iii.	other than pursuant to this Agreement, such Note Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, that would adversely affect in any way the Undersigned Holder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

iv.	it has full power to vote, dispose of and compromise the aggregate principal amount of the Note Claims.

3. The Company’s Responsibilities.

(a)	Other Support Agreements.

The Company represents and warrants that, if it has entered into (or concurrently herewith is entering into) restructuring agreements, plan support or lock-up agreements (collectively, the “Other Support Agreements”) with other parties supporting the Plans (each, an “Other Support Agreement Party,” and collectively, the “Other Support Agreement Parties”), the Other Support Agreements are materially similar to this Agreement and, in any event, the terms and conditions thereof do not have a material adverse affect on the Undersigned Holder.

(b)	Implementation of the Plans.

The Company shall use its commercially reasonable efforts to:

i.	effectuate and consummate the Restructuring on the terms described in the Plans;

ii.	obtain from the U.S. Court an order confirming the U.S. Plan, which order shall be in form and substance materially consistent with the U.S. Plan and reasonably acceptable to the Majority

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Support Parties (the “Confirmation Order”) and cause the Confirmation Order to be entered by the U.S. Court no later than October 15, 2010;

iii.	obtain from the Canadian Court an order sanctioning the CCAA Plan, which order shall be in form and substance materially consistent with the CCAA Plan and reasonably acceptable to the Majority Support Parties (the “Sanction Order”) and cause the Sanction Order to be entered by the Canadian Court no later than October 15, 2010;

iv.	cause the Effective Date of the U.S. Plan to occur no later than October 29, 2010;

v.	cause the Implementation Date (as defined in the CCAA Plan) of the CCAA Plan to occur no later than October 29, 2010; and

vi.	take no actions that are materially inconsistent with this Agreement, the Commitment Agreement, or the Plans or the expeditious effectuation and consummation of the Plans, or would discriminate unfairly as to creditors holding Class 6 Claims under the U.S. Plan.

(c)	Notification to the Plan Support Parties of Alternative Transaction.

If at any time the Company’s board of directors determines that it shall pursue of an alternative transaction, sale, merger, consolidation, restructuring, reorganization, disposition, liquidation or dissolution (each an “Alternative Transaction”), the Company shall promptly notify the Plan Support Parties in writing regarding such Alternative Transaction.

4. Mutual Representations and Warranties

The Undersigned Holder makes the following representations and warranties (as to itself only) to the Company, and the Company makes the following representations and warranties (as to itself and on behalf of each of its subsidiaries), in each case, as of the date of this Agreement and each of which is a continuing representation and warranty until the earlier of (i) the occurrence of a Termination Event and (ii) the Effective Date or the Implementation Date (as defined in the CCAA Plan), as applicable:

(a)	Enforceability.

Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code and applicable Canadian law, this Agreement is a legal, valid and binding obligation of the Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or ruling of the Bankruptcy Courts.

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(b)	No Consent or Approval.

Except as expressly provided in this Agreement, no consent or approval is required by any other entity in order for it to execute and deliver and to carry out the provisions of this Agreement.

(c)	Power and Authority.

It has and shall maintain all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement and the Plans.

(d)	Authorization.

The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

(e)	No Conflicts.

The execution, delivery and performance of this Agreement does not: (i) violate any provision of law, rule or regulations applicable to it; (ii) violate its certificate of incorporation, bylaws or other organizational documents; or (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party.

(f)	Corporate Standing.

Each Party is duly organized, validly existing, and in good standing under the laws of the state or province of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

(g)	Fiduciary Duty.

Each Party is not aware of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement.

5. Supporting Noteholders/Cooperation.

Without limiting any other provision hereof, the Undersigned Holder hereby agrees to (a) negotiate in good faith the definitive agreements and documents reasonably necessary or desirable to implement the Restructuring, which shall be, in all material respects, substantially in accordance with the terms and conditions contained in the Plans and (b) act in good faith to support the implementation and documentation of the Restructuring. Without limiting the generality of the foregoing, the Company shall, except where it is not reasonably practicable, provide draft copies of all motions or applications and other documents related to the Plans and/or the Exit Financing Facilities that the Company intends to file with the U.S. Court and/or the Canadian Court to counsel designated by each Plan Support Party within (3) three business

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days prior to the date when the Company intends to file any such document and shall consult in good faith with such counsel designated by each Plan Support Party regarding the form and substance of any such proposed filing with the Bankruptcy Courts.

6. No Waiver of Participation and Preservation of Rights.

If the transactions contemplated by the Plans are not consummated as provided therein or if this Agreement is terminated, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights and remedies under applicable law and in equity.

7. Cooperation.

The Undersigned Holder will (a) negotiate in good faith regarding the definitive documentation necessary to implement the Restructuring, which shall be, in all material respects, substantially in accordance with the terms and conditions contained in the Plans, and (b) act in good faith to support the implementation and consummation of the Restructuring. The Company shall use commercially reasonable efforts to keep the Plan Support Parties reasonably informed with respect to the implementation and consummation of the Restructuring and all material developments related thereto.

8. Acknowledgement.

This Agreement, the Plans and the transactions contemplated herein and therein are the product of negotiations between the Parties and their respective representatives. This Agreement is not and shall not be deemed to be a solicitation of votes for the acceptance of a plan of reorganization for the purposes of sections 1125 and 1126 of the Bankruptcy Code or a plan of compromise for the purposes of the CCAA or otherwise. The Company will not solicit acceptances of the Plans from the Undersigned Holder in any manner inconsistent with the Bankruptcy Code, the CCAA or applicable nonbankruptcy law. In addition, this Agreement does not constitute an offer to issue or sell securities to any person, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

9. Termination.

(a)	Termination Events.

The term “Termination Event,” wherever used in this Agreement, means any of the following events (whatever the reason for such Termination Event and whether it is voluntary or involuntary):

i.	the Company’s board of directors determines, in its sole discretion, that continued pursuit of either or both of the Plans is inconsistent with its fiduciary duties or that either or both of the Plans is no longer confirmable or feasible;

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ii.	the Company files, supports or endorses a plan of reorganization, a plan of liquidation or a plan of compromise that is materially inconsistent with the Plans;

iii.	a Confirmation Order reasonably acceptable to the Company and the Majority Support Parties is not entered by the U.S. Court on or before the later of (x) October 15, 2010 and (y) the latest date on which the Company’s commitments for the Exit Financing Faculties expire;

iv.	a Sanction Order reasonably acceptable to the Company and the Majority Support Parties is not issued by the Canadian Court on or before the later of (x) October 15, 2010 and (y) the latest date on which the Company’s commitments for the Exit Financing Faculties expire;

v.	the Effective Date or the Implementation Date (as defined in the CCAA Plan) does not occur by December 31, 2010;

vi.	the case of any material Chapter 11 Debtor, or of any group of Chapter 11 Debtors that collectively are material, is dismissed or converted to a case under chapter 7 of the Bankruptcy Code;

vii.	the case of any material CCAA Debtor, or of any group of CCAA Debtors that collectively are material, is dismissed or converted to a liquidating bankruptcy case under applicable Canadian bankruptcy law;

viii.	the Confirmation Order or the Sanction Order is reversed on appeal or vacated;

ix.	the U.S. Court shall enter an order in the case of any material Chapter 11 Debtor, or in the cases of a group of Chapter 11 Debtors that collectively are material, appointing (a) a trustee under chapter 7 or chapter 11 of the Bankruptcy Code, (b) a responsible officer, or (c) an examiner, in each case with enlarged powers relating to the operation of the business (powers beyond those set forth in subclauses (3) and (4) of section 1106(a)) under section 1106(b) of the Bankruptcy Code;

x.	a trustee, receiver, receiver and manager or liquidator is appointed in the case of any material CCAA Debtor, or in the cases of a group of CCAA Debtors that collectively are material, under applicable Canadian law;

xi.	any Party has breached any material provision of this Agreement, and any such breach has not been duly waived or cured within five (5) business days of written notice by another Party to the Company and the breaching Party of such breach; provided, that if any Plan Support Party shall breach its obligations pursuant to this Agreement or any similar agreement executed by a Plan Support Party, a Termination Event arising as a result of such act or omission shall only give rise to a termination of the breaching Plan Support Party’s Agreement;

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xii.	the Company (a) withdraws either or both of the Plans or (b) publicly announces its intention not to support either or both of the Plans;

xiii.	any material change to the Plans shall have been made, or any exhibit, supplement, schedule or related or ancillary agreement or instrument or any amendment, modification, consent or waiver to any of the foregoing shall have been agreed to, entered into, executed and delivered, or filed with the Bankruptcy Courts or otherwise given effect pursuant to which (a) general unsecured creditors will receive a distribution of securities other than the New ABH Common Stock proposed to be distributed pursuant to the Plans or (b) the New ABH Common Stock to be distributed to general unsecured creditors, as allocated between the separate entity groupings within the Company’s corporate structure based on historic operations (such groupings, as defined in the Disclosure Statement, the “Abitibi/D-Corp Companies” and the “Bowater Companies,” respectively), will be distributed other than 60% of the New ABH Common Stock to be distributed to unsecured creditors of the Bowater Companies and 40% of the New ABH Common Stock to be distributed to unsecured creditors of the Abitibi/D-Corp Companies and, in each case, such change is not acceptable to the Undersigned Holder;

xiv.	occurrence of the Termination Event described in Section 9(c) below;

xv.	any court of competent jurisdiction or other competent governmental or regulatory authority issues an order making illegal or otherwise restricting, preventing or prohibiting the consummation of the transactions contemplated in the Plans, the Commitment Agreement or any of the related documentation or ancillary agreements in a way that cannot be reasonably remedied by the Company subject to the reasonable satisfaction of the Majority Support Parties;

xvi.	if the Company or any party in interest obtains standing to assert, and files an objection or initiates a contested matter or adversary proceeding with the Bankruptcy Courts (or any other court) challenging an unsecured claim of any of the Undersigned Holders; or

xvii.

excluding the occurrence of a material change to the Plans as described in Section 9(c) hereof, any other material change to the Plans, or any exhibit, supplement, schedule or related or ancillary agreement or instrument thereto, or the Company shall have agreed to, entered into, executed and delivered, or filed with either the

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U.S. Court or the Canadian Court, any amendment, modification, consent or waiver to any of the foregoing, unless such material change is acceptable to the Majority Support Parties.

The foregoing Termination Events are intended solely for the benefit of the Company and each Undersigned Holder; provided that neither the Company nor any Plan Support Party may seek to terminate this Agreement based upon a material breach or a failure of a condition (if any) in this Agreement arising out of their own actions or omissions that were in violation of this Agreement.

(b)	Termination Event Procedures.

i.	This Agreement shall automatically terminate and be of no further force or effect upon the first to occur of the Termination Events contemplated by any of clauses (v), (vi), (vii), (ix) or (x) of Section 9(a) hereof. In the event of a Termination Event contemplated by clause (xiv) of Section 9(a) hereof, this Agreement shall terminate upon written notice to the Company in accordance with Section 9(c)(iii) hereof.

ii.	Except as set forth in clause (i) of Section 9(b) hereof and subject to the last sentence of Section 9(a) hereof, this Agreement shall terminate and be of no further force or effect upon written notice to the Plan Support Parties by the Company upon the occurrence of any Termination Event (and with respect to clause (xi) of Section 9(a), due to a breach by the Undersigned Holder that has not been cured); provided, that if any Plan Support Party shall breach its obligations pursuant to this Agreement or any similar agreement executed by a Plan Support Party, a Termination Event arising as a result of such act or omission shall apply only to the breaching Plan Support Party.

iii.

Except as set forth in clause (i) of Section 9(b) hereof and subject to the last sentence of Section 9(a) hereof, this Agreement shall terminate and be of no further force or effect upon written notice to the Company by the Undersigned Holder upon the occurrence of any Termination Event, except where the Termination Event is conditioned upon the approval or acceptance of the Majority Support Parties in which event this Agreement shall terminate and be of no further force or effect upon written notice to the Company by the Majority Support Parties (and with respect to clause (xi) of Section 9(a), due to a breach by the Company that has not been cured). The Parties hereby waive any requirement under section 362 of the Bankruptcy Code or the CCAA to lift the automatic stay thereunder and the stay of proceeding in effect under the CCAA in connection with giving any such notice and effecting such termination (and agree not to object to any non-breaching Party seeking to lift the automatic stay or the CCAA stay in connection

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with giving any such notice and effecting such termination, if necessary); provided, that if any Plan Support Party shall breach its obligations pursuant to this Agreement or any similar agreement executed by a Plan Support Party, a Termination Event arising as a result of such act or omission shall apply only to the breaching Plan Support Party.

iv.	Any such termination (or partial termination) of the Agreement shall not restrict the Parties’ rights and remedies for any breach of the Agreement by any Party, including, but not limited to, pursuant to the reservation of rights set forth herein.

(c) (i) There shall be a Termination Event if there is a material change to the percentage of New ABH Common Stock to be distributed to the Undersigned Holder as described in subsection (c)(ii) below, unless such material change has been mandated by an order of the Bankruptcy Courts over the objection or motion for disallowance by the Company or the Undersigned Holder.

(ii) To determine whether there has been a material change to the percentage of New ABH Common Stock to be distributed to the Undersigned Holder, no later than three (3) days after the Confirmation Hearing, the Company shall deliver to the Undersigned Holder a certificate of a responsible officer (the “Recovery Certificate”) of the Company that includes:

a.	A good faith statement of the total percentage of New ABH Common Stock reasonably expected to be received on the Effective Date by the Undersigned Holder on account of Claims in Class 6 of the U.S. Plan and Claims in the Affected Unsecured Creditor Classes of the CCAA Plan, predicated upon the analysis set forth (on a per bond issuance basis) on Exhibit 4 hereto (the total percentage of New ABH Common Stock set forth on the Exhibit 4 hereto for each applicable bond issuance, the “Fixed Percentage”) and after giving effect to the Disputed Claims Reserve (as defined in the Plans);

b.	A representation to the Undersigned Holder that the Company reasonably believes in good faith that the total percentage of New ABH Common Stock expected to be received by the Undersigned Holder on account of the Undersigned Holder’s relevant Claim(s) as of the Final Distribution Date (as defined in the U.S. Plan) will be the percentage stated in the certificate (the “Ultimate Recovery”), it being understood that the Company shall calculate the Ultimate Recovery using the same formula and methodology used to calculated the Fixed Percentage; and

c.	A comparison of the Ultimate Recovery against the Fixed Percentage, along with an explanation of Claims included in calculating the Ultimate Recovery that were mandated by an order of the Bankruptcy Courts over the objection or motion for disallowance by the Company or the Undersigned Holder.

(iii) If the Recovery Certificate delivered by the Company demonstrates that (A) the Ultimate Recovery is lower than the Fixed Percentage by more than five percent (5%) of the Fixed Percentage and (B) such reduced recovery is caused by additional allowed Claims (other

13

than Claims mandated by an order of the Bankruptcy Courts over the objection or motion for disallowance by the Company or the Undersigned Holder), then a Termination Event shall have occurred and the Undersigned Holder shall have the right to terminate this Agreement pursuant to section 9(b)(iii) hereof no earlier than three (3) days after delivery of the Recovery Certificate.

10. Fees and Expenses

The Company shall reimburse or pay, as the case may be, the documented fees and out-of-pocket expenses reasonably incurred on or before the Effective Date by each Plan Support Party payable to Shearman & Sterling LLP, Kramer Levin Naftalis & Frankel LLP and Torys LLP and up to $50,000 per Plan Support Party for fees and out-of-pocket expenses incurred by one counsel to a Plan Support Party arising under or related to this Agreement, through and including the date of termination of this Agreement within ten days of presentation of an invoice. The Company’s obligation to pay such fees and expenses incurred on or before the Effective Date shall survive termination of this Agreement.

11. Miscellaneous Terms.

(a)	Binding Obligation; Assignment.

Binding Obligation. Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code and applicable sections of the CCAA and other applicable Canadian law, upon execution of this Agreement by the Company and the Undersigned Holder, which shall occur promptly, but in any event within two (2) business days after the later of (a) entry of an order by the U.S. Court approving the Disclosure Statement, (b) issuance by the Canadian Court of the Circular Order; (c) entry of an order by the U.S. Court approving this Agreement; or (d) entry of an order by the Canadian Court approving this Agreement, this Agreement shall be a legally valid and binding obligation of the Parties, enforceable in accordance with its terms, and shall inure to the benefit of the Parties and their representatives. For the avoidance of doubt, the Parties acknowledge and agree that this Agreement shall not be effective until after the U.S. Court has entered an order approving the Disclosure Statement and the Canadian Court has issued the Circular Order. Unless terminated pursuant to Section 9 hereof, this Agreement shall continue to be in full force and effect as of the Effective Date. Nothing in this Agreement, express or implied, shall give to any entity, other than the Parties and their respective successors or permitted assigns, any benefit or any legal or equitable right, remedy or claim under this Agreement.

Assignment. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other entity except as provided in Section 2(c) hereof, and any purported assignment or transfer in violation of Section 2(c) shall be null and void ab initio.

(b)	Further Assurances.

The Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the agreements of the Parties expressed herein.

14

(c)	Headings.

The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof.

(d)	Governing Law.

THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE AND WITH APPLICABLE CANADIAN AND UNITED STATES BANKRUPTCY LAW. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought exclusively in the U.S. Court.

(e)	Waiver of Jury Trial

Each Party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of the Undersigned Holder or any of its affiliates in the negotiation, performance or enforcement of this Agreement.

(f)	Remedies

The Parties hereby acknowledge that the rights of the Parties under this Agreement are unique and that remedies at law for breach or threatened breach of any provision of this Agreement would be inadequate and, in recognition of this fact, agree that, in the event of a breach or threatened breach of the provisions of this Agreement, in addition to any remedies at law, the Parties shall, without posting any bond, be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available and the Parties hereby waive any objection to the imposition of such relief.

All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

(g)	Complete Agreement, Interpretation and Modification.

i.	Complete Agreement. This Agreement, the Plans and the other agreements, exhibits and other documents referenced herein and therein constitute the complete agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, oral or written, between or among the Parties with respect thereto; provided, however, that any confidentiality agreement executed by any Plan Support Party shall survive this Agreement and shall continue to be in full force and effect, in accordance with the terms thereof, irrespective of the terms hereof;

15

ii.	Interpretation. This Agreement is the product of good faith negotiation by and among the Parties. Any Party enforcing or interpreting this Agreement shall interpret it in a neutral manner. There shall be no presumption concerning whether to interpret this Agreement for or against any Party by reason of that Party having drafted this Agreement, or any portion thereof, or caused it or any portion thereof to be drafted.

iii.	Modification of this Agreement. This Agreement may only be modified, altered, amended or supplemented by an agreement in writing signed by the Company and the Undersigned Holder.

(h)	Relationship Among Parties.

Notwithstanding anything herein to the contrary, the duties and obligations of the Plan Support Parties under this Agreement shall be several, not joint. Furthermore, it is understood and agreed that no Plan Support Party has any duty of trust or confidence in any form with any other Plan Support Party, and there are no commitments among or between them. No prior history, pattern or practice of sharing confidences among or between Plan Support Parties shall in any way affect or negate this understanding and agreement.

(i)	Execution of this Agreement.

This Agreement may be executed and delivered (by facsimile or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

(j)	Settlement Discussions.

Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement. Notwithstanding the foregoing, this Agreement may be filed with the Courts.

(k)	Continued Banking Practices.

Notwithstanding anything herein to the contrary, the Plan Support Parties and their affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing (including exit financing), equity capital or other services (including financial advisory services) to the Company or any affiliate of the Company or any other person, including, but not limited to, any person proposing or entering into a transaction related to or involving the Company or any affiliate thereof.

16

(l)	Consideration.

The Company and the Undersigned Holder hereby acknowledge that no consideration, other than that specifically described herein and in the Plans, shall be due or paid to the Undersigned Holder for its agreement to vote to accept the Plans (or any other plan or reorganization or plan of arrangement) in accordance with the terms and conditions of this Agreement, other than the Company’s representations, warranties and agreement to use its commercially reasonable best efforts to seek to effectuate and consummate the Plans.

(m)	Confidentiality

The Company agrees to keep confidential the amount of Note Claims held (beneficially or otherwise) by each Plan Support Party, except to the extent required by applicable law or unless otherwise agreed to in writing with a Plan Support Party (and then, only with respect to such agreeing Plan Support Party’s holdings). Notwithstanding the foregoing, the Company shall not be required to keep confidential the aggregate holdings of the Plan Support Parties.

(n)	Notices.

All notices hereunder shall be deemed given if in writing and delivered, if sent by facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

i.	If to the Company, to:

AbitibiBowater Inc.
1155 Metcalfe Street, Suite 800
Montreal (Quebec), Canada H3B 5H2
Attention: Chief Legal Officer
Facsimile: (514) 394-3644

with copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Kelley A. Cornish
Alice Belisle Eaton
Facsimile: (212) 757-3990

– and –

Stikeman Elliott LLP
1155, boul. René-Lévesque Ouest, 40e étage

17

Montréal, QC H3B 3V2
Attention: Marc Barbeau
Sean Dunphy
Facsimile: (514) 397-3222

ii.	If to the Undersigned Holder or a transferee thereof, to the addresses or facsimile numbers set forth below following the Undersigned Holder’s signature (or as directed by any transferee thereof), as the case may be, with copies (which shall not constitute notice) to:

Fairfax Financial Holdings Ltd.
95 Wellington Street West, Suite 800
Toronto, ON, M5J 2N7, Canada
Attn: Paul Rivett
Telephone: (416) 367-4942
Facsimile: (416) 367-2201

Avenue Investments, L.P.
535 Madison Avenue, 15th Floor
New York, NY 10022
Attn: Matthew Kimble and Stephen Burnarzian
Telephone: (212) 878-3500
Facsimile: (212) 878-3545

Steelhead Partners
1301 First Avenue, Suite 201
Seattle, WA 98101
Attn: J.D. Kritser and Carol Lokey
Telephone: (206) 689-2436
Facsimile: (206) 689-2451

Paulson & Co., Inc.
1251 Avenue of the Americas, 50th Floor
New York, NY 10020
Attn: Ty Wallach
Daniel B. Kamensky
Telephone: (212) 813-6811
Facsimile: (212) 977-9505

Whitebox Advisors
3033 Excelsior Boulevard, Suite 300
Minneapolis, MN 55416
Attn: Pete Wiley
Telephone: (612) 253-6021
Facsimile: (612) 253-6151

18

Barclays Capital
Distressed & Special Situations
745 Seventh Avenue
New York, NY 10019
Attn: Andrew L. Chan
Timothy Bass
Telephone: (212) 412-6704
Facsimile: [ ]

JP Morgan Securities, Inc.
Credit Trading
383 Madison Ave, 37th floor
New York, NY 10179
Attn: Jeffrey L. Panzo
Telephone: (212) 834-5857
Facsimile: (212) 270-4074

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attn: Douglas Bartner
Edmund M. Emrich
Telephone: (212) 848-4000
Facsimile: (212) 848-7179

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attn: John Bessonette
Douglas H. Mannal
Telephone: (212) 715-9100
Facsimile: (212) 878-3545

Kleinberg, Kaplan, Wolff & Cohen, P.C.
551 Fifth Avenue, 18th Floor
New York, New York 10176
Attn: Philip S. Gross and Christopher P. Davis
Telephone: (212) 986-6000
Facsimile: (212) 986-8866

iii.	Any notice given by delivery, mail or courier shall be effective when received. Any notice given by facsimile shall be effective upon oral or machine confirmation of transmission.

19

IN WITNESS WHEREOF, the Parties have entered into this Agreement on the day and year first above written.

ABITIBIBOWATER INC.

By:

Title:

[Signature Page to Plan Support Agreement]

[INSERT ENTITY NAME HERE]

By:
Name:
Title:

Claims in the Affected Unsecured Creditor Classes of the CCAA Plan:

Claims in Class 6 of the U.S. Plan:

Other Claims:

Notwithstanding anything to the contrary in this Plan Support Agreement, this Agreement applies only to the Credit Trading group of [_signing entity_] (the “Credit Trading Group”) and their ABH Claims in the aggregate principal amount(s) set forth below the signature of [_signing entity_], on behalf of, and with respect to, the Credit Trading Group. Accordingly, the terms “Undersigned Holder” and “Party” for all purposes of this Agreement mean and refer to only the Credit Trading Group and such business units’ holdings of the ABH Claims in the principal amount (s) set forth below the signature of [_signing entity_]. For the avoidance of doubt, this Agreement does not apply to (i) ABH Claims, securities, loans, other obligations or any other interests in the Company that may be held, acquired or sold by, or any activities, services or businesses conducted or provided by, any other group or business unit within, or affiliate of, [_signing entity_], (ii) any credit facilities to which [_signing entity_] or any of its affiliates (“[_ affiliates defined term_]”) is a party in effect as of the date hereof, (iii) any new credit facility, amendment to an existing credit facility, or debt or equity securities offering involving [_affiliates defined term_], (iv) any direct or indirect principal activities undertaken by any [_affiliate defined term_] entity engaged in the venture capital, private equity or mezzanine businesses, or portfolio companies in which they have investments, (v) any ordinary course sales and trading activity, provided that ABH Claims owned as of the date of execution of this Plan Support Agreement shall be subject to the terms of the Plan Support Agreement, (vi) any [_affiliates defined term_] entity or business engaged in providing private banking or investment management services or (vii) any ABH Claims or related claims that may be beneficially owned by non-affiliated clients of [_signing entity_] or any of its affiliates.

[Signature Page to Plan Support Agreement]

EXHIBIT 1

U.S. PLAN

See Exhibit A to the Commitment Agreement.

EXHIBIT 2

CCAA Plan

See Exhibit B to the Commitment Agreement.

EXHIBIT 3

FORM OF JOINDER

This Joinder to the PLAN SUPPORT AGREEMENT (“Agreement”), dated as of July [    ], 2010 between AbitibiBowater Inc. (“AbitibiBowater” or the “Company”) and the Undersigned Holder4 (collectively, the “Plan Support Parties”), is executed and delivered by                              (the “Joining Party”) as of                     , 2010.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, attached to this Joinder as Annex 1 (as the same may be hereafter amended, restated or otherwise modified from time to time). The Joining Party shall hereafter be deemed to be a “Plan Support Party” and a “Party” for all purposes under the Agreement.

2. Representations and Warranties. With respect to the Note Claims set forth below and all related rights and causes of action arising out of or in connection with or otherwise relating to such Note Claims, the Joining Party hereby makes the representations and warranties of the Plan Support Parties set forth in the Agreement to each other Party to the Agreement.

3. Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York.

[4]	Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

EXHIBIT 4

Ownership and Recovery Analysis

In re AbitibiBowater, Inc.	Exhibit 4 to Plan Support Agreement

Ownership Analysis - Summary (prepared as of May 24, 2010)

Note: The Plans provide for a fixed percentage of equity in Reorganized ABH to be allocated to each Chapter 11 Debtor and CCAA Debtor (collectively, the “Debtors”), for distribution to the unsecured creditors of each Debtor pursuant to the claims treatment provisions of the Plans. Based on the current claims estimates for each Debtor reflected in the claims distribution model prepared by Blackstone, this chart illustrates the fixed percentages of equity in Reorganized ABH anticipated to be distributed to each Debtor and the allocation of equity to unsecured creditors of that Debtor. The current claims estimates incorporated in this analysis are based on claims as of April 6, 2010. The current claims estimates (which include a 10% cushion on claims other than bond and note claims) exclude (i) modifications to the estimate of employee claims based upon claims asserted in connection with the April 7, 2010 Claims Bar Date and (ii) any rejection damage claims that may be asserted for contract rejection claims arising after April 6, 2010. Further, the schedule does not reflect more recent claims information filed by the Monitor after April 6, 2010. The Debtors reserve all rights with respect to the allowed amounts of all claims and actual claim amounts will vary from the estimates used to prepare this chart. Any changes to claims estimates will impact the allocation of equity to unsecured creditors at each Debtor and the equity percentages described in this chart will be modified as claims against each Debtor are determined and allowed or proven. The percentage of New ABH Common Stock is subject to Dilution as described in the Plans.

	Total		ABH		BI		BNS		BCFPI		ACI		D-Corp
	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock

Unsecured
7.95% Notes	$620	12.61%	$—	—	$620	12.61%	$—	—	$—	—	$—	—	$—	—
8.85% Debentures	458	3.86%	—	—	—	—	—	—	—	—	458	3.86%	—	—
8.375% Notes	471	3.96%	—	—	—	—	—	—	—	—	471	3.96%	—	—
6.5% Notes	409	8.15%	—	—	409	8.15%	—	—	—	—	—	—	—	—
8.55% Notes	402	3.39%	—	—	—	—	—	—	—	—	402	3.39%	—	—
8% Convertible Notes	384	7.78%	384	0.12%	384	7.66%	—	—	—	—	—	—	—	—
6% Notes	357	3.01%	—	—	—	—	—	—	—	—	357	3.01%	—	—
15.5% Exchange Notes	305	12.55%	—	—	—	—	—	—	—	—	305	4.57%	305	7.97%
8.5% Debentures	254	2.14%	—	—	—	—	—	—	—	—	254	2.14%	—	—
9% Debentures	253	5.04%	—	—	253	5.04%	—	—	—	—	—	—	—	—
7.5% Debentures	260	2.19%	—	—	—	—	—	—	—	—	260	2.19%	—	—
9.375% Debentures	206	4.11%	—	—	206	4.11%	—	—	—	—	—	—	—	—
7.75% Notes	205	1.73%	—	—	—	—	—	—	—	—	205	1.73%	—	—
0% Debentures	11	0.08%	—	—	—	—	—	—	—	—	11	0.08%	—	—
7.875% Notes	8	0.33%	—	—	—	—	—	—	—	—	8	0.33%	—	—
UDAG Loan	5	0.03%	—	—	—	—	5	0.03%	—	—	—	—	—	—
Other Unsecured Notes - BI(1)	503	10.03%	—	—	503	10.03%	—	—	—	—	—	—	—	—
Other Unsecured Notes -BCFPI(2)	209	3.15%	—	—	—	—	—	—	209	3.15%	—	—	—	—
Other Unsecured Notes -ACI(3)	326	2.75%	—	—	—	—	—	—	—	—	326	2.75%	—	—

Accounts Payable	251	1.65%	15	0.00%	20	0.33%	6	0.07%	40	0.60%	164	0.61%	6	0.03%
Rejection Claims	646	4.35%	36	0.01%	10	0.21%	2	0.03%	113	1.68%	373	1.34%	112	1.08%
Employee Claims	297	3.08%	21	0.01%	68	1.35%	0	0.00%	91	1.36%	108	0.27%	10	0.09%
Other Unsecured Claims	328	4.03%	11	0.00%	162	3.05%	13	0.19%	21	0.31%	93	0.26%	28	0.21%

Total			$466	0.15%	$2,635	52.54%	$26	0.33%	$474	7.10%	$3,795	30.49%	$461	9.41%

(1)	Includes the following unsecured notes: 7.75% Recycling Facilities Revenue Bond, 9.5% Debentures, 7.4% Recycling Facilities Bond, 7.4% Pollution Control Bond, and 7.625% Recycling Facilities Bond and the Floating Rate Senior Notes.
(2)	Includes the following unsecured notes: 10.85% Debentures, 10.6% Unsecured Notes, 10.5% Unsecured Notes, 10.26% Unsecured Notes, and 10.625% Unsecured Notes.
(3)	Includes the following unsecured notes: 7.4% Debentures, Unsecured Floating Rate Notes and EDC Letter of Credit Facility.

The Blackstone Group	1 of 3

In re AbitibiBowater, Inc.	Exhibit 4 to Plan Support Agreement

Ownership Analysis - B-Side (prepared as of May 24, 2010)

Note: The Plans provide for a fixed percentage of equity in Reorganized ABH to be allocated to each Chapter 11 Debtor and CCAA Debtor (collectively, the “Debtors”), for distribution to the unsecured creditors of each Debtor pursuant to the claims treatment provisions of the Plans. Based on the current claims estimates for each Debtor reflected in the claims distribution model prepared by Blackstone, this chart illustrates the fixed percentages of equity in Reorganized ABH anticipated to be distributed to each Debtor and the allocation of equity to unsecured creditors of that Debtor. The current claims estimates incorporated in this analysis are based on claims as of April 6, 2010. The current claims estimates (which include a 10% cushion on claims other than bond and note claims) exclude (i) modifications to the estimate of employee claims based upon claims asserted in connection with the April 7, 2010 Claims Bar Date and (ii) any rejection damage claims that may be asserted for contract rejection claims arising after April 6, 2010. Further, the schedule does not reflect more recent claims information filed by the Monitor after April 6, 2010. The Debtors reserve all rights with respect to the allowed amounts of all claims and actual claim amounts will vary from the estimates used to prepare this chart. Any changes to claims estimates will impact the allocation of equity to unsecured creditors at each Debtor and the equity percentages described in this chart will be modified as claims against each Debtor are determined and allowed or proven. The percentage of New ABH Common Stock is subject to Dilution as described in the Plans.

	ABH		BI
	ABH		BI		Bowater America		BCFC		Remaining BI
	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock

Unsecured
7.95% Notes	$—	—	$620	12.37%	$—	—	$620	0.24%	$—	—
8.85% Debentures	—	—	—	—	—	—	—	—	—	—
8.375% Notes	—	—	—	—	—	—	—	—	—	—
6.5% Notes	—	—	409	8.15%	—	—	—	—	—	—
8.55% Notes	—	—	—	—	—	—	—	—	—	—
8% Convertible Notes	384	0.12%	384	7.66%	—	—	—	—	—	—
6% Notes	—	—	—	—	—	—	—	—	—	—
15.5% Exchange Notes	—	—	—	—	—	—	—	—	—	—
8.5% Debentures	—	—	—	—	—	—	—	—	—	—
9% Debentures	—	—	253	5.04%	—	—	—	—	—	—
7.5% Debentures	—	—	—	—	—	—	—	—	—	—
9.375% Debentures	—	—	206	4.11%	—	—	—	—	—	—
7.75% Notes	—	—	—	—	—	—	—	—	—	—
0% Debentures	—	—	—	—	—	—	—	—	—	—
7.875% Notes	—	—	—	—	—	—	—	—	—	—
UDAG Loan	—	—	—	—	—	—	—	—	—	—
Other Unsecured Notes - BI(1)	—	—	503	10.03%	—	—	—	—	—	—
Other Unsecured Notes - BCF(2)	—	—	—	—	—	—	—	—	—	—
Other Unsecured Notes - ACI(3)	—	—	—	—	—	—	—	—	—	—

Accounts Payable	15	0.00%	16	0.31%	4	0.01%	0	—	—	—
Rejection Claims	36	0.01%	10	0.20%	0	0.01%	—	—	—	—
Employee Claims	21	0.01%	68	1.35%	1	—	0	—	—	—
Other Unsecured Claims	11	0.00%	138	2.75%	17	0.31%	—	—	7	0.02%

Total	$466	0.15%	$2,605	51.97%	$22	0.32%	$620	0.24%	$7	0.02%

	BNS						BCFPI
	Bowater Alabama		Bowater Newsprint South Ops		Remaining BNS		BCFPI		Bowater Maritimes		Remaining BCFPI
	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock

Unsecured
7.95% Notes	$—	—	$—	—	$—	—	$—	—	$—	—	$—	—
8.85% Debentures	—	—	—	—	—	—	—	—	—	—	—	—
8.375% Notes	—	—	—	—	—	—	—	—	—	—	—	—
6.5% Notes	—	—	—	—	—	—	—	—	—	—	—	—
8.55% Notes	—	—	—	—	—	—	—	—	—	—	—	—
8% Convertible Notes	—	—	—	—	—	—	—	—	—	—	—	—
6% Notes	—	—	—	—	—	—	—	—	—	—	—	—
15.5% Exchange Notes	—	—	—	—	—	—	—	—	—	—	—	—
8.5% Debentures	—	—	—	—	—	—	—	—	—	—	—	—
9% Debentures	—	—	—	—	—	—	—	—	—	—	—	—
7.5% Debentures	—	—	—	—	—	—	—	—	—	—	—	—
9.375% Debentures	—	—	—	—	—	—	—	—	—	—	—	—
7.75% Notes	—	—	—	—	—	—	—	—	—	—	—	—
0% Debentures	—	—	—	—	—	—	—	—	—	—	—	—
7.875% Notes	—	—	—	—	—	—	—	—	—	—	—	—
UDAG Loan	—	—	5	0.03%	—	—	—	—	—	—	—	—
Other Unsecured Notes - BI(1)	—	—	—	—	—	—	—	—	—	—	—	—
Other Unsecured Notes - BCF(2)	—	—	—	—	—	—	209	3.15%	—	—	—	—
Other Unsecured Notes - ACI(3)	—	—	—	—	—	—	—	—	—	—	—	—

Accounts Payable	4	0.06%	1	0.01%	0	0.00%	39	0.59%	1	0.00%	—	—
Rejection Claims	2	0.03%	—	—	—	—	109	1.64%	4	0.03%	—	—
Employee Claims	0	0.00%	—	—	—	—	90	1.35%	1	0.01%	—	—
Other Unsecured Claims	11	0.18%	2	0.01%	—	—	21	0.31%	0	0.00%	0	0.00%

Total	$17	0.27%	$8	0.06%	$0	0.00%	$468	7.05%	$5	0.05%	$0	0.00%

(1)	Includes the following unsecured notes: 7.75% Recycling Facilities Revenue Bond, 9.5% Debentures, 7.4% Recycling Facilities Bond, 7.4% Pollution Control Bond, and 7.625% Recycling Facilities Bond and the Floating Rate Senior Notes.
(2)	Includes the following unsecured notes: 10.85% Debentures, 10.6% Unsecured Notes, 10.5% Unsecured Notes, 10.26% Unsecured Notes, and 10.625% Unsecured Notes.
(3)	Includes the following unsecured notes: 7.4% Debentures, Unsecured Floating Rate Notes and EDC Letter of Credit Facility.

The Blackstone Group	2 of 3

In re AbitibiBowater, Inc.	Exhibit 4 - Plan Support Agreement

Ownership Analysis - A-Side (prepared as of May 24, 2010)

Note: The Plans provide for a fixed percentage of equity in Reorganized ABH to be allocated to each Chapter 11 Debtor and CCAA Debtor (collectively, the “Debtors”), for distribution to the unsecured creditors of each Debtor pursuant to the claims treatment provisions of the Plans. Based on the current claims estimates for each Debtor reflected in the claims distribution model prepared by Blackstone, this chart illustrates the fixed percentages of equity in Reorganized ABH anticipated to be distributed to each Debtor and the allocation of equity to unsecured creditors of that Debtor. The current claims estimates incorporated in this analysis are based on claims as of April 6, 2010. The current claims estimates (which include a 10% cushion on claims other than bond and note claims) exclude (i) modifications to the estimate of employee claims based upon claims asserted in connection with the April 7, 2010 Claims Bar Date and (ii) any rejection damage claims that may be asserted for contract rejection claims arising after April 6, 2010. Further, the schedule does not reflect more recent claims information filed by the Monitor after April 6, 2010. The Debtors reserve all rights with respect to the allowed amounts of all claims and actual claim amounts will vary from the estimates used to prepare this chart. Any changes to claims estimates will impact the allocation of equity to unsecured creditors at each Debtor and the equity percentages described in this chart will be modified as claims against each Debtor are determined and allowed or proven. The percentage of New ABH Common Stock is subject to Dilution as described in the Plans.

	ACI								D-Corp
	ACI		ACCC		ACFLP		Remaining ACI		D-Corp		ACSC		ACC		Remaining D-Corp
	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock

Unsecured
7.95% Notes	$—	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	—
8.85% Debentures	458	0.64%	458	3.22%	—	—	—	—	—	—	—	—	—	—	—	—
8.375% Notes	471	0.66%	471	3.31%	—	—	—	—	—	—	—	—	—	—	—	—
6.5% Notes	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
8.55% Notes	402	0.56%	402	2.83%	—	—	—	—	—	—	—	—	—	—	—	—
8% Convertible Notes	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
6% Notes	357	0.50%	357	2.51%	—	—	—	—	—	—	—	—	—	—	—	—
15.5% Exchange Notes	305	0.42%	305	2.14%	—	—	305	2.01%	305	3.48%	305	2.93%	305	1.50%	305	0.07%
8.5% Debentures	254	0.35%	254	1.79%	—	—	—	—	—	—	—	—	—	—	—	—
9% Debentures	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
7.5% Debentures	260	0.36%	260	1.83%	—	—	—	—	—	—	—	—	—	—	—	—
9.375% Debentures	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
7.75% Notes	205	0.29%	205	1.44%	—	—	—	—	—	—	—	—	—	—	—	—
0% Debentures	—	—	11	0.08%	—	—	—	—	—	—	—	—	—	—	—	—
7.875% Notes	8	—	8	0.06%	8	0.27%	—	—	—	—	—	—	—	—	—	—
UDAG Loan	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Other Unsecured Notes - BI(1)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Other Unsecured Notes - BCFPI(2)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Other Unsecured Notes - ACI(3)	326	0.45%	326	2.29%	—	—	—	—	—	—	—	—	—	—	—	—

Accounts Payable	54	0.08%	60	0.42%	0	0.00%	51	0.12%	0	0.00%	2	0.02%	3	0.01%	2	0.00%
Rejection Claims	226	0.32%	146	1.03%	—	—	0	0.00%	1	0.01%	111	1.07%	0	0.00%	—	—
Employee Claims	85	0.12%	22	0.15%	—	—	1	0.00%	—	—	10	0.09%	0	0.00%	0	0.00%
Other Unsecured Claims	70	0.10%	23	0.16%	—	—	1	0.00%	0	0.00%	19	0.19%	5	0.02%	3	0.00%

Total	$3,482	4.84%	$3,307	23.25%	$8	0.27%	$357	2.13%	$305	3.50%	$447	4.31%	$312	1.55%	$310	0.08%

(1)	Includes the following unsecured notes: 7.75% Recycling Facilities Revenue Bond, 9.5% Debentures, 7.4% Recycling Facilities Bond, 7.4% Pollution Control Bond, and 7.625% Recycling Facilities Bond and the Floating Rate Senior Notes.
(2)	Includes the following unsecured notes: 10.85% Debentures, 10.6% Unsecured Notes, 10.5% Unsecured Notes, 10.26% Unsecured Notes, and 10.625% Unsecured Notes.
(3)	Includes the following unsecured notes: 7.4% Debentures, Unsecured Floating Rate Notes and EDC Letter of Credit Facility.

The Blackstone Group	3 of 3

Exhibit E

Maximum Oversubscription Amount

U.S. Debtor	Maximum Oversubscription Amount
AbitibiBowater Inc.	$135,666
AbitibiBowater US Holding 1 Corp.	$0
AbitibiBowater US Holding LLC	$0
AbitibiBowater Canada Inc.	$0
Abitibi-Consolidated Alabama Corporation	$0
Abitibi-Consolidated Corporation	$575,618
Abitibi-Consolidated Finance LP	$1,111
Abitibi Consolidated Sales Corporation	$1,836,580
Alabama River Newsprint Company	$4,183
Augusta Woodlands, LLC	$0
Bowater Alabama LLC	$0
Bowater America Inc.	$0
Bowater Canada Finance Corporation	$235
Bowater Canadian Forest Products Inc.	$19,315,812
Bowater Canadian Holdings Incorporated	$0
Bowater Canadian Limited	$0
Bowater Finance Company Inc.	$0
Bowater Finance II LLC	$0
Bowater Incorporated	$67,189,580
Bowater LaHave Corporation	$0
Bowater Maritimes Inc.	$0
Bowater Newsprint South LLC	$0
Bowater Newsprint South Operations LLC	$125,585
Bowater Nuway Inc.	$0
Bowater Nuway Mid-Sates Inc.	$0
Bowater South American Holdings	$0
Incorporated
Bowater Ventures Inc.	$0
Catawba Property Holdings, LLC	$0
Coosa Pines Golf Club Holdings LLC	$0
Donohue Corp.	$53,176
Lake Superior Forest Products Inc.	$0
Tenex Data Inc.	$0
ABH LLC 1	$0
ABH Holding Company LLC	$0
Aggregate Oversubscription Amount	$99,246,186